Exhibit 2
Execution version
ASSET PURCHASE AGREEMENT
BY
AND
AMONG
TEPPCO MARINE SERVICES, LLC
TEPPCO PARTNERS, L.P.
CENAC TOWING CO., INC.
CENAC OFFSHORE, L.L.C.
AND
MR. ARLEN B. CENAC, JR.
Dated February 1, 2008

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EXHIBITS

Exhibit A	Form of Legal Opinion to Buyer
Exhibit B	Form of U.S. Coast Guard Bills of Sale
Exhibit C	Form of Transitional Operating Agreement
Exhibit D	Form of Legal Opinion to the Seller Parties
Exhibit E	States and Parishes in Restricted Territory
Exhibit F	Example Built-In Gain Indemnity Calculation

SCHEDULES

Schedule 1.1(a)(i)	List of Vessels
Schedule 1.1(a)(ii)	Onshore Vessel Equipment
Schedule 1.1(a)(iii)	Vehicles and Other Equipment
Schedule 1.1(d)(i)	Contracts
Schedule 1.1(d)(ii)	Assumed Equipment Leases
Schedule 1.1(f)	IT Contracts
Schedule 1.1(g)	Permits
Schedule 1.5(a)(v)	Fuel and Lube Oil Capacity
Schedule 1.7	Purchase Price Allocation
Schedule 2.1(a)	Indebtedness
Schedule 3.2(a)	Resolutions—Cenac Towing
Schedule 3.2(b)	Resolutions—Cenac Offshore
Schedule 3.3	Non-Contravention
Schedule 3.6	Litigation
Schedule 3.9	Other Agreements
Schedule 3.10(a)	Intellectual Property Rights
Schedule 3.10(b)	Intellectual Property Rights
Schedule 3.10(c)	Intellectual Property Rights
Schedule 3.12(c)	Secured Liabilities
Schedule 3.13(c)	Trading Restrictions
Schedule 3.13(d)	Vessel Authorizations
Schedule 3.13(e)	Vessels Specifications
Schedule 3.13(f)	Charters in Other Vessels
Schedule 3.17	Environmental
Schedule 3.19	Government Licenses
Schedule 3.20	Responsible Carriers Plan
Schedule 3.21(e)	Taxes
Schedule 3.23	Safety Reports
Schedule 3.25	Accredited Investor
Schedule 10.19	Persons with Knowledge

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ASSET PURCHASE AGREEMENT
          This Asset Purchase Agreement (“Agreement”), dated February 1, 2008, is among TEPPCO Marine Services, LLC, a Delaware limited liability company (“Buyer”), TEPPCO Partners, L.P., a Delaware limited partnership (the “Partnership”), Cenac Towing Co., Inc., a Louisiana corporation (“Cenac Towing”), Cenac Offshore, L.L.C., a Louisiana limited liability company (“Cenac Offshore” and, together with Cenac Towing, the “Sellers”), and Mr. Arlen B. Cenac, Jr., a resident of Houma, Louisiana and the sole owner of all the stock and equity interests of the Sellers (the “Stockholder” and, together with Sellers, the “Seller Parties”).
          WHEREAS, the Sellers (i) own and operate marine vessels engaged in the inland and offshore marine transportation of (A) hydrocarbons and hydrocarbon-based products and (B) waste water, sediment and drilling or disposal fluids resulting from the exploration or production of hydrocarbons and (ii) engage in activities related to the foregoing (collectively, the “Operations”); and
          WHEREAS, Buyer wishes to purchase from each Seller, and each Seller wishes to sell, transfer, convey, assign and deliver to Buyer, substantially all of the business operations and assets of each Seller relating to the Operations, except as otherwise set forth herein;
          NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements stated herein, the parties agree as follows:
ARTICLE I
PURCHASE, SALE AND DELIVERY
          Section 1.1 Purchased Assets. Upon the terms and subject to the conditions of this Agreement, and on the basis of the representations and warranties hereinafter set forth, at the Closing, Sellers shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall acquire and purchase from Sellers, the following, in each case free and clear of any Liens, except for Permitted Liens (the “Company Purchased Assets”):
          (a) the boats, barges and other vessels listed on Schedule 1.1(a)(i), together with (i) all of their appurtenant Vessel Equipment and (ii) the Vessel Equipment not onboard such boats, barges and other vessels listed on Schedule 1.1(a)(ii) (collectively, the “Vessels”); and the vehicles and other equipment listed on Schedule 1.1(a)(iii);
          (b) all stores, fuel oil and lube oil on board any of the Vessels;
          (c) all financial, accounting and operating data and records, including all books, schedules, work papers, records, notes, correspondence, files, vendor lists, customer lists, customer account information, sales and service records, credit data, sales and promotional brochures, advertising materials, cost and pricing information, equipment maintenance data, research and development reports and records, production reports and records, service and warranty records, vessel drawings and diagrams, vessel logs, equipment logs, preventive maintenance manuals, operating guides and manuals, class certifications, loadline certificates, radio licenses, manning certificates, vessel registry documentation, documentation of foreign registry, vessel response plans and vessel security plans, purchasing records and information, business plans, reference catalogues, stationery, purchase orders, sales forms and other data used in or relating to the Operations;
          (d) subject to the provisions of Section 5.14, (i) all written executory contracts and agreements relating to the provision of services or products to non-Affiliates in connection with the Operations, including customer contracts (and customer prepayments thereon), purchase orders, purchase and sale agreements, supply agreements, distribution or distributor agreements, vessel charters, towing agreements and contracts of affreightment, a listing of which is attached as Schedule 1.1(d)(i) (collectively, the “Contracts”) and (ii) all equipment leases, including vessel charters, with non-Affiliates set forth on Schedule 1.1(d)(ii) (the “Assumed Equipment Leases”);
          (e) all intellectual property used in or relating to the Operations, however denominated, throughout the world, whether or not registered, including all patent applications, patents, trademarks, service marks, corporate names, business names, brand names, trade names, all other names and slogans embodying business or product goodwill (but explicitly excluding the names “Cenac Towing,” “Cenac Offshore” and any variants of the “Cenac” name), trade styles or dress, mask works, copyrights, works of authorship, moral rights of authorship, rights in designs, trade secrets, technology, inventions, invention disclosures, discoveries, improvements, know-how, program materials, processes, methods, confidential and proprietary information, technical information, and all rights in internet web sites, internet domain names, telephone, telecopy and e-mail addresses and listings of any Seller, and all other intellectual and industrial property rights, whether or not subject to statutory registration or protection and, with respect to each of the foregoing, all registrations and applications for registration, renewals, extensions, continuations, reissues, divisionals, improvements, modifications, derivative works, goodwill, and common law rights, and causes of action relating to any of the foregoing (collectively, the “Intellectual Property Rights”) and all tangible embodiments of the Intellectual Property Rights, including engineering, production and other designs, plans, blue prints, drawings, specifications, formulas, technology, computer and electronic data processing programs, and computer software owned or licensed by any Seller;
          (f) subject to the provisions of Section 5.14, all license, maintenance, development and support agreements to which any Seller is a party related to such Seller’s computer hardware and software (owned, leased or licensed) used in connection with the Operations, a listing of which (excluding shrink wrap or other similar licenses with respect to off-the-shelf software) is attached as Schedule 1.1(f) (the “IT Contracts”);
          (g) all licenses, permits, consents, franchises, certificates, approvals, authorizations, registrations, qualifications and orders of or with Governmental Bodies relating to the Operations, to the extent that any of the foregoing may be transferred (upon any filing, application or other action by any Seller or other Person), a listing of which is attached as Schedule 1.1(g);
          (h) all goodwill and going-concern value of each Seller related to the Operations;

          (i) all transferable rights of each Seller under express or implied warranties, if any, from the suppliers of such Seller, manufacturers or others relating to the Operations;
          (j) all insurance proceeds and claims to receive insurance proceeds relating to the Operations and, to the extent transferable, the benefit of and the right to enforce the covenants and warranties, if any, that any Seller is entitled to enforce against any insurer under those policies with respect to the Operations;
          (k) all claims of any Seller against third parties relating to the Operations, whether choate or inchoate, known or unknown, contingent or noncontingent; and
          (l) all deposits, claims for refund, rights to offset and other similar assets or rights of Sellers relating to the Operations.
In addition, upon the terms and subject to the conditions of this Agreement, and on the basis of the representations and warranties hereinafter set forth, at the Closing, Stockholder shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall acquire and purchase from Stockholder, free and clear of any Liens, all personal goodwill of Stockholder related to the Operations of Cenac Towing (the “Stockholder Purchased Assets” and, collectively with the Company Purchased Assets, the “Purchased Assets”). Notwithstanding the foregoing, the transfer of the Purchased Assets pursuant to this Agreement shall not include the assumption of any liability of any type whatsoever related to the Purchased Assets, unless Buyer expressly assumes such liability pursuant to Section 2.1.
          Section 1.2 Excluded Assets. Notwithstanding Section 1.1, the Purchased Assets shall not include, and Buyer shall not acquire or purchase, any of the following (collectively, the “Excluded Assets”):
          (a) all of Sellers’ interests in shipyards, buildings, real property leases and other real property, together with any fixtures and leasehold improvements to any such property;
          (b) all office furniture, supplies, computer systems, telephone systems, copy machines, fax machines, machinery, tools, supplies, materials handling and other equipment and fixed assets located at the offices of each Seller in Houma, Louisiana or other real property owned or leased by Sellers, excluding any such equipment or other asset that constitute part of a Vessel;
          (c) all cash, cash equivalents, short-term investments and inventory of Sellers;
          (d) all accounts receivable of Sellers with respect to Excluded Assets and all accounts receivable of Sellers from sales or services rendered by Sellers prior to the Closing with respect to the Purchased Assets;
          (e) all minute books, stock records, corporate seals and Tax Returns of any Seller;
          (f) all agreements, contracts, receivables or other arrangements between or among any Seller and any Affiliate thereof;

          (g) all rights in connection with and assets of the Sellers’ Plans;
          (h) the names “Cenac Towing,” “Cenac Offshore” and any variants of the “Cenac” name;
          (i) subject to Section 1.1(i), all rights of each Seller under express or implied warranties, if any, from the suppliers of such Seller, manufacturers or others relating to the Excluded Assets;
          (j) subject to Section 1.1(j), all insurance proceeds and claims to receive insurance proceeds relating to the Excluded Assets and the benefit of and the right to enforce the covenants and warranties, if any, that any Seller is entitled to enforce against any insurer under those policies with respect to the Excluded Assets;
          (k) subject to Section 1.1(k), all claims of any Seller against third parties relating to the Excluded Assets, whether choate or inchoate, known or unknown, contingent or noncontingent;
          (l) subject to Section 1.1(l), all deposits, claims for refund, rights to offset and other similar assets or rights of Sellers relating to the Excluded Assets;
          (m) all rights of Seller Parties under the Transaction Documents; and
          (n) any other assets not specifically identified as Purchased Assets.
          Section 1.3 Purchase Price. The aggregate purchase price payable to the Seller Parties for the Purchased Assets, adjusted as provided for in Section 1.5 and Section 1.6(c) (the “Purchase Price”), shall consist of:
          (a) $92,260,192.63 in cash to be paid at the Closing by wire transfer to the account or accounts designated in writing by Cenac Offshore;
          (b) (i) $150,085,528.59 in cash to be paid at the Closing by wire transfer to the account or accounts designated in writing by Cenac Towing, and (ii) the issuance and delivery of Limited Partner Units at the Closing to Cenac Towing having an aggregate Market Value of $165,955,939.14, with the value of any fractional Limited Partner Unit in respect thereof to be paid in cash (such Limited Partner Units, the “Towing Limited Partner Units”);
          (c) (i) $14,246,779.37 in cash to be paid at the Closing by wire transfer to the account or accounts designated in writing by Stockholder, and (ii) the issuance and delivery of Limited Partner Units at the Closing to Stockholder having an aggregate Market Value of $15,753,220.63, with the value of any fractional Limited Partner Unit in respect thereof to be paid in cash (such Limited Partner Units, together with the Towing Limited Partner Units, the “Closing Limited Partner Units”); and
          (d) the assumption of the Assumed Liabilities as provided in Section 2.1.

          Section 1.4 Closing. Subject to Section 9.1, the closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Baker Botts L.L.P., One Shell Plaza, 910 Louisiana St., Houston, Texas 77002 at 9:00 a.m., Houston time, on the later of (a) February 1, 2008 and (b) the first day of a calendar month that is at least three business days following the first day on which all of the conditions set forth in Article VIII have been satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other time and place as the parties may agree. The date on which the Closing is held is referred to in this Agreement as the “Closing Date.”
          Section 1.5 Purchase Price Adjustments.
          (a) The Purchase Price shall be adjusted:
     (i) downward by the amount of any loss or damage provided for in Section 5.18;
     (ii) downward by the amount of property Taxes and other Taxes and charges allocated to Sellers in Section 5.13;
     (iii) upward by the amount of documented, ordinary course costs or expenses incurred and paid by Sellers to non-Affiliated parties prior to the Effective Time (and without violation of this Agreement) in respect of ownership or operation of the Purchased Assets after the Effective Time;
     (iv) downward by the amount of documented payments, proceeds or other income received by Sellers prior to the Effective Time in respect of ownership or operation of the Purchased Assets after the Effective Time; and
     (v) upward by the cost of 50% of the aggregate fuel and lube oil capacity of the Vessels on the Closing Date, based on the capacities set forth on Schedule 1.5(a)(v) and a price to be determined by the Seller Parties and Buyer prior to the Closing Date.
          (b) For a period of 180 days following the Closing, Buyer agrees to pay to Sellers any amounts received by Buyer after the Effective Time based upon sales or services rendered by Sellers prior to the Effective Time, and Sellers agree to pay to Buyer any amounts received by them after the Effective Time based upon sales or services rendered by Buyer after the Effective Time.
          (c) Not later than 3 days prior to Closing, Buyer may deliver to Sellers a schedule prepared in good faith by Buyer setting forth the amounts of the purchase price adjustments provided for in paragraph (a) above (the “Preliminary Adjustment Schedule”), and the Purchase Price paid by Buyer at Closing shall be adjusted as provided therein.
          (d) Not later than 100 days after Closing, Buyer shall deliver to Sellers a schedule prepared in good faith by Buyer setting forth the final purchase price adjustment amounts provided for in paragraphs (a) and (b) above (the “Final Adjustment Schedule”). If

Sellers object to the Final Adjustment Schedule and the parties fail to resolve such objection within 30 days of Buyer’s receipt of Sellers’ objection notice, the issues remaining in dispute shall be submitted to a nationally recognized accounting firm selected by the Sellers from a list of three such firms provided by Buyer (the “Accounting Firm”), along with all work papers, schedules and calculations related to the matter in dispute. Within 30 days after such submission, the Accounting Firm shall issue a letter report determining the amount in dispute, which shall be conclusive for purposes of this Section 1.5. Buyer shall pay to Sellers, or Sellers shall pay to Buyer, as the case may be, the adjustment amount shown on the conclusive Final Adjustment Schedule, in either case not later than 3 days after such schedule becomes conclusive. Each party shall bear its own expenses in connection with resolving any such dispute, and Sellers and Buyer will each bear half of the fees and costs of the Accounting Firm.
          (e) The parties agree and acknowledge that the provisions of this Section 1.5 shall not affect in any way the transfer, exclusion, assumption or allocation of any assets, rights, liabilities or obligations otherwise provided for in this Agreement or indemnification related thereto.
          Section 1.6 Closing Limited Partner Units.
          (a) As more fully described in Sections 3.25 and 5.16, neither the Partnership nor Buyer shall be obligated to take any steps to register or otherwise qualify the Closing Limited Partner Units under any federal or state securities laws and consequently there are transfer restrictions on such Closing Limited Partner Units.
          (b) In the event that the Limited Partner Units are changed or converted into another security in connection with any merger, reclassification or similar transaction, which other security is publicly traded, at any time prior to the Closing, then Buyer shall substitute said security for Limited Partner Units. In any event, in the event of any transaction in which the Limited Partner Units are converted into the right to receive cash, securities or other property, Buyer may, at its option, tender cash in lieu of the Closing Limited Partner Units required hereunder. The aggregate amount of cash so payable in lieu of the Closing Limited Partner Units shall be $181,709,159.77.
          (c) During the 30-day period immediately following the First Permitted Transfer Date (the “Window Period”), prior to selling or otherwise disposing of any Closing Limited Partner Units, the Seller Parties (or Permitted Transferees) shall provide the Partnership advance written notice of any such proposed disposition setting forth the number of Closing Limited Partner Units proposed to be disposed of (the “Subject Units”). The Partnership shall have the right (but not the obligation), exercisable for five days after receipt of the notice (“Option Period”), to acquire the Subject Units from the Seller Parties (or Permitted Transferees) at the greater of (i) the Market Value thereof and (ii) the average closing price of the Limited Partner Units on the New York Stock Exchange for the five-day trading period ending on the date the Partnership received the notice (the “Average Trading Price”). If the Partnership does not exercise such right and the Seller Parties (or Permitted Transferees) sell the Subject Units during the Window Period (the “Sold Units”) in a Brokers’ Transaction at an aggregate execution price (without giving effect to brokerage commissions or other fees) (the “Sale Price”) that is less than the Market Value of the Sold Units, then the Partnership shall pay to the Seller

Parties (or Permitted Transferees), within ten (10) days following the expiration of the Window Period, an amount in cash equal to the Market Value of the Sold Units minus the Sale Price of the Sold Units. If the Seller Parties (or Permitted Transferees) provide proper notice of a proposed sale of Closing Limited Partner Units to occur during the Window Period and such proposed sale is not capable of being effected in accordance with the provisions of Rule 144 as a result of the Partnership’s failure to file timely Exchange Act reports, the Partnership shall be obligated to purchase the Subject Units for the greater of the Market Value thereof and the Average Trading Price.
          (d) From the date hereof until the tenth anniversary of the Closing, other than during the Window Period, which shall be governed by paragraph (c) above, prior to selling or otherwise disposing of any Closing Limited Partner Units, the Seller Parties (or Permitted Transferees) shall provide the Partnership advance written notice of any such proposed disposition setting forth the Subject Units and the price offered therefor (the “Offer Price”). The Partnership shall have the right (but not the obligation), exercisable until the close of business on the trading day immediately following receipt of such notice to acquire the Subject Units from the Seller Parties (or Permitted Transferees) at the lower of the Offer Price and the closing price of the Limited Partner Units on the New York Stock Exchange on such trading day.
          (e) The Seller Parties (or Permitted Transferees) shall be required to provide the Partnership with a new notice and repeat the procedures required by paragraphs (c) or (d) above, as the case may be, with respect to any Subject Units (for which the Partnership did not exercise its right to purchase) not sold within 60 days after delivery of the notice relating thereto. Settlement of any purchases by the Partnership of Closing Limited Partner Units pursuant to paragraph (c) or (d) above shall occur on a T+5 basis or other basis mutually agreed by the Partnership and the Seller Party (or Permitted Transferee) selling such units.
          Section 1.7 Purchase Price Allocation. The Purchase Price, and the cash, Closing Limited Partner Units and assumption of Assumed Liabilities that comprise the Purchase Price, shall be allocated among Cenac Towing, Cenac Offshore and the Stockholder as set forth in Schedule 1.7.
ARTICLE II
LIABILITIES AND OBLIGATIONS
          Section 2.1 Obligations Assumed. As part of the consideration for the Purchased Assets, and subject to Section 2.2, Buyer shall assume only the following (collectively, the “Assumed Liabilities”):
          (a) the indebtedness of the Sellers set forth on Schedule 2.1(a);
          (b) each Seller’s obligations that accrue after the Closing under Contracts and Assumed Equipment Leases listed on Schedules 1.1(d)(i) and 1.1(d)(ii) and the IT Contracts listed on Schedule 1.1(f), in each case if and only if they are assigned or transferred to Buyer; and
          (c) all prorated amounts described in Section 5.13 from and after the Closing.

          Section 2.2 Liabilities and Obligations Not Assumed. Other than as specifically set forth in Section 2.1 above, Buyer shall not assume or be obligated by this Agreement to pay, perform, discharge or otherwise be responsible for, any debts, liabilities or obligations whatsoever of any Seller Party or the Operations, whether accrued, absolute, contingent or otherwise, oral or written, disclosed or undisclosed, and all those debts, liabilities and obligations will remain the responsibilities and obligations of the Seller Parties (the “Excluded Liabilities”). Buyer expressly disclaims the assumption of any other debt, liability or obligation of any type whatsoever of any Seller Party or in connection with any Seller Party’s assets or business operations, including the following:
          (a) any insurance liabilities or obligations with respect to claims, premiums and outstanding or additional supplemental or release calls related to the Operations prior to the Closing;
          (b) any Tax liabilities accruing prior to the Closing in connection with any Purchased Asset or otherwise;
          (c) any accounts payable or other current liabilities;
          (d) any liabilities arising from or under any Environmental Laws or any Remedial Actions related to any acts or omissions of any Seller or any condition or circumstance existing prior to the Closing, even if such liability does not accrue until after the Closing, including liabilities for exposure to Hazardous Materials and fines, penalties or assessments, whether civil or criminal in nature;
          (e) any employment, employee benefit or personnel-related liabilities whatsoever of any Seller or ERISA Affiliate, including any liability with regard to the Sellers’ Plans;
          (f) any liability or obligation (whether absolute, accrued, contingent or otherwise) of any Seller arising out of any claim, litigation or proceeding to the extent based on or caused by any act or omission occurring, or condition or circumstances existing, prior to the Closing;
          (g) any liability or obligation (whether absolute, accrued, contingent or otherwise) of any Seller arising out of any service provided by such Seller;
          (h) any liabilities or obligations of any Seller Party arising from or incurred in connection with the negotiation, preparation or execution of the Transaction Documents or the transactions contemplated thereby, including fees and expenses of the Sellers’ counsel;
          (i) any liabilities or obligations of any Seller Party based on acts or omissions occurring after the Closing;
          (j) any liabilities or obligations, whether accruing before or after Closing, under Contracts and Assumed Equipment Leases listed on Schedules 1.1(d)(i) and 1.1(d)(ii) and the IT Contracts listed on Schedule 1.1(f) that are not assigned to and assumed by Buyer; and

          (k) any liabilities or obligations associated with the Excluded Assets.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES
          The Seller Parties, jointly and severally, represent and warrant to Buyer that the following representations and warranties in this Article III are, as of the date of this Agreement, and will be, as of the Closing Date, true and correct:
          Section 3.1 Status and Good Standing; Ownership; Citizenship.
          (a) Cenac Towing is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority under its certificate or articles of incorporation and bylaws to own and lease its properties and to conduct its business as now conducted. Cenac Towing has satisfied all legal requirements to do business as a foreign corporation in all jurisdictions in which the nature of its properties (whether owned or leased), assets or businesses so requires.
          (b) Cenac Offshore is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, with full limited liability company power and authority under its organizational documents to own and lease its properties and to conduct its business as now conducted. Cenac Offshore has satisfied all legal requirements to do business as a foreign limited liability company in all jurisdictions in which the nature of its properties (whether owned or leased), assets or businesses so requires.
          (c) The Purchased Assets do not include any capital stock, limited liability company or other equity interests in any Person. The Stockholder owns, beneficially and of record, all of the issued and outstanding capital stock or membership or other equity interests, as the case may be, of each of the Sellers.
          (d) Each of the Sellers is a citizen of the United States within the meaning of Section 50501 of Title 46 of the United States Code for the purpose of operating the Vessels in the coastwise trade of the United States.
          Section 3.2 Authorization.
          (a) Cenac Towing has full corporate power and authority under its certificate or articles of incorporation and bylaws, and its board of directors and the Stockholder, in his capacity as sole stockholder, have taken all necessary action to authorize it to execute and deliver the Transaction Documents to which it is a party, to consummate the transactions contemplated therein and to take all actions required to be taken by it pursuant to the provisions thereof. A certified copy of resolutions duly adopted by the board of directors and the Stockholder, in his capacity as sole stockholder, of Cenac Towing and authorizing and approving the execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated therein, is attached as Schedule 3.2(a).
          (b) Cenac Offshore has full limited liability company power and authority under its organizational documents, and its managers and the Stockholder, in his capacity as sole member, have taken all necessary action to authorize it to execute and deliver the Transaction Documents to which it is a party, to consummate the transactions contemplated therein and to take all actions required to be taken by it pursuant to the provisions thereof. A certified copy of resolutions duly adopted by the managers and the Stockholder, in his capacity as sole member, of Cenac Offshore authorizing and approving the execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated therein, is attached as Schedule 3.2(b).
          (c) Each of the Transaction Documents constitutes or, when executed and delivered will constitute, the valid and binding obligation of each Seller Party that is a party thereto, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and to the principles of equity (whether enforcement is sought in a proceeding in equity or at law).
          Section 3.3 Non-Contravention. Except as set forth on Schedule 3.3, neither the execution and delivery of any of the Transaction Documents nor the consummation of the transactions contemplated therein, does or shall (with or without notice or lapse of time):
          (a) violate, conflict with, result in a breach of or require notice or consent or decrease the rights of any Seller Party or increase the rights of any third party under (i) any Law, (ii) the certificate or articles of incorporation or organization, bylaws, limited liability company agreement or other constituent documents or board, manager, stockholder or member resolutions of any Seller Party, (iii) any provision of any agreement or instrument to which any Seller Party is a party or (iv) any legal duty owed by any officer, director, manager, shareholder, member or agent of any Seller Party;
          (b) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of such transactions or to exercise any remedy or obtain any relief under, any Law to which any Seller Party, or any of the assets owned or used by any Seller Party, may be subject; provided that the Seller Parties make no representation in this Section 3.3(b) with respect to the Partnership’s compliance or noncompliance under any such Law in issuing the Closing Limited Partner Units.
          (c) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any license, permit, consent, approval, authorization, qualification, certificate, registration or order of any Governmental Body that is held by any Seller Party or that otherwise relates to the business of any Seller Party or to the Purchased Assets;
          (d) except as required by the HSR Act, require notice to or consent of any Governmental Body;
          (e) result in the imposition or creation of any Lien upon or with respect to the Purchased Assets; or
          (f) result in the acceleration or mandatory prepayment of any indebtedness, or any guaranty of any Seller Party or afford any holder of any indebtedness, or any beneficiary of any guaranty the right to require any Seller Party to redeem, purchase or otherwise acquire, reacquire or repay any indebtedness, or to perform any guaranty.
          Section 3.4 Validity. There is no investigation, claim, proceeding or litigation of any type pending or, to the knowledge of the Seller Parties, commenced without notice or threatened to which any Seller is a party that (i) questions or involves the validity or enforceability of any of a Seller Party’s obligations under any of the Transaction Documents or (ii) seeks (or reasonably might be expected to seek) (A) to prevent or delay the consummation by any Seller Party of the transactions contemplated by this Agreement or (B) damages in connection with any such consummation.
          Section 3.5 Broker Involvement. No Seller Party has hired, retained or dealt with any broker or finder in connection with the transactions contemplated by this Agreement.
          Section 3.6 Litigation. There is no investigation, claim, proceeding or litigation of any type pending or, to the knowledge of the Seller Parties, commenced without notice or threatened (a) involving any Purchased Asset or the Operations, except as set forth on Schedule 3.6, or (b) that could reasonably be expected to have an adverse effect on any Seller or Buyer as the owner of the Purchased Assets. There is no judgment, order, writ, injunction or decree of any Governmental Body or arbitral tribunal against or involving any Seller or any Purchased Asset or that could reasonably be expected to have an adverse effect on any Seller or Buyer as the owner of the Purchased Assets.
          Section 3.7 Title. Except for Permitted Liens, the Seller Parties have good and marketable title to the Purchased Assets, free and clear of any and all Liens, restrictions, liabilities and assignments of any kind, and the Seller Parties have the full right to sell and transfer to Buyer good and marketable title to the Purchased Assets, free and clear of any and all Liens, restrictions, liabilities and assignments of any kind. The delivery to Buyer of the instruments of transfer of ownership contemplated by this Agreement shall vest good and marketable title to the Purchased Assets in Buyer, free and clear of any and all Liens, restrictions, liabilities and assignments of any kind, except for Permitted Liens.
          Section 3.8 Continuity Prior to the Closing Date. From June 30, 2007, to and including the Closing Date, no Seller has conducted the Operations other than in the usual and customary manner and in the ordinary course of business, consistent with recent past practice for the Operations, and there has not been:
          (a) any sale, lease, assignment, distribution, transfer, mortgage, pledge or subjection to Lien of any owned or leased assets, except for Permitted Liens, or any commitment or agreement with respect to any of the foregoing, except sales of inventory and obsolete or surplus equipment in the ordinary and usual course of business;
          (b) any damage to or destruction, loss or equipment failure related to any Purchased Asset or any other assets used in the Operations, whether or not covered by insurance;
          (c) any development with respect to any existing contract with a customer of any of the Sellers involving, or which reasonably could be expected to involve, significant cost overruns, a claim under a performance bond or cancellation or threatened cancellation by that customer;
          (d) a material modification to the terms of any agreement of any Seller with its vendors or suppliers or the termination or threatened termination of any material contract or relationship of any Seller with any vendor or supplier;
          (e) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the Purchased Assets, or requiring the consent of any Person to the transfer and assignment of any of the Purchased Assets;
          (f) any merger, consolidation, share exchange or acquisition of substantially all the assets of any Person by or with any Seller, or any commitment or agreement with respect to any of the foregoing;
          (g) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights, securities or other assets outside of the ordinary course of business of the Operations consistent with recent past practice;
          (h) any change in accounting methods or principles or the application thereof or any change in any Seller’s policies or practices with respect to items affecting working capital;
          (i) any delay or reduction in capital expenditures, or any failure to continue to make capital expenditures in the ordinary course of business consistent with recent past practice;
          (j) any acceleration of shipments, sales or orders or other similar action not in the ordinary course of business of the Operations consistent with recent past practice;
          (k) any change in the practices of any of the Sellers with respect to timely payment of accounts payable or other obligations payable to vendors, suppliers or other third parties;
          (l) any waiver of any rights that, singly or in the aggregate, are material to the Operations, the Purchased Assets or the financial condition or results of operation of any Seller, except adjustments to customer bills in the course of good faith disputes in a manner consistent with recent past practice;
          (m) any labor strikes or disruptions, union organizational activities or other similar occurrences;
          (n) any making of Tax elections or any change in Tax elections, practices, methods or principles with respect to the Purchased Assets or the Operations, except (i) as required by applicable Law, (ii) as will not adversely impact Buyer or any of its Affiliates at or after the Closing or (iii) an election under Section 1362 of the Code (and any similar election under state income tax law) with respect to Cenac Towing;

          (o) any contract or agreement to which a Seller is a party or to which any of the Purchased Assets may be subject and to which the other Seller or any of its Affiliates or the Stockholder or any family member of the Stockholder is also a party;
          (p) any agreement, plan or arrangement to construct any boats, barges or other vessels for any non-Affiliated third party that would violate or conflict with any of the terms of any of the Transaction Documents;
          (q) any transaction by any Seller not in the ordinary course of business consistent with recent past practice;
          (r) any Material Adverse Change; or
          (s) any contract or commitment to do or cause to be done any of the foregoing.
          Section 3.9 Contracts and Commitments. Schedule 3.9 lists all agreements, commitments, contracts, undertakings or understandings not listed on Schedule 1.1(d)(i), 1.1(d)(ii) or 1.1(f) to which any Seller is a party as of the date hereof and which relate to the Purchased Assets, which are either material to any Seller or involve consideration with a value of $100,000 or more. No Seller is in breach of or default under any agreement, lease, contract or commitment listed or of a type required to be listed on Schedule 1.1(d)(i), 1.1(d)(ii), 1.1(f) or 3.9 (collectively, the “Seller Agreements”). Each Seller Agreement is valid, binding, in full force and effect and is an enforceable agreement of each such Seller and, to the knowledge of the Seller Parties, the other parties thereto, except to the extent that enforceability may be limited by bankruptcy, insolvency or other laws pertaining to creditor rights or by equitable principles. There has not occurred any breach or default under any Seller Agreement on the part of the other parties thereto, and no event has occurred which, with the giving of notice or the lapse of time, or both, would constitute a default under any Seller Agreement. Except as set forth on Schedule 3.9, there is no dispute between the parties to any Seller Agreement as to the interpretation thereof or as to whether any party is in breach or default thereunder, and no party to any Seller Agreement has indicated its intention to, or suggested it may evaluate whether to, terminate any Seller Agreement. No Seller Party is a party to any covenant or obligation of any nature limiting the freedom of such Seller Party to compete in any line of business and binding on Buyer after the Closing. Complete and correct copies of all Seller Agreements listed or referred to in Schedules 1.1(d)(i), 1.1(d)(ii), 1.1(f) and 3.9 have been made available to Buyer.
          Section 3.10 Intellectual Property Rights.
          (a) Schedule 3.10(a) contains an accurate and complete list of (i) all United States and foreign patents, published patent applications, trademark and service mark applications and registrations, and copyright registrations which are part of the Intellectual Property Rights (the “Registered IP Rights”) (ii) all agreements (excluding shrink wrap or other similar licenses with respect to off-the-shelf software) whereby any Seller has the legal right to use any Intellectual Property Rights it does not own and (iii) all agreements whereby any Seller grants to any Person the right to use any Intellectual Property Rights that any Seller owns.

          (b) Except as Schedule 3.10(b) sets forth: (i) the Purchased Assets include the ownership of or the legal right to use, free and clear of all Liens, all the Intellectual Property Rights, in each case free of any claims or infringements to the knowledge of the Seller Parties; (ii) the Sellers have the right to transfer or assign to Buyer, and following the Closing, Buyer and any Affiliate of Buyer will be entitled to the uninterrupted use of each of the Intellectual Property Rights in the Operations as currently conducted or as currently proposed to be conducted by the Sellers, subject to the expiration of any of those Intellectual Property Rights pursuant to applicable Law, without payment of any royalty or license or other fees; (iii) no consent of any Person will be required for the use of any of the Intellectual Property Rights by Buyer or any Affiliate of Buyer in connection with the conduct of the Operations following the Closing; (iv) no governmental registration of any of the Registered IP Rights has lapsed or expired or been canceled, abandoned, opposed or the subject of any reexamination request; (v) each Seller has diligently protected its legal rights to the Intellectual Property Rights, including paying all fees and meeting all deadlines reasonably necessary to maintain the Registered IP Rights; and (vii) the Intellectual Property Rights are sufficient to enable Buyer or any Affiliate of Buyer, following the Closing, to operate the Operations as currently conducted and as currently proposed to be conducted.
          (c) Except as Schedule 3.10(c) sets forth: (i) there is no prohibition or restriction imposed by any Governmental Body on the use of any of the Intellectual Property Rights, except for any prohibitions or restrictions imposed by any governmental requirement pursuant to which those Intellectual Property Rights have been established; (ii) no infringement claim against any of the Sellers or other claim or litigation involving any of the Sellers regarding any Intellectual Property Rights is pending or threatened; (iii) no Person is infringing or misappropriating the Intellectual Property Rights; (iv) no product or service of the Operations infringes or misappropriates the intellectual property rights of any Person; (v) no Seller has received any charge, complaint, claim or notice alleging any infringement, misappropriation or violation by any Seller of the intellectual property rights of any Person or alleging that the Operations as currently conducted require a license to the intellectual property rights of any Person; and (vi) no Seller has received any charge, complaint, claim or notice that any of the Registered IP Rights are unenforceable or invalid.
          (d) The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby will not: (i) constitute a breach of any instrument or agreement governing any Intellectual Property Rights; (ii) cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Intellectual Property Rights; or (iii) otherwise impair the right of the Buyer, following the Closing, to use or otherwise exploit, assert or enforce any Intellectual Property Rights.
          Section 3.11 Sufficiency of Assets; Customer Products.
          (a) The Purchased Assets, together with the assets described in Section 1.2(b), constitute all assets necessary to conduct the Operations in the manner presently conducted by the Sellers. All the Purchased Assets shall be delivered to Buyer on the Closing Date.

          (b) All customer products in the custody of the Sellers are sufficient to meet the delivery obligations under the applicable Contracts or otherwise and such products meet the qualitative requirements provided for in the applicable Contracts or otherwise.
          Section 3.12 Financial Statements.
          (a) The audited consolidated financial statements of Sellers as of and for the years ended June 30, 2007 and June 30, 2006 (including the related schedules and notes) (the “Audited Financial Statements”) present fairly, in all material respects, the consolidated financial position of Sellers at the respective dates of the balance sheets included therein and the results of operations, cash flows and stockholder’s and member’s equity of Sellers for the respective periods set forth therein and have been prepared in accordance with GAAP.
          (b) The unaudited consolidated financial statements of Sellers as of and for the three months ended December 31, 2007 (including the related schedules and notes) (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”) present fairly, in all material respects, the consolidated financial position of Sellers at the respective dates of the balance sheets included therein and the results of operations and stockholder’s and member’s equity of Sellers for the respective periods set forth therein and have been prepared in accordance with GAAP, subject to normal recurring fiscal year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse). Any financial statements furnished pursuant to Section 5.15 will present fairly, in all material respects, the consolidated financial position of Sellers at the respective dates of the balance sheets included therein and the results of operations and stockholder’s and member’s equity of Sellers for the respective periods set forth therein and will have been prepared in accordance with GAAP, subject to normal recurring fiscal year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse).
          (c) Schedule 3.12(c) contains a schedule of any liabilities of any Seller secured by a Lien upon the Purchased Assets.
          Section 3.13 Condition of Assets; Eligibility for Coastwise Trade.
          (a) All the Purchased Assets are in good, serviceable condition and fit for the particular purposes for which they are used in the Operations, subject only to normal maintenance requirements and normal wear and tear reasonably expected in the ordinary course of business.
          (b) Each of the Vessels is equipped with the machinery, engines, instruments, rigging, anchors, chains, cables, tackle, apparel, accessories, equipment, radio installation and navigational equipment and all other appurtenances necessary for the operation of such Vessel in the ordinary course of business consistent with recent past practice.
          (c) Each of the Vessels is duly documented in the applicable Seller’s name under the laws and flag of the United States of America and satisfies the requirements for coastwise documentation, has not been “sold foreign” within the meaning of Section 12132 of Title 46 of the United States Code and all necessary coastwise licenses, permits, certificates, registrations, approvals and other authorizations are valid and current, subject to the trading restrictions set forth on Schedule 3.13(c).
          (d) Except as set forth on Schedule 3.13(d), each Vessel has a valid, current and unextended U.S. Coast Guard Inspection Certificate, where applicable, and all other licenses, permits, certificates, registrations, approvals and other authorizations (including Certificates of Financial Responsibility (Water Pollution)) that are required by applicable Law. There are no outstanding CG-835 certificates or Captain of the Port orders with respect to the Vessels or the operation thereof. No Vessel is restricted to operate in ports or geographic areas specified in Approved Captain of the Port Zones.
          (e) Schedule 3.13(e) sets forth a list of each Vessel, with an indication (as applicable) of vessel type, year built, American Bureau of Shipping Classification, which classification is the highest class available for such Vessel, whether such Vessel is free from recommendations, flag, capacity (or horsepower as applicable), associated Liens, gross tonnage and OPA 90 phase-out dates and date of last drydocking.
          (f) Except as set forth on Schedule 3.13(f), the Sellers do not charter in vessels, whether on a bareboat charter or time charter basis.
          (g) No Vessel is (i) identified as a qualified agreement (Schedule B) vessel in any capital construction fund agreement with the United States of America, represented by the Secretary of Transportation, acting by and through the Maritime Administrator pursuant to Chapter 535 of Title 46 of the United States Code or (ii) subject to any trading or other restrictions under any such agreement.
          (h) Schedule 1.1(a)(ii) sets forth a listing of all Vessel Equipment associated with but not onboard the boats, barges and other vessels listed on Schedule 1.1(a)(i).
          Section 3.14 Absence of Undisclosed Liabilities. Except as set forth in the Financial Statements, there is no existing, contingent or threatened liability, obligation, Lien or claim of any nature (absolute, accrued, contingent or otherwise) that relates to or has been or may be asserted against the Purchased Assets, other than liabilities arising after the date of the Financial Statements in the ordinary course of business consistent with past practice.
          Section 3.15 Employee Benefits.
          (a) Since January 1, 1998, no Seller nor any ERISA Affiliate has ever sponsored, maintained, contributed to or incurred any liability with respect to, an “employee pension benefit plan” subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or any “multiemployer plan” (as defined in Section 3(37) of ERISA). No Seller has any employees covered by a collective bargaining agreement.
          Section 3.16 Compliance With Law. No Seller is in material violation of any provision of any Law, consent, authorization, qualification, or any legally recognizable duty to any Person, including those governing the registration, ownership and operation of vessels documented to engage in the coastwise trade of the United States, and Sellers have received no notice of or raising the possibility of any alleged violation of any such Law, consent, approval, authorization, qualification or order. Without limiting the generality of the foregoing, (a) no Seller Party or any of their respective officers or directors (or persons performing equivalent functions) has made any offer, payment, promise to pay or authorization of the payment of any money, or any offer, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to or for the use or benefit of any official or employee of any Governmental Body or to or for the use or benefit of any political party, official or candidate unless such offer, payment, gift, promise or authorization is authorized by the written laws or regulations of the Governmental Body and (b) each Seller Party and each of their respective officers and directors (or persons performing equivalent functions) is familiar with and has complied with the United States Foreign Corrupt Practices Act, 15 U.S.C. Sections 78dd-1 and 78dd-2.
          Section 3.17 Environmental.
          (a) Each Seller (with respect to the Operations) and each Purchased Asset has been and is in material compliance with all Environmental Laws.
          (b) Each Seller has obtained all licenses, permits, approvals, consents, certificates, registrations and other authorizations under Environmental Laws (the “Environmental Permits”) required for the operation of the Purchased Assets, all of which are listed in Schedule 3.17. Each Environmental Permit is valid and in good standing, and any renewal application required to keep each Environmental Permit in effect has been timely filed, and no Seller is in material default or breach of any Environmental Permit, and no proceeding is pending or, to the knowledge of the Seller Parties, threatened to revoke, deny, condition or limit the renewal of any Environmental Permit.
          (c) No Seller has used or permitted to be used, except in material compliance with all Environmental Laws, any of the Purchased Assets to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any Hazardous Material.
          (d) No Seller has received any notice of, nor been prosecuted for an offense alleging, non-compliance with any Environmental Law relating or otherwise attributable to the Purchased Assets. There are no outstanding orders requiring Remedial Actions with respect to the Purchased Assets, nor is any Seller Party aware of any condition or circumstance that could reasonably be expected to require Remedial Actions.
          (e) To the knowledge of the Seller Parties, there are no pending or proposed changes to any Environmental Law that would render illegal or restrict any service provided by Sellers with respect to the Purchased Assets, or require significant capital expenditures by the owner or operator of the Purchased Assets to achieve or maintain compliance.
          (f) Except in material compliance with all Environmental Laws, there has been no Release of any Hazardous Material on, into, under, or from any of the Purchased Assets that could reasonably be expected to require Remedial Actions. All Hazardous Materials used in whole or in part by any Seller with respect to the Purchased Assets or resulting from the Operations have been disposed of, treated, transported and stored in compliance with all Environmental Laws. Schedule 3.17 identifies all of the locations where Hazardous Materials used in whole or in part by Sellers with respect to the Purchased Assets have been or are being stored or disposed of.
          (g) With respect to the Purchased Assets, no Seller has received any notice that any of them is potentially responsible for a federal, provincial, municipal, local or other clean-up site or other corrective action under any Environmental Laws. No Seller has received any request for information in connection with an inquiry from any Governmental Body with respect to its use of any disposal sites.
          (h) Each Seller has delivered to Buyer true and complete copies of all environmental audits, evaluations, assessments, studies or tests of which it is aware relating to the Purchased Assets.
          (i) Each Seller has timely made all filings and timely submitted all reports required under any Environmental Laws with respect to the Purchased Assets.
          (j) No Hazardous Material is required to be removed, encapsulated or abated, and no Remedial Action is otherwise required under any Environmental Laws, with respect to any of the Purchased Assets.
          (k) No Seller is required under any Environmental Laws by virtue of the transactions contemplated by the Transaction Documents, or as a condition to the effectiveness of any transactions contemplated thereby, (i) to perform a site assessment of Hazardous Materials, (ii) to remove or remediate any Hazardous Materials, (iii) to give notice to or receive approval from any Governmental Body (other than as necessary to transfer, or to allow Buyer to operate under, Environmental Permits required under Environmental Laws), or (iv) to record or deliver to any person or entity (other than Buyer) any disclosure document or statement pertaining to environmental matters.
          Section 3.18 Insurance. Each Seller has heretofore delivered to Buyer a list and copies of all insurance policies of each Seller or relating to the Purchased Assets or the Operations, all of which (a) have been issued by insurers of recognized responsibility and (b) currently are, and will remain without interruption through the Closing, in full force and effect. No Seller is in default under any of its insurance policies; there have been no lapses of insurance coverage on any Purchased Asset; there are no supplemental or release calls from a protection and indemnity club; and there are no unpaid claims or disputed claims relating to any Purchased Asset or the Operations. No insurance carried by any Seller with respect to the Purchased Assets has been canceled by the insurer during the past five years, and no Seller has been denied coverage during that period with respect to the Purchased Assets. None of the Seller Parties has received any notice or other communication from any issuer of any such insurance policy of any material increase in any deductibles, retained amounts or the premiums payable thereunder with respect to the Purchased Assets and, to the knowledge of the Seller Parties, no such increase in deductibles, retainages or premiums is threatened.
          Section 3.19 Government Licenses, Permits and Related Approvals. Schedule 3.19 hereto sets forth a list of all licenses, permits, consents, approvals, authorizations, qualifications, plans (including vessel response plans) and orders of Governmental Bodies required for the operation of the Purchased Assets or the Operations by any Seller, all of which are in full force and effect.
          Section 3.20 Responsible Carriers Plan. Each Seller has adopted an American Waterways Operators Responsible Carriers Plan, which is attached hereto as Schedule 3.20, and is in compliance with its respective Responsible Carriers Plan requirements.
          Section 3.21 Taxes.
          (a) Each Seller has caused to be timely filed with appropriate Governmental Bodies all Tax Returns required to be filed with respect to the Purchased Assets, the operations of each Seller and their respective subsidiaries and the Operations, and has paid or caused to be paid all Taxes due with respect thereto.
          (b) No Seller Party has either received or has knowledge of any notice of deficiency or assessment or proposed deficiency or assessment with respect to any of the Purchased Assets, the operations of any Seller or the Operations from any taxing authority, and there are no outstanding agreements or waivers that extend any statutory period of limitations applicable to any federal, state or local income or franchise Tax Returns that include or reflect the use and operation of the Purchased Assets, the operations of any Seller or the Operations. To the knowledge of the Seller Parties, there are no threatened audits of, or assessments against, any Seller with respect to Taxes that may be asserted against any Seller. No Seller Party is a party to any action or proceeding by any Governmental Body for the collection or assessment of Taxes.
          (c) All amounts required in connection with the conduct of the Operations to be withheld by each Seller and paid to governmental agencies for Taxes, including income, social security, unemployment insurance, sales, excise, use and other Taxes, have been collected or withheld and paid to the proper Governmental Body. Each Seller has made all deposits applicable Law requires it to make in connection with the conduct of the Operations with respect to employees’ withholding and other employment taxes.
          (d) None of the Sellers is a “foreign person” within the meaning of Section 1445(f)(3) of the Code.
          (e) Schedule 3.21(e) sets forth with respect to each Seller (i) the tax basis to such Seller of each asset of Seller that is included in the Purchased Assets, (ii) the depreciation method, conventions and history applicable to each such asset in the hands of such Seller and (iii) which of the liabilities identified in Schedule 2.1(a) is a “qualified liability” within the meaning of Treas. Reg. 1.707-5(a)(6), and, for each such liability, (x) the identity of any Purchased Assets that were acquired with the proceeds of the liability and (y) the identity of any Purchased Assets that have been continuously secured by the liability for more than two years as of the date of this Agreement. None of the Purchased Assets is subject to any provision of applicable Law which eliminates or reduces the allowance for depreciation or amortization in respect of that asset below the allowance generally available to an asset of its type.
          (f) None of the Purchased Assets is an interest in any entity.

          (g) No Seller has regularly, systematically, or in the normal course of business, sold assets of the type described in Sections 1.1(a) or 1.1(b) of this Agreement. The Seller’s use of the Vessels has been limited to the transportation of property for hire principally in interstate or foreign commerce.
          Section 3.22 Books and Records. The books of account, minutes books, stock and membership interest record books, and other records of each Seller, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. Each Seller has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization, (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements and (ii) to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The books, records and accounts of each Seller accurately and fairly reflect in reasonable detail the transactions and dispositions of the assets of such Seller.
          Section 3.23 Safety Reports. Schedule 3.23 sets forth a complete listing of all injury reports, workers’ compensation reports and claims, safety citations and reports and OSHA reports relating to the Operations and all documents relating to any of the foregoing since January 1, 2004, excluding de minimis reports, claims and citations.
          Section 3.24 Transactions with Certain Persons. The notes to the Financial Statements disclose all related party transactions required by GAAP to be disclosed therein. Neither the Purchased Assets nor the Assumed Liabilities include any rights or obligations under any Related Party Agreement.
          Section 3.25 Investment Representations.
          (a) Experience; Status.
     (i) Each Seller Party has substantial experience in analyzing and investing in companies like the Partnership and is capable of evaluating the merits and risks of its investment in the Partnership and has the capacity to protect its own interests. To the extent necessary, each Seller Party has retained, at its own expense, and relied upon, appropriate professional advice regarding the investment, tax and legal merits and consequences of the transfer to the Seller Parties from the Partnership, and owning the Closing Limited Partner Units that the Seller Parties will or may receive pursuant to this Agreement.
     (ii) Each Seller Party is an Accredited Investor (as such term is used in Rule 501 under the Securities Act by reason of the criteria specified for that Seller Party in Schedule 3.25, is able to bear the economic risk of its investment in the Closing Limited Partner Units indefinitely and has sufficient net worth to sustain a loss of its entire investment in the Partnership without economic hardship if such loss should occur.
          (b) Access to Information.
     (i) Each Seller Party has had an opportunity to discuss the Partnership’s business, management and financial affairs with the members of the Partnership’s management and has had the opportunity to review the Partnership’s operations and facilities. Each Seller Party has also had an opportunity to ask questions of the officers of the Partnership, which questions were answered to its satisfaction. Each Seller Party acknowledges that it is familiar with the nature of the Partnership’s business. Each Seller Party has received and read the material described in Section 4.7.
     (ii) No Seller Party has received representations or warranties from the Partnership or Buyer, or their employees, affiliates, attorneys, accountants or agents, except as set forth in this Agreement.
     (iii) Each Seller Party understands that the ownership of the Closing Limited Partner Units involves numerous risks, including those described under the heading “Risk Factors” in the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and in the Partnership’s other filings with the Commission.
          (c) Investment Purposes.
     (i) Each Seller Party that is acquiring Closing Limited Partner Units is acquiring them solely for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Each Seller Party understands that the Closing Limited Partner Units have not been registered under the Securities Act or applicable state securities laws by reason of a specific exemption from the registration provisions of the Securities Act and applicable state securities laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of each Seller Party’s representations as expressed herein. Each Seller Party understands that the Partnership and Buyer are relying, in part, upon the representations and warranties contained in this Section 3.25(c) for the purpose of determining whether this transaction meets the requirements for such exemptions.
     (ii) Each Seller Party acknowledges and understands that it must bear the economic risk of its investment in the Closing Limited Partner Units for an indefinite period of time because the Closing Limited Partner Units must be held indefinitely unless subsequently registered under the Securities Act and applicable state securities laws or unless an exemption from such registration is available. Each Seller Party understands that the Closing Limited Partner Units are subject to the restrictions on transfer in Section 1.6 and Section 5.16.

     (iii) Each Seller Party understands that any transfer agent of the Partnership will be issued stop transfer instructions with respect to the transfer of any Closing Limited Partner Units unless such transfer is subsequently registered under the Securities Act and applicable state securities laws or unless an exemption from such registration is available.
          Section 3.26 Disclosure. All schedules to this Agreement are materially complete and accurate. No representation or warranty by any Seller Party in this Agreement or in any schedule hereto, or in any statement or certificate or other document furnished to Buyer by any Seller Party or any representative of any Seller Party, contains or, as of the Closing Date, shall contain any untrue statement of a material fact or omits or shall omit a material fact necessary to make the statements therein not misleading.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
          Buyer represents and warrants to each Seller Party that the following representations and warranties in this Article IV are, as of the date of this Agreement, and will be, as of the Closing Date, true and correct:
          Section 4.1 Status and Good Standing.
          (a) Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, with full limited liability company power and authority under its certificate of organization and limited liability company agreement to conduct its business as the same exists on the date hereof and on the Closing Date.
          (b) The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware, with full partnership power and authority under its certificate and agreement of limited partnership to conduct its business as the same exists on the date hereof and on the Closing Date.
          Section 4.2 Authorization.
          (a) Buyer has full limited liability company power and authority under its certificate of organization and limited liability company agreement, and its board of directors has taken all necessary action to authorize it to execute and deliver the Transaction Documents to which it is a party, to consummate the transactions contemplated therein and to take all actions required to be taken by it pursuant to the provisions thereof, and each of the Transaction Documents to which Buyer is a party constitutes or, when executed and delivered will constitute, the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and to the principles of equity (whether enforcement is sought in a proceeding in equity or at law).
          (b) The Partnership has full partnership power and authority under its certificate and agreement of limited partnership, and its general partner has taken all necessary partnership action to authorize it to execute and deliver this Agreement, to consummate the transactions contemplated herein and to take all actions required to be taken by it pursuant to the provisions hereof, and this Agreement constitutes the valid and binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and to the principles of equity (whether enforcement is sought in a proceeding in equity or at law).
          Section 4.3 Non-Contravention. Neither the execution and delivery of any of the Transaction Documents nor the consummation of the transactions contemplated therein, does or shall violate, conflict with or result in a breach of or require notice or consent under any Law, the certificate of organization or limited liability company agreement of Buyer or the certificate or agreement of limited partnership of the Partnership or any provision of any agreement or instrument to which Buyer or the Partnership is a party.
          Section 4.4 Validity. There is no investigation, claim, proceeding or litigation of any type pending or, to the knowledge of Buyer, threatened to which Buyer is a party that (i) questions or involves the validity or enforceability of any of Buyer’s obligations under any of the Transaction Documents or (ii) seeks (or reasonably might be expected to seek) (A) to prevent or delay the consummation by Buyer of the transactions contemplated by this Agreement or (B) damages in connection with any such consummation.
          Section 4.5 Broker Involvement. Neither Buyer nor the Partnership has hired, retained or dealt with any broker or finder in connection with the transactions contemplated by this Agreement.
          Section 4.6 Valid Issuance. At the Closing Date, the Closing Limited Partner Units and the limited partner interests represented thereby will be duly and validly authorized by the Partnership and, when issued and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such nonassessability may be affected by matters described in the Form 8-A/A under the caption “Our Partnership Agreement—Limited Liability”) and, when and as delivered to the Seller Parties, will be free of any lien or security interest of any character, other than those (i) arising out of the transactions contemplated by the Transaction Documents or created by any of the Seller Parties, (ii) arising under applicable securities Laws or the Delaware Revised Uniform Limited Partnership Act, as amended, or (iii) arising under the Partnership Agreement.
          Section 4.7 Exchange Act Reports. The Partnership has timely filed with the Commission all forms, reports, schedules and statements required to be filed by it under the Securities Exchange Act of 1934, as amended since January 1, 2007 (collectively, the “Partnership SEC Documents”). The information concerning the Partnership in the Partnership SEC Documents, including the financial statements included therein, did not, as of their respective filing dates, contain any untrue statement of a material fact or omit a material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Notwithstanding the foregoing, the Partnership makes no representation or warranty pursuant to this Section 4.7 with respect to any information of the Partnership that was “furnished” rather than “filed” with the Commission or any statements in or omissions from the Partnership SEC Documents relating to the transactions contemplated by the Transaction Documents.
          Section 4.8 Partnership Material Adverse Change. Since September 30, 2007, there has not been any Partnership Material Adverse Change.
          Section 4.9 Securityholder Agreements. Except for such documents as are described in or filed as an exhibit to any of the Partnership SEC Documents, including the Partnership Agreement, there are no agreements between the Partnership and any holders of its securities containing rights of first refusal, antidilution provisions or pre-emptive rights or relating to registration under the Securities Act or voting of the Limited Partner Units.
ARTICLE V
COVENANTS
          Section 5.1 Other Offers. From and after the date hereof and until the Closing, the Seller Parties shall not, and shall cause each of their respective officers, directors, managers, shareholders, members, employees, Affiliates, representatives and agents not to, directly or indirectly, (a) solicit, enter into or conduct discussions relating to, initiate or knowingly encourage any offer or proposal for, or any indication of interest in, a merger or business combination involving any Seller or the acquisition of an equity interest in, or a substantial portion of the assets of, any Seller, or (b) engage in negotiations with or disclose any nonpublic information relating to the Sellers or their respective businesses, or afford access to the properties, books or records of the Sellers, to any Person other than Buyer, the Partnership or their respective representatives. The Seller Parties shall notify Buyer of any such inquiry or proposal within twenty-four hours of receipt or awareness of the same by any Seller Party.
          Section 5.2 Conduct of Operations Pending Closing.
          (a) Between the date of this Agreement and the Closing Date, the Sellers will, and the Stockholder will cause the Sellers to do the following with respect to the Operations and the Purchased Assets, as applicable:
     (i) conduct the Operations in the usual and ordinary course thereof, including the making of proposals, quotations, bids and solicitations, and the entering into of contracts for the purchase and sale of products and services;
     (ii) communicate regularly with Buyer and keep Buyer closely advised of any material developments relating to the Operations;
     (iii) maintain and preserve the Purchased Assets in customary repair, order and condition, reasonable wear and tear excepted;
     (iv) perform in all material respects their respective obligations under agreements relating to or affecting the Operations;

     (v) keep in full force and effect without interruption all present insurance policies or other comparable insurance coverage with respect to the Operations;
     (vi) use reasonable efforts to preserve Sellers’ business organization intact, to retain the services of Sellers’ officers, employees and agents and to preserve Seller Parties’ relationships and goodwill with their suppliers, customers, landlords, creditors, employees, agents and others having business dealings with Seller Parties in connection with the Operations;
     (vii) confer with Buyer concerning operational matters of a material nature with respect to the Operations;
     (viii) with respect to the Operations, maintain the instruments and agreements governing their outstanding indebtedness and leases on their present terms and not enter into any new or amended instruments or agreements relating to indebtedness or leases without the prior written consent of Buyer;
     (ix) use reasonable efforts to cause all of the representations and warranties in Article III hereof to continue to be true and correct; and
     (x) otherwise report periodically to Buyer concerning the status of the Operations.
          (b) Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, no Seller will, and the Stockholder will cause each Seller not to, without the prior written consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.8 is likely to occur.
          Section 5.3 Notification. Between the date hereof and the Closing, the Seller Parties shall promptly notify Buyer in writing if any Seller Party becomes aware of (a) any fact or condition that causes or constitutes a breach of any of the Seller Parties’ representations or warranties made as of the date hereof or (b) the occurrence of any fact or condition that would, or be reasonably likely to, cause or constitute a breach of any of the Seller Parties’ representations or warranties contained in Article III, had such representation or warranty been made as of the time of the occurrence of, or such Seller Party’s discovery of, such fact or condition. Should any such fact or condition require any change to Seller Parties’ disclosure schedules hereto, the Seller Parties shall promptly deliver to Buyer a supplement to the applicable schedules specifying such change. The Seller Parties shall also promptly notify Buyer of the occurrence of any breach of any covenant of any of the Seller Parties contained in this Article V or of the occurrence of any event that may make the satisfaction of the conditions in Section 8.1 impossible or unlikely. Between the date hereof and the Closing, Buyer shall promptly notify the Stockholder in writing if Buyer becomes aware of (a) any fact or condition that causes or constitutes a breach or any of its representations or warranties made as of the date hereof (b) the occurrence of any fact or condition that would, or be reasonably likely to, cause or constitute a breach of any of Buyer’s representations or warranties contained in Article IV, had such representation or warranty been made as of the time of the occurrence of, or Buyer’s discovery of, such fact or condition or (c) the occurrence of any breach of any covenant of Buyer or the Partnership contained in this Article V or of the occurrence of any event that may make the satisfaction of the conditions in Section 8.2 impossible or unlikely. This Section 5.3 shall not modify or limit in any way the rights of the Parties to this Agreement under Article VII, VIII or IX or any other provision hereof.
          Section 5.4 Employees. No Seller Party shall make any representation or warranty or any other statement or communication regarding any right, ability, plan or intention of Buyer or its Affiliates to employ any employee of Sellers or the terms and conditions upon which any such employee may be employed by Buyer or its Affiliates. Buyer and its Affiliates shall not assume responsibility for any Sellers’ Plan, and the Seller Parties shall take any and all steps necessary to ensure that any and all liabilities with respect to Sellers’ employees and Sellers’ Plans have been or will be satisfied.
          Section 5.5 Buyer’s Access. Each Seller will afford Buyer’s officers, attorneys, accountants and other representatives reasonable access during normal business hours to the offices, personnel, Vessels (including the opportunity to board or conduct drydock inspections of such Vessels), vehicles, properties, equipment and records of such Seller for the purpose of conducting an investigation thereof. Each Seller will furnish to Buyer such additional financial and operating data and other information as Buyer may reasonably request, including quantities and locations of customer products in the custody of each Seller at or prior to the Closing.
          Section 5.6 Covenant Against Competition.
          (a) As an essential consideration for the obligations of Buyer under this Agreement, each Seller Party hereby agrees and covenants that:
     (i) for a period of two years following the Closing Date within the Restricted Territory, each Seller Party shall not, directly or indirectly, whether as principal, agent, employee, shareholder or other equity holder (other than a holding of shares listed on a United States stock exchange or automated quotation system that does not exceed five percent of the outstanding shares so listed), owner, investor, partner or otherwise, individually or in association with any other Person: (A) carry on or engage in any manner in the Restricted Business, (B) solicit customers of the Restricted Business, (C) become the employee of, or otherwise render services on behalf of, any Person that carries on or engages in a business similar to the Restricted Business or (D) induce or attempt to induce any customer, supplier, licensee or business relation of Buyer or any of its Affiliates to cease doing business with Buyer or any of its Affiliates, or in any way interfere with the relationship between any customer, supplier, licensee or business relation of Buyer or any of its Affiliates with Buyer or any of its Affiliates, provided that this Section 5.6(a)(i) shall not prohibit Stockholder’s equity ownership in Horizon Maritime for so long as the Asphalt Business Limitation is satisfied; and

     (ii) for a period of four years following the Closing Date, each Seller Party shall not, directly or indirectly, either for himself or any other Person, (A) solicit or induce or attempt to solicit or induce any employee of or independent contractor providing services to Buyer or any of its Affiliates to leave the employ of or to cease providing services to Buyer or any of its Affiliates, (B) in any way interfere with the relationship between Buyer or any of its Affiliates and any employee of or independent contractor providing services to Buyer or any of its Affiliates or (C) employ, or otherwise engage as an employee, independent contractor or otherwise, any employee of Buyer or any of its Affiliates or any independent contractor of Buyer of any of its Affiliates who had been an employee of any Seller Party or its Affiliates.
          (b) Any dispute, controversy or claim arising out of or in connection with this Section 5.6, including the alleged breach of this Section 5.6 or a challenge to its validity or enforceability, shall be settled exclusively by final and binding arbitration in Tarrant County, Texas, administered by the American Arbitration Association (“AAA”) in accordance with the Commercial Arbitration Rules of the AAA; provided, however, that nothing herein is or shall be deemed to preclude Buyer’s resort to the interim relief prescribed in Section 5.6(c), below. The arbitrator(s) shall be selected by mutual agreement of the parties, if possible. If the parties fail to reach agreement upon appointment of arbitrator(s) within thirty days following receipt by one party of the other party’s notice of desire to arbitrate, the arbitrator(s) shall be selected from a panel or panels of persons submitted by the AAA. The selection process shall be that which is set forth in the AAA Commercial Arbitration Rules then prevailing, except that, if the parties fail to select arbitrator(s) from one or more panels, AAA shall not have the power to make appointment(s) but shall continue to submit additional panels until arbitrator(s) have been selected. The jurisdiction of the arbitrator(s) and the arbitrability of any claim, defense, issue or objection raised by any party shall be decided by the arbitrator(s) in the first instance. Judgment on the award entered by the arbitrator(s) may be entered by any court having jurisdiction thereof. All aspects of the arbitration and matters subject thereto shall remain confidential. The parties will each bear their own attorneys’ fees and costs in connection with any dispute or controversy, except as provided in Section 5.6(c), below.
          (c) In the event of a breach or threatened breach by any Seller Party of any of the provisions of this Section 5.6, Buyer shall have the right to seek interim relief from AAA pursuant to the Optional Rules for Emergency Measures of Protection contained in the Commercial Arbitration Rules of the AAA (including the arbitrator selection procedures provided for in such Optional Rules for Emergency Measures of Protection, which shall govern the selection of arbitrator(s) for purposes of this paragraph (c)) or from a court of competent jurisdiction. Seller Parties acknowledge that Buyer will suffer irreparable damage or injury not fully compensable by money damages, or the exact amount of which may be impossible to ascertain, and therefore will not have an adequate legal remedy. Accordingly, Buyer will be entitled to obtain any interim relief necessary or appropriate to prevent or curtail any such breach, threatened or actual, without the necessity of posting security or showing any actual damages or irreparable injury. Such interim relief may include, but is not limited to, (i) temporary or permanent injunctive relief for the enforcement of this Section 5.6, (ii) a decree for the specific performance of this Section 5.6 or (iii) Buyer’s reasonable attorneys’ fees, costs and expenses related to such interim relief; provided, however, that Buyer agrees to pay for any

Sellers Party’s reasonable attorneys’ fees, costs and expenses related to interim relief sought by Buyer in the event that the Seller Parties prevail and no such interim relief is granted. Such interim relief is in addition to any other rights Buyer may have, including the right to seek damages.
          (d) Buyer and each Seller Party hereby agree that this Section 5.6 is a material and substantial part of the transactions contemplated by this Agreement. Each Seller Party further agrees and acknowledges that the covenants in this Section 5.6 are reasonable with respect to their duration, scope and geographical area.
          (e) The covenants in this Section 5.6 are severable and separate, including within provisions, subparts or portions thereof, and the unenforceability of any specific covenant, provision or subpart thereof in this Section 5.6 is not intended by any party hereto to, and shall not, affect the provisions of any other covenant in this Section 5.6. If any arbitrator or panel of arbitrators, or any court pursuant to paragraph (c) above, determines that the terms, scope, time or territorial restrictions set forth in Section 5.6(a) are unreasonable as applied to a Seller Party, the parties hereto acknowledge their mutual intention and agreement that the offending provisions, subparts or portions thereof be severed and the remaining provisions and restrictions be enforced to the fullest extent permitted by law as the arbitrator(s) or court (pursuant to paragraph (c) above) deems reasonable, and thereby shall be reformed to that extent. All the covenants, provisions and subparts thereof in this Section 5.6 are intended by each party hereto to, and shall, be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Seller Party against Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of any covenant, provision or subpart in this Section 5.6. The covenants contained in this Section 5.6 shall not be affected by any breach of any other provision hereof by any party hereto and shall not prevent any Seller Parties from rendering services to Buyer in accordance with the Transitional Operating Agreement.
          Section 5.7 Further Assistance. The Seller Parties shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered to Buyer or its Affiliates such assignments or other instruments of transfer, assignment and conveyance, in form and substance reasonably satisfactory to Buyer, as shall be necessary to vest in Buyer (or its permitted assignees) all of the right, title and interest in and to the Purchased Assets, free and clear of all Liens except for Permitted Liens, or to better enable Buyer to complete, perform or discharge any of the Assumed Liabilities and any other document reasonably requested by Buyer in connection with this Agreement.
          Section 5.8 Governmental Filings. As promptly as practicable after the execution of this Agreement, and in any event within ten (10) days after the execution of this Agreement, each party shall, in cooperation with the other, file any reports or notifications that may be required to be filed by it under applicable Law, including any filings or notifications required under the HSR Act.
          Section 5.9 Consents. The Seller Parties shall use reasonable efforts to (i) secure, as soon as practicable after the date hereof, all approvals or consents of third Persons as may be necessary to enable them to consummate the transactions contemplated by the

Transaction Documents (ii) satisfy, on or before the Closing Date, the conditions Section 8.1 sets forth. Buyer shall use reasonable efforts to (i) secure, as soon as practicable after the date hereof, all approvals or consents of third Persons as may be necessary to enable Buyer to consummate the transactions contemplated by the Transaction Documents and (ii) satisfy, on or before the Closing Date, the conditions Section 8.2 sets forth. After the Closing, the Seller Parties shall use reasonable efforts to obtain any approvals or consents or assist in any filings required in connection with the transactions contemplated by the Transaction Documents that are requested by Buyer and that have not been previously obtained or made.
          Section 5.10 Public Announcements. Neither (a) the Seller Parties nor (b) Buyer or the Partnership shall, without the prior approval (which may not be unreasonably withheld, delayed or conditioned) of Buyer or the Stockholder, as the case may be, issue, or permit any of their partners, stockholders, members, directors, managers, officers, employees, agents or Affiliates to issue, any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby; provided that Buyer and the Partnership may issue any press release or make any other public announcement required by Law or by obligations pursuant to any listing agreement with any national securities exchange without obtaining any such approval.
          Section 5.11 Income Tax Matters. As to the federal income tax (and related state income tax) matters identified in this Section 5.11, including the manner in which the transactions contemplated by this Agreement will be reported by the Seller Parties and the Buyer for income tax purposes (on Tax Returns or otherwise), the Seller Parties and Buyer agree as follows:
          (a) The transactions pursuant to this Agreement shall be reported as (x) purchases and sales of assets for federal income tax purposes to the extent attributable to the cash portion of the Purchase Price and any allocable liabilities and adjustments (the “Taxable Sales”) and (y) as contributions of assets in exchange for partnership interests governed by Section 721 of the Code to the extent attributable to the portion of the Purchase Price paid in Limited Partner Units and any allocable adjustments (the “Contributions”). The Buyer or the Partnership shall, in consultation with the Seller Parties, determine how the parties shall report (i) which portions of the Purchased Assets are allocable to the Taxable Sales and which are allocable to the Contributions, (ii) how each Seller Party’s tax bases in the Purchased Assets is allocated among the transactions contemplated by this Agreement, (iii) which liabilities and adjustments are allocable to the Taxable Sales, (iv) the allocation of the cash, liabilities and adjustments allocable to the Taxable Sales among the Purchased Assets and the covenant not to compete contained in Section 5.6 and (v) the tax consequences of the liabilities that are not allocable to the Taxable Sales. All such determinations shall be made in a manner consistent with Schedule 1.7 and shall be binding on the parties. The Seller Parties shall provide the Buyer such information and assistance as it reasonably requests in making such determinations. Each party agrees not to assert, in connection with any Tax Return, tax audit or similar proceeding, any position inconsistent with the allocations and determinations described in this Section 5.11(a).
          (b) Within 180 days after the Closing Date, the Seller Parties and Buyer shall jointly prepare IRS Forms 8594 to report the allocations of the Purchase Price attributable to the Taxable Sales in a manner consistent with Section 5.11(a).

          (c) Differences between the fair market value and the tax basis of the Purchased Assets allocable to the Contributions shall be taken into account in the manner required by Section 704(c) of the Code. The Partnership will elect the remedial allocation method of Treas. Reg. § 1.704-3(d) as to all such assets. All other determinations regarding the application of Section 704(c), the determination and maintenance of capital accounts and other tax matters relating to the Contributions and the assets allocable thereto shall be made in the discretion of the Partnership in a manner consistent with the Partnership Agreement. The Seller Parties will be bound by the terms of the Partnership Agreement; among other things, Buyer may, but is not required to, make special allocations to one or more Seller Parties under the Partnership Agreement to cause Limited Partner Units held by any Seller Party to have the same economic characteristics as other outstanding Limited Partner Units.
          Section 5.12 Taxes Upon Conveyance and Transfer. The Sellers shall be responsible for all sales, use, transfer or similar Taxes payable in connection with the sale, transfer and assignment of the Purchased Assets to Buyer; provided, however, that, within 30 days of payment by Sellers, Buyer shall reimburse the Sellers for 100% of any such Taxes remitted by the Sellers (i) in connection with a final assessment of such Taxes by a state or local taxing authority or (ii) with the written consent of Buyer. Buyer shall be entitled to any refunds of such Taxes remitted by the Sellers for which Buyer has reimbursed the Sellers, and the Sellers shall make any required assignments or take any other necessary steps to ensure that Buyer has the right to pursue any refunds of such Taxes. The determination as to whether any position taken by a taxing authority with respect to the Taxes referenced in this Section 5.12 should be contested shall be made by Buyer, who shall control any such contest, proceeding or defense at its own expense. Sellers agree to provide, at Buyer’s request, documentation evidencing the locations of the Vessels as of the Closing Date and to cooperate with Buyer with respect to any procedural steps required by the sales, use, transfer or similar Tax laws of any state or locality having taxing jurisdiction over the Vessels as of the Closing Date to document any exemptions from or reductions of such Taxes for which the transfer of the Vessels or other Purchased Assets may be eligible, including the execution of exemption certificates or affidavits or the filing of any required returns or other forms with state or local taxing authorities.
          Section 5.13 Other Taxes and Charges. Sellers shall be responsible for any Taxes arising out of or relating to the use and operation of the Purchased Assets, the operations of any Seller, or the Operations with respect to periods prior to the Closing. Any (i) property Taxes on the Purchased Assets and (ii) other Taxes, fees, costs or charges assessed on a similar periodic basis in respect of ownership or operation of the Purchased Assets shall be prorated through the Closing (based on estimates of the most recent amounts paid), with Sellers being responsible for all of such prorated charges attributable to the period prior to the Closing and Buyer being responsible for post-closing prorations. To the extent any bills for the items referred to in this Section 5.13 arise after the purchase price adjustments have been made under Section 1.5, promptly upon receipt of any such bill, Buyer or Sellers, as appropriate, shall provide the other with copies thereof for such items for which the other party is responsible pursuant to this Section, and the resulting amount payable by Buyer or Sellers shall be paid promptly upon demand by the party hereto to whom such payment is owed.
          Section 5.14 Condition to Transfer of Contracts. Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that at the Closing, Sellers are not assigning to Buyer any Contract, Assumed Equipment Lease or IT Contract or other right constituting a Purchased Asset which by its terms requires the consent of any other party unless such consent has been obtained prior to the Closing. With respect to each such unassigned Contract, Assumed Equipment Lease or IT Contract or right (collectively, “Purchased Rights”), after the Closing, Sellers shall continue as the prime contracting party and shall use all reasonable efforts to obtain the consent of all required parties to the assignment of each such Purchased Right, but Buyer shall be entitled to the benefits of each such Purchased Right accruing after the Closing to the extent that Sellers are entitled to such benefits and may provide Buyer with such benefits without violating the terms of such Purchased Right; provided that this Section 5.14 shall not be construed as a guarantee by any of the Seller Parties of payment by any third party under any such Purchased Right.
          Section 5.15 Cooperation with Financings and Financial Reporting; Additional Financial Statements.
          (a) The Seller Parties acknowledge and understand that Buyer or its Affiliates may be required to obtain certain information relating to the Operations, including audited or unaudited financial statements of Sellers, and disclose such information in registration statements and other documents filed with the Commission under the federal securities laws or in disclosure documents given investors or lenders in certain securities offerings or other financings. The Seller Parties agree promptly to prepare and provide to Buyer any such information and to cooperate fully and promptly, and shall cause their Affiliates, accountants, counsel and other agents and representatives to cooperate fully and promptly, with Buyer in connection therewith.
          (b) The Seller Parties will furnish to Buyer as soon as available and in any event within 20 days after the end of each of the Sellers’ fiscal quarters which ends prior to the Closing Date, an unaudited balance sheet of the Sellers as of the end of that fiscal quarter and the related statements of income or operations and stockholders’ or other owners’ equity for that fiscal quarter and for the period of the Sellers’ fiscal year ended with that quarter, in each case (i) setting forth in comparative form the figures for the corresponding portion of the Sellers’ previous fiscal year, (ii) prepared on the same combined, consolidated or other basis on which the Financial Statements were prepared in accordance with GAAP applied on a basis consistent (A) throughout the periods indicated (excepting footnotes) and (B) with the basis on which the Financial Statements were prepared and (iii) certified by the Sellers’ chief accounting officer as to compliance with Section 3.12 of this Agreement.
          Section 5.16 Restrictions on Transfer; Legends.
          (a) The Closing Limited Partner Units may not be transferred (whether by sale, assignment, pledge or otherwise) by the Seller Parties or any Permitted Transferee (i) unless such transfer is registered under the Securities Act or is made pursuant to the exemption from registration under Section 4(1) of the Securities Act or Rule 144 under the Securities Act, (ii) without affording the Partnership the Right of First Refusal and (iii)(A) in a non-Brokers’ Transaction, to any Person that is not a citizen of the United States within the meaning of Section 50501 of Title 46 of the United States Code for the purpose of operating vessels in the coastwise trade of the United States (a “Non-Citizen”) or (B) in a Brokers’ Transaction, knowingly to a Non-Citizen.

          (b) Notwithstanding anything in this Agreement to the contrary, the Stockholder may give as a gift or bequeath Closing Limited Partner Units to any relative of the Stockholder or donate such Closing Limited Partner Units to any trust established by the Stockholder for estate planning purposes, at any time without compliance with the Right of First Refusal or the provisions of Section 5.16(c), such transferee in each case to be hereinafter referred to as a “Permitted Transferee;” provided that (i) the Permitted Transferee in each case agrees in writing to take such Closing Limited Partner Units subject to the transfer restrictions set forth in Section 5.16(a), (ii) such transfer is effected in a transaction registered under the Securities Act or in compliance with an exemption thereunder and (iii) such transfer does not call into question the exemption from registration under which the Closing Limited Partner Units were initially issued by the Partnership to Cenac Towing and the Stockholder.
          (c) Except as permitted by Section 5.16(b), prior to any proposed transfer (whether by sale, assignment, pledge or otherwise) of the Closing Limited Partner Units by a Seller Party or a Permitted Transferee, the proposed transferor (the “Transferor”) will give written notice to the Partnership of its intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, contain evidence of citizenship of the proposed transferee (for a non-Brokers’ Transaction) and shall be accompanied by a written opinion of legal counsel who shall be reasonably satisfactory to the Partnership, addressed to the Partnership, to the effect that (i) the proposed transfer of the securities in question may be effected without registration under the Securities Act, (ii) such proposed transfer does not call into question the exemption from registration under which such Closing Limited Partner Units were initially issued by the Partnership to any Seller Party and (iii) if a non-Brokers’ Transaction, the proposed transferee is a citizen of the United States within the meaning of Section 50501 of Title 46 of the United States Code for the purpose of operating vessels in the coastwise trade of the United States. Any such legal opinion must be reasonably satisfactory to the Partnership and must state that it may also be relied upon by any applicable transfer agent or stock exchange or counsel to the Partnership. The Partnership may also require a certificate of the Transferor that certifies as to matters that assist the Partnership in establishing compliance with securities laws as at the time of the proposed transfer (including representations relating to the proposed transfer and the transferee of the type set forth in Section 3.25 hereto).
          (d) Upon compliance with the terms hereof to the reasonable satisfaction of the Partnership, the Transferor shall be entitled to transfer such Limited Partner Units in accordance with the terms of the notice delivered by the Transferor to the Partnership.
          (e) The Partnership may issue stop transfer instructions to any transfer agent for the Limited Partner Units in order to implement any restriction on transfer described in this Section 5.16. The Closing Limited Partner Units shall contain the following legend:
THE UNITS REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW. SUCH UNITS MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE PARTNERSHIP AS TO THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION.

THE UNITS WERE ISSUED PURSUANT TO AN AGREEMENT WHICH INCLUDES ADDITIONAL RESTRICTIONS ON TRANSFER AND COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD HEREOF TO THE SECRETARY OF THE PARTNERSHIP AT THE PRINCIPAL EXECUTIVE OFFICES OF THE PARTNERSHIP.
On or after the later of (i) the date immediately following the date that is twelve months after the Closing Date and (ii) the date on which there exists no applicable conditions to resale under the Securities Act and the rules and regulations promulgated thereunder, including Rule 144, upon the request of any holder of Closing Limited Partner Units and receipt of opinions or other documents reasonably satisfactory to the Partnership and its transfer agent, the Partnership shall authorize and direct its transfer agent to remove the first paragraph of the foregoing legend from the certificates representing (or other evidence of) any Closing Limited Partner Units. Upon the request of any holder of Closing Limited Partner Units and receipt of opinions or other documents reasonably satisfactory to the Partnership and its transfer agent, the Partnership shall authorize and direct its transfer agent to remove the second paragraph of the foregoing legend, from the certificates representing (or other evidence of) such Closing Limited Partner Units on or after the expiration of such restrictions in accordance with the provisions of this Section 5.16.
          (f) The Partnership shall have no obligation to effect any transfer on its books and records (and no such attempted transfer shall be effective) unless such transfer is made in accordance with the terms of this Section 5.16 and, to the extent applicable, Section 1.6. The Partnership agrees to cooperate with its transfer agent with respect to reasonable requests by a Seller Party in connection with transfers to be made in accordance with the terms of this Section 5.16 or Section 1.6.
          Section 5.17 Compliance with Rule 144. With a view to making available to Seller Parties the benefits of certain rules and regulations of the Commission that may permit the sale of Closing Limited Partner Units to the public without registration, the Partnership agrees to use its reasonable efforts, from and after the date of this Agreement until the date that is twelve months after the Closing Date, to file with the Commission in a timely manner all reports and other documents required of the Partnership under the Exchange Act.
          Section 5.18 Damage to Vessels
          (a) If, prior to the Closing, any Vessel shall become an actual or constructive total loss, Buyer shall have no obligation to purchase such Vessel and may elect to exclude such Vessel from the Purchased Assets (such that the Vessel becomes Excluded Assets) and reduce the Purchase Price by the amount for which such Vessel would be insurable, such amount to be mutually determined by the Sellers and Buyer. Sellers shall provide notice to Buyer of any such loss no later than 2 days after the occurrence thereof or the Closing Date, if earlier.
          (b) If, prior to the Closing, any Vessel or Vessels sustain damage not amounting to an actual or constructive total loss but in excess of $25,000, the Sellers may elect to repair or cause to be repaired the damage to any such Vessels at their expense prior to Closing. Sellers shall provide notice to Buyer of any such damage no later than 3 days after the occurrence thereof or 2 days prior to the Closing Date, if earlier. If Sellers elect to repair or cause to be repaired such Vessels at their expense, such notice to Buyer shall include an irrevocable undertaking to such effect. If Sellers do not elect to repair or cause to be repaired such Vessels at their expense in such notice, Buyer may elect (i) to reduce the Purchase Price by the amount necessary to restore any such damaged Vessels to their prior condition or (ii) to exclude such Vessels from the Purchased Assets (such that they become Excluded Assets) and reduce the Purchase Price by the amount for which such Vessels would be insurable, such amount to be mutually determined by the Sellers and Buyer.
          (c) If Buyer and Sellers are unable to mutually determine the amount of any damage or the cost to restore any such damage under this Section 5.18 within 10 days of Buyer’s receipt of notice thereof, the issues remaining in dispute shall be submitted to a nationally recognized marine appraisal firm selected by Sellers from a list of three such firms provided by Buyer (the “Appraisal Firm”), along with all work papers, schedules and calculations related to the matter in dispute. Within 30 days after such submission, the Appraisal Firm shall issue a letter report determining the amount in dispute, which shall be final and binding. Each party shall bear its own expenses in connection with resolving any such dispute, and Sellers and Buyer will each bear half of the fees and costs of the Appraisal Firm.
          (d) This Section 5.18 shall in no way modify or limit Buyer’s rights under Articles VII, VIII or IX or other provisions of this Agreement.
          Section 5.19 Sellers’ Access. From and after the Closing, Buyer shall, after reasonable advance notice, afford Sellers and their officers, attorneys, accountants and other representatives reasonable access to the Purchased Assets during normal business hours necessary for the adequate defense matters described on Schedule 3.6.
          Section 5.20 Completion of Madeline Cenac. Cenac Towing agrees, at no additional cost to Buyer, to complete the construction of the Madeline Cenac in a safe, skillful and workmanlike manner, in accordance with applicable Laws and good engineering and industry practices and without undue delays or interruptions and, in connection therewith, to provide all labor, including all maintenance, supervision and engineering support, and all equipment and materials, including all supplies, parts, tools, instruments, vehicles and facilities, needed to so complete such construction.
ARTICLE VI
USE OF THE CENAC NAME AFTER CLOSING
          Section 6.1 Use of the Cenac Name. Buyer shall not change the name of any Vessel that bears the “Cenac” name or the designation “CTCO” for two years after the Closing, after which time Buyer shall be free to rename any such Vessel at any time and in its discretion.
          Section 6.2 Grant of Trademark Consent. Subject to the terms and conditions herein, the Seller Parties hereby consent to Buyer’s and the Partnership’s use of the mark Cenac following the Closing in the names of the Buyer’s Vessels as provided for in Section 6.1.

ARTICLE VII
INDEMNIFICATION
          Section 7.1 Seller Parties’ Indemnity Obligations. Each Seller Party, jointly and severally, agrees to indemnify each Buyer Indemnified Party against, and hold each Buyer Indemnified Party harmless from and against, any and all claims, actions, causes of action, proceedings, arbitrations, losses, damages, liabilities, judgments, fines, amounts, penalties, assessments and expenses (including reasonable attorneys’ fees and costs of investigation and defense) (the “Indemnified Amounts”) that arise from, are based on or relate or otherwise are attributable to (i) any breach of any representation or warranty made by or on behalf of any Seller Party in this Agreement or in any certificate delivered in connection herewith (without giving effect to any supplement to Seller Parties’ disclosure schedules), (ii) any breach or nonfulfillment by any Seller Party of or default by any Seller Party under any covenant in this Agreement, (iii) any Lien on any of the Purchased Assets, other than Permitted Liens, arising from or relating to events occurring or circumstances existing prior to the Closing, (iv) the Excluded Liabilities or (v) without limiting the generality of any of the foregoing, the ownership or operation of the Vessels and the other Purchased Assets by any Seller Party prior to the Closing Date. Notwithstanding the foregoing, the Seller Parties shall not be required to indemnify or hold harmless the Buyer Indemnified Parties on account of any Indemnified Amounts arising under Section 7.1(i) above (other than with respect to breaches of representations and warranties contained in Sections 3.1, 3.2, 3.5, 3.7, 3.13(c), 3.14, 3.21, 3.24 and 3.25 (the “Identified Representations”), as to which the Deductible Amount shall not apply) unless the aggregate liability of the Seller Parties in respect of all Indemnified Amounts exceeds the Deductible Amount, and then only for the amount by which the Indemnified Amounts exceed the Deductible Amount; provided, however, that in the case of a breach of the representations and warranties contained in Section 3.13(a) as applicable to Vessels, the Seller Parties shall indemnify and hold harmless the Buyer Indemnified Parties for 50% of the amount by which the Indemnified Amounts exceed the Deductible Amount. In no event shall the Seller Parties’ aggregate liability to the Buyer Indemnified Parties under Section 7.1(i) above exceed the Ceiling Amount (other than with respect to breaches of the Identified Representations, as to which the Ceiling Amount shall not apply).
          Section 7.2 Buyer’s Indemnity Obligations. Buyer shall indemnify each Seller Indemnified Party against, and hold each Seller Indemnified Party harmless from and against, any and all Indemnified Amounts that arise from, are based on or relate or otherwise are attributable to (i) any breach of any representation or warranty made by or on behalf of Buyer in this Agreement or in any certificate delivered in connection herewith, (ii) any breach or nonfulfillment by Buyer of or default by Buyer under any covenant in this Agreement or (iii) the Assumed Liabilities, in each case except to the extent such Indemnified Amount relates to a matter for which indemnification would be provided under Section 7.1. Notwithstanding the foregoing, Buyer shall not be required to indemnify or hold harmless the Seller Indemnified Parties on account of any Indemnified Amounts arising under Section 7.2(i) above unless the aggregate liability of Buyer in respect of all Indemnified Amounts exceeds the Deductible Amount, and then only for the amount by which the Indemnified Amounts exceed the Deductible Amount. In no event shall the Buyer’s aggregate liability to the Seller Indemnified Parties under Section 7.2(i) above exceed the Ceiling Amount (other than with respect to breaches of representations and warranties contained in Sections 4.1, 4.2 and 4.6, as to which the Ceiling Amount shall not apply).

          Section 7.3 S Corporation Built-In Gain Indemnity. If, after the Closing, Buyer or any of its Affiliates sell or otherwise dispose of any Towing Asset in a transaction in which gain or loss is recognized for federal income tax purposes, Buyer will pay to Cenac Towing the Built-In Gain Indemnity Amount with respect to the calendar year in which such sale or disposition occurs on or before March 1 of the following year; provided that no such indemnity obligation will arise with respect to (a) any such sale or disposition that occurs after June 30, 2018, (b) any such sale or disposition that occurs at a time when Cenac Towing is not an S corporation within the meaning of Section 1361 of the Code or (c) gain or loss recognized with respect to the Taxable Sales. The reasonable determinations made by Buyer and its Affiliates of the amounts of the Asset Gain Amount, Built-In Gain Indemnity Amount, Recognized Built-In Gain Amount and Recognized Built-In Gain Limitation will be binding on the Seller Parties. A sample calculation is set forth on Exhibit F hereto.
          Section 7.4 Survival. Subject to the limitations set forth in this Agreement, all the provisions of this Agreement shall survive the Closing indefinitely, notwithstanding any investigation at any time made by or on behalf of any party hereto, provided that the representations and warranties set forth in Articles III and IV and in any certificate delivered in connection herewith with respect to any of those representations and warranties shall terminate and expire on the third anniversary of the date hereof, except (a) the representations and warranties of the Seller Parties in Sections 3.15, 3.21 and 3.25 shall survive until the expiration of the applicable statutes of limitations (including all periods of extension and tolling), (b) the representations and warranties of the Seller Parties set forth in Sections 3.1, 3.2, 3.7 and 3.13(c) shall survive indefinitely, (c) the representations and warranties of the Seller Parties set forth in the Identified Representations (other than Sections 3.1, 3.2, 3.7, 3.13(c), 3.21 and 3.25, which are provided for above) and Sections 3.6, 3.16 and 3.17 shall expire on the fifth anniversary of the date hereof and (d) the representations and warranties of the Seller Parties in Section 3.13(a) shall expire on the second anniversary of the date hereof. After a representation and warranty has terminated and expired, no indemnification shall or may be sought pursuant to this Article VII on the basis of that representation and warranty, provided that no claim presented in writing for indemnification pursuant to this Article VII on the basis of that representation and warranty prior to its termination and expiration shall be affected in any way by that termination and expiration.
          Section 7.5 Indemnification Procedures. All claims for indemnification under this Agreement shall be asserted and resolved as follows:
          (a) Promptly after receipt by a Person entitled to indemnity under Section 7.1, Section 7.2, or Section 7.3 (an “Indemnified Party”) of notice of the assertion of a claim against an Indemnified Party by a Person that is not a party to this Agreement (a “Third-Party Claim”), such Indemnified Party shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Party”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such Third-Party Claim is materially prejudiced by the Indemnified Party’s failure to give such notice.
          If an Indemnified Party gives notice to the Indemnifying Party pursuant to the preceding paragraph of the assertion of a Third-Party Claim, the Indemnifying Party shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Party is also a Person against whom the Third-Party Claim is made and the Indemnified Party determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Third-Party Claim, the Indemnifying Party shall not, so long as it diligently conducts such defense, be liable to the Indemnified Party under this Article VII for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (C) the Indemnified Party shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its consent. If notice is given to an Indemnifying Party of the assertion of any Third-Party Claim and the Indemnifying Party does not, within ten days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Third-Party Claim, the Indemnifying Party will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Party.
          Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Party will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which may not be unreasonably withheld).
          Notwithstanding the provisions of Section 10.13, each Seller Party hereby consents to the nonexclusive jurisdiction of any court in which a proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Party for purposes of any claim that a Buyer Indemnified Party may have under this Agreement with respect to such proceeding or the matters alleged therein and agrees that process may be served on each Seller Party with respect to such a claim.
          With respect to any Third-Party Claim subject to indemnification under this Article VII: (i) both the Indemnified Party and the Indemnifying Party, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.
          (b) If any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the Indemnified Party’s request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within fifteen days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder and shall be paid promptly.
          Section 7.6 General. THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE VII SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE CLAIMS OR LAWS (INCLUDING ANY PAST, PRESENT OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCT LIABILITY, SECURITIES OR OTHER LAW) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION. The rights of the parties to indemnification under this Article VII shall not be limited due to any investigations heretofore or hereafter made by such parties or their representatives, regardless of negligence in the conduct of any such investigations. All representations, warranties, covenants and agreements made by the parties shall not be deemed merged into any instruments or agreements delivered in connection with the Closing or otherwise in connection with the transactions contemplated hereby. The remedies provided in this Agreement shall not be exclusive of any other rights or remedies available to any party either at law or in equity.
ARTICLE VIII
CONDITIONS TO CLOSING
          Section 8.1 Conditions to Obligations of Buyer. The obligations of Buyer to purchase the Purchased Assets and to take the other actions required hereunder to be taken by Buyer at the Closing are subject to satisfaction of each of the following conditions (any of which may be waived by Buyer, in whole or in part):
          (a) Compliance. Each Seller Party shall have complied with its covenants and agreements contained herein, and the representations and warranties contained in Article III hereof shall have been on the date hereof and shall be as of the Closing Date (without giving effect to any supplement to Seller Parties’ disclosure schedules) true and correct in all material respects (except those representations and warranties qualified by materiality, which shall be true and correct in all respects).

          (b) Officers’ Certificate. Buyer shall have received a certificate, dated as of the Closing Date, of each Seller Party (signed on behalf of each Seller by an executive officer thereof) certifying as to the matters specified in Sections 8.1(a) hereof.
          (c) Sellers’ Resolutions. Each Seller shall deliver to Buyer a certified copy of resolutions duly adopted by the board of directors, managers, stockholder or member, as applicable, of such Seller and authorizing and approving the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated therein.
          (d) Legal Opinion. Buyer shall have received from Duval, Funderburk, Sundbery, Lovell & Watkins, P.C., counsel to the Seller Parties, on the Closing Date, an opinion substantially in the form attached hereto as Exhibit A and dated as of the Closing Date.
          (e) HSR Act. Any waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.
          (f) Completion of Due Diligence. Buyer shall have reasonably satisfactorily completed its due diligence, in Buyer’s sole discretion.
          (g) No Material Adverse Change. No Material Adverse Change shall have occurred since the date hereof, and no event shall have occurred since the date hereof that could be expected to lead to or cause a Material Adverse Change.
          (h) Transfer Documents. The Seller Parties shall deliver to Buyer such bills of sale and other instruments of sale, transfer, conveyance, assignment and delivery covering the Purchased Assets or any part thereof, executed by the appropriate Seller Parties or other appropriate parties, as Buyer may reasonably require to assure the full and effective sale, transfer, conveyance, assignment and delivery to Buyer of the Purchased Assets, including the following:
     (i) a general conveyance by each Seller Party transferring to Buyer good and marketable title to all of the Purchased Assets;
     (ii) all documents reasonably required for the assignment of Sellers’ rights under all registrations, permits and licenses (to the extent permitted by Law), equipment leasing agreements, rights under sales or purchase orders and of Sellers’ rights under all other Contracts, IT Contracts and Equipment Leases constituting a part of the Purchased Assets;
     (iii) copies of all of the contracts, agreements, commitments, books, records, files and other data that (A) are included in the Purchased Assets or (B) relate to or affect the Purchased Assets and are reasonably necessary for the continued conduct of the Operations;
     (iv) original notarized U.S. Coast Guard Bills of Sale in the form of Exhibit B to this Agreement signed by an officer of each Seller, with respect to the Vessels to be conveyed to Buyer at the Closing;

     (v) certified abstracts of title for the Vessels to be conveyed to Buyer at the Closing issued by the U.S. Coast Guard at the National Vessel Documentation Center dated no earlier than seven days prior to the date of the Closing showing that one or more of the Sellers is the owner of such Vessels and that such Vessels are free and clear of all Liens except for Permitted Liens;
     (vi) confirmation of class certificates free from recommendations issued by the American Bureau of Shipping issued no earlier than seven days prior to the date of the Closing with respect to the Vessels to be conveyed to Buyer at the Closing that are classed by the American Bureau of Shipping;
     (vii) all technical documentation (including classification certificates, U.S. Coast Guard certificates of inspection, plans, specifications and log books) with respect to the Vessels to be conveyed to Buyer at the Closing which may be in Sellers’ possession whether or not on board such Vessels;
     (viii) originals of the Protocol of Delivery and Acceptance confirming the date and time of delivery from the respective Seller to Buyer of each Vessel to be conveyed to Buyer at the Closing and the location thereof;
     (ix) bill(s) of sale and appropriate motor vehicle registration documentation relating to each of the vehicles set forth on Schedule 1.1(a)(iii); and
     (x) such other instruments of transfer and assignment in respect of the Purchased Assets as Buyer shall reasonably require and as shall be consistent with the terms and provisions of this Agreement.
Prior to the Closing Date, Seller Parties will take such reasonable steps as may be required or appropriate so that no later than the close of business on the Closing Date, Buyer will be in actual ownership and control of all of the Purchased Assets.
          (i) Transitional Operating Agreement. Seller Parties designated therein shall execute and deliver the Transitional Operating Agreement in substantially the form attached hereto as Exhibit C.
          (j) Orders, Etc. No action, suit or proceeding shall have been commenced or shall be pending or threatened, and no statute, rule, regulation or order shall have been enacted, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement, by any Governmental Body or court that reasonably may be expected to (i) prohibit, restrain or otherwise interfere with Buyer’s ownership or operation of all or a material portion of the Purchased Assets, or compel Buyer to dispose of or hold separate all or a material portion of Buyer’s or any Seller’s business or assets, as a result of the transactions contemplated by this Agreement, (ii) prohibit consummation of the transactions contemplated by this Agreement or (iii) result in the imposition of material damages or other relief from Buyer.

          (k) Removal of Liens. Each Seller Party shall have caused any and all Liens on the Purchased Assets other than the Permitted Liens to be released and shall have provided Buyer with documentary evidence to such effect.
          (l) Consents of Mortgagees. Each Seller shall have duly executed and delivered, and shall have obtained from the mortgagee of each Vessel that is subject to a Permitted Lien, a duly executed and delivered consent of mortgagee on Coast Guard Form CG-4593, consenting to the sale of such Vessel to Buyer.
          (m) FIRPTA Affidavit. Each Seller Party shall deliver a non-foreign affidavit, as such affidavit is referred to in Section 1445(b)(2) of the Code, substantially in the form set forth in Treas. Reg. § 1.1445-2(b)(2)(iv), dated as of the Closing Date.
          (n) Insurance Documents. Sellers shall deliver to Buyer evidence from Sellers’ insurers that Buyer is a named insured under any policies relating to the Operations and that such policies are in full force and effect as of and following the Closing, in each case in such form as is reasonably acceptable to Buyer.
          (o) Other Documents. Each Seller Party shall deliver to Buyer such other documents, instruments and certificates as may be reasonably requested by Buyer.
          (p) Consents. All consents and approvals required in connection with the execution, delivery and performance of the Transaction Documents shall have been obtained and be in full force and effect.
          Section 8.2 Conditions to Obligations of Seller Parties. The obligations of Seller Parties to sell the Purchased Assets and to take the other actions required hereby to be taken by the Seller Parties at the Closing are subject to satisfaction of each of the following conditions (any of which may be waived by the Seller Parties, in whole or in part):
          (a) Compliance. Buyer shall have complied with its covenants and agreements contained herein, and the representations and warranties contained in Article IV hereof shall have been on the date hereof and shall be as of the Closing Date true and correct in all material respects (except those representations and warranties qualified by materiality, which shall be true and correct in all respects).
          (b) Officers’ Certificate. The Seller Parties shall have received a certificate, dated as of the Closing Date, of an executive officer of Buyer certifying as to the matters specified in Section 8.2(a) hereof.
          (c) Buyer and Partnership Resolutions. Buyer and the Partnership shall deliver to the Seller Parties a certified copy of resolutions duly adopted by the board of directors of the Buyer and a certified copy of resolutions duly adopted by the board of directors of the general partner of the Partnership, in each case authorizing and approving the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated therein.

          (d) Legal Opinion. The Seller Parties shall have received from Baker Botts L.L.P., counsel to Buyer, on the Closing Date, an opinion substantially in the form attached hereto as Exhibit D and dated as of the Closing Date.
          (e) HSR Act. Any waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.
          (f) Transfer Documents. Buyer shall execute and deliver to Sellers two originals of the Protocol of Delivery and Acceptance confirming the date and time of delivery from the respective Seller to Buyer of each Vessel to be conveyed to Buyer at the Closing and the location thereof.
          (g) Transitional Operating Agreement. Buyer or an Affiliate of Buyer shall execute and deliver the Transitional Operating Agreement in substantially the form attached hereto as Exhibit C.
          (h) Orders, Etc. No action, suit or proceeding shall have been commenced or shall be pending or threatened, and no statute, rule, regulation or order shall have been enacted, promulgated, issued or deemed applicable to the transactions contemplated by the Transaction Documents, by any Governmental Body or court that reasonably may be expected to prohibit consummation of the transactions contemplated by this Agreement.
          (i) Release. Cenac Towing shall be released from its obligations relating to any indebtedness for borrowed money under that certain Credit Agreement, dated as of January 14, 2008, described on Schedule 2.1(a).
          (j) No Partnership Material Adverse Change. There shall have been no Partnership Material Adverse Change since the date hereof.
ARTICLE IX
TERMINATION
          Section 9.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing Date:
          (a) by the mutual written agreement of Buyer and the Seller Parties;
          (b) by Buyer if any of the conditions set forth in Section 8.1 hereof shall have become incapable of fulfillment by March 1, 2008 (the “Outside Date”) and shall not have been waived by Buyer;
          (c) by the Seller Parties if any of the conditions set forth in Section 8.2 hereof shall have become incapable of fulfillment by the Outside Date and shall not have been waived by the Seller Parties;

          (d) by Buyer or the Seller Parties by written notice thereof to the other party if the transactions contemplated hereby shall not have been consummated on or before the Outside Date or such other date, if any, as Buyer and the Seller Parties shall agree upon in writing; or
          (e) by Buyer or the Seller Parties if the consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Body or court having competent jurisdiction prohibiting consummation of the transactions contemplated by this Agreement;
provided, however, that neither Buyer nor Seller Parties shall be allowed to exercise any right of termination pursuant to (i) Section 9.1(b) or (c) if Buyer or the Partnership (if Buyer is seeking to terminate) or any Seller Party (if the Seller Parties are seeking to terminate) is then in material breach or has materially failed to perform any of its representations, warranties or covenants in this Agreement or (ii) Section 9.1(d) or (e) if a material breach or failure to perform the representations, warranties or covenants in this Agreement by Buyer or the Partnership (if Buyer is seeking to terminate) or any Seller Party (if the Seller Parties are seeking to terminate) proximately caused the Closing not to have been consummated on or before the Outside Date or the issuance of such order, decree or judgment, as the case may be.
          Section 9.2 Effect of Termination. The following provisions shall apply in the event of a termination of this Agreement:
          (a) Each party’s right of termination pursuant to Section 9.1 hereof is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate except as set forth in Section 9.2(b) hereof; provided, however, that (i) if this Agreement is terminated by Buyer because of the breach of this Agreement by a Seller Party or because one or more of the conditions to Buyer’s obligations under this Agreement is not satisfied as a result of a Seller Party’s failure to comply with its obligations under this Agreement, Buyer’s right to pursue all legal remedies will survive such termination unimpaired, and (ii) if this Agreement is terminated by the Seller Parties because of the breach of this Agreement by Buyer or because one or more of the conditions to the Seller Parties’ obligations under this Agreement is not satisfied as a result of Buyer’s failure to comply with its obligations under this Agreement, Seller Parties’ right to pursue all legal remedies will survive such termination unimpaired.
          (b) The parties hereto hereby agree that the provisions of this Section 9.2 and Article X hereof shall survive any termination of this Agreement.
ARTICLE X
GENERAL PROVISIONS
          Section 10.1 Confidentiality.
          (a) Each Seller Party acknowledges that it has or may have had in the past, currently has and in the future may have access, including in connection with the performance of the Transaction Documents, to Confidential Information (as defined below) relating to the Operations and Buyer and its Affiliates. Each Seller Party agrees that it shall keep, and shall cause its Representatives to keep, confidential all such Confidential Information and, except with the specific prior written consent of Buyer, shall not disclose, and shall cause its Representatives not to disclose, such Confidential Information to any person except (i) the directors, managers, officers, employees, Affiliates, accountants (including independent certified public accountants), advisors, attorneys, consultants or other agents (collectively, “Representatives”) of Buyer and (ii) its own Representatives, provided that those Representatives agree to the confidentiality provisions of this Section 10.1; provided, however, that Confidential Information shall not include such information as (A) becomes known to the public generally through no fault of any Seller Party or its Representatives or (B) is required to be disclosed by law or the order of any Governmental Body under color of law, provided, that prior to disclosing any information pursuant to this clause (B), the Seller Parties shall give prior written notice thereof to Buyer and provide Buyer or the Partnership with the opportunity to contest that disclosure. “Confidential Information” means, with respect to any Person, all trade secrets, know how and other confidential, nonpublic or proprietary information of that Person, including any such information derived from reports, investigations, research, studies, work in progress, codes, marketing, sales or service programs, customer lists, records relating to past service provided to customers, capital expenditure projects, cost summaries, equipment or production system designs or drawings, pricing formulae, contract analyses, financial information, projections, present and future business plans, agreements with vendors, joint venture agreements, confidential filings with any Governmental Body and all other confidential, nonpublic concepts, methods, techniques or processes of doing business, ideas, materials or information prepared or performed for, by or on behalf of that Person.
          (b) Because of (i) the difficulty of measuring economic losses as a result of the breach of the covenants in Section 10.1(a) and (ii) the immediate and irreparable damage that would be caused to Buyer or its Affiliates for which it would have no other adequate remedy, in the event of a breach or threatened breach by any Seller Party or its Representatives of the provisions of Section 10.1(a) with respect to any Confidential Information, Buyer or the Partnership shall be entitled to an injunction restraining such Seller Party or its Representatives from disclosing, in whole or in part, that Confidential Information. Nothing herein shall be construed as prohibiting Buyer or the Partnership from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.
          Section 10.2 Dispute Resolution.
          (a) If a dispute, controversy or claim arises between the parties relating to the interpretation or performance of this Agreement or the grounds for the termination hereof (“Dispute”), appropriate senior executives of each party who shall have the authority to resolve the matter shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies. The initial meeting between the appropriate senior executives, which shall be held within 10 business days of notice to the other party of the Dispute in Houston, Texas or such other place as the parties may mutually agree, shall be referred to herein as the “Dispute Resolution Commencement Date.” Discussions and correspondence relating to attempted resolution of such Dispute shall be treated as confidential information developed for the purpose of settlement and shall be exempt from discovery or production and shall not be admissible. If the senior executives are unable to resolve the Dispute within 30 days from the Dispute Resolution Commencement Date, and any of the parties wishes to pursue such Dispute, then the Dispute shall be mediated by a mutually acceptable mediator within 30 days after written notice by one party to the other demanding non- binding mediation. No party may unreasonably withhold consent to the selection of a mediator. The mediation shall be held in Houston, Texas or at such other place as the parties may mutually agree. Buyer and the Partnership, on one hand, and the Seller Parties, on the other hand, shall share the costs of the mediation equally, except that each party shall bear its own costs and expenses, including attorneys’ fees, witness fees, travel expenses, and preparation costs.
          (b) A party may seek relief from a court of competent jurisdiction with respect to a Dispute if the parties are unable to resolve such Dispute pursuant to the provisions of Section 10.2(a) above, provided that any Dispute regarding any obligation of confidentiality or any other claim where interim relief from a court of competent jurisdiction is sought to prevent serious and irreparable injury to one of the parties or to others is not required to be negotiated or mediated prior to seeking relief from such a court, and provided further that Disputes arising out of or in connection with Section 5.6 are not subject to this Section 10.2 and shall be resolved pursuant to the provisions of Section 5.6.
          Section 10.3 Seller Parties to Enforce Certain Agreements. Each Seller Party shall enforce any agreement, arrangement or other legal right it may have with or relating to any employee (or former employee) or other party (a) with respect to the confidentiality of any information relating to Sellers, the Operations or the Purchased Assets or (b) limiting such employee or other party from competing in any line of business currently engaged in by Sellers.
          Section 10.4 Expenses. Except as otherwise provided in this Agreement, the Seller Parties, on the one hand, and Buyer, on the other hand, shall pay their own respective fees and expenses incurred in connection with the negotiation, preparation and execution of this Agreement (including the exhibits and schedules hereto) and the other Transaction Documents and the consummation of the transactions contemplated herein and therein, including all legal, accounting, tax, brokers’ and other advisors’ fees and expenses. Buyer will pay the filing fee under the HSR Act.
          Section 10.5 Entire Agreement; Amendment. This Agreement, including all schedules and exhibits hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements of the parties hereto (excluding that certain Confidentiality Agreement dated July 2, 2007 between the Partnership and the Stockholder, which the parties hereby agree shall terminate upon the Closing, except that the letter agreement dated January 24, 2008 between the Partnership and Cenac Towing relating to such Confidentiality Agreement shall survive the Closing) of any nature, whether oral or written, relating thereto. This Agreement may not be modified, amended or terminated except by a written instrument specifically referring to this Agreement signed by all the parties hereto.
          Section 10.6 Waivers and Consents. All waivers and consents given hereunder shall be in writing. No waiver by any party hereto of any breach or anticipated breach of any provision hereof by any other party shall be deemed a waiver of any other contemporaneous, preceding or succeeding breach or anticipated breach, whether or not similar. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.
          Section 10.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been received only if and when (a) personally delivered, (b) on the third day after mailing, by United States mail, first class, postage prepaid or by certified mail return receipt requested, addressed in each case as follows (or to such other address as may be specified by like notice) or (c) received by facsimile at the facsimile number listed below:
(a)	If to Buyer or the Partnership, to:

TEPPCO Partners, L.P. 1100 Louisiana Street, 16th Floor Houston, Texas 77002 Attn: President Fax: (713) 381-3957

with a copy to:

TEPPCO Partners, L.P. 1100 Louisiana Street, 16th Floor Houston, Texas 77002 Attn: General Counsel Fax: (713) 381-3957

If to any Seller Party, to:

Cenac Towing Co., Inc. 141 Bayou Dularge Road Houma, LA 70363 -or- P.O. Box 2617 Houma, LA 70361 Attn: Arlen B. Cenac, Jr. Fax: (985) 223-1350

with a copy to:

Duval, Funderburk, Sundbery, Lovell & Watkins P.C. 101 Wilson Avenue Houma, LA 70364-3137 Attn: C. Berwick Duval, II Fax: (985) 851-1490

          Section 10.8 Assignments, Successors and No Third-Party Rights. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to a subsidiary of the Partnership and may collaterally assign its rights hereunder to any financial institution providing financing in connection with the transactions contemplated by this Agreement. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the heirs, executors, administrators, successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 10.8.
          Section 10.9 Compliance with Bulk Sales Laws. Buyer and the Seller Parties waive compliance with the requirements of any applicable bulk sales laws of any jurisdiction. Each Seller Party shall indemnify Buyer against any and all liabilities or expenses Buyer may incur as a result of any noncompliance by Buyer or Seller Parties with any bulk sales laws or fraudulent transfer law as they relate to this transaction.
          Section 10.10 Performance. The Stockholder agrees to cause Sellers to perform all their obligations and agreements under this Agreement and hereby guarantees the payment and performance by Sellers of all such obligations and agreements.
          Section 10.11 Title and Risk of Loss. Title to, liability for and in connection with, and risk of loss of the Purchased Assets shall remain with Seller Parties in every instance until said assets are delivered to Buyer in accordance with this Agreement.
          Section 10.12 Choice of Law. This Agreement shall be governed by the internal laws of the State of Texas (without regard to the choice of law provisions thereof).
          Section 10.13 Jurisdiction and Venue. Without limiting the provisions of Section 7.5, and subject to the provisions of Section 5.6 and Section 10.2, the parties hereby agree that any action brought with respect to this Agreement and the transactions contemplated hereunder may be brought in federal or state court in Tarrant County, Texas, consent to personal jurisdiction in any such action brought in any such court and further agree that service of process may be accomplished pursuant to Section 10.7 above. Each party hereto hereby waives its right to trial by jury in connection with any suit, action or proceeding relating to this Agreement.
          Section 10.14 Construction; Section Headings; Table of Contents. The language used in this Agreement shall be deemed to be the language the parties hereto have chosen to express their mutual intent, and no rule of strict construction will be applied against any party hereto. The section headings and any table of contents contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
          Section 10.15 Severability. Any term or provision (or subpart or portion thereof) of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision (or subpart or portion thereof) of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
          Section 10.16 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.
          Section 10.17 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
          Section 10.18 Interpretation.
          (a) Except as this Agreement otherwise specifies, all references herein to any Law defined or referred to herein are references to that Law or any successor Law, as the same may have been amended or supplemented from time to time through the Closing and any rules or regulations promulgated thereunder.
          (b) This Agreement uses the words “herein,” “hereof” and “hereunder” and words of similar import to refer to this Agreement as a whole and not to any provision of this Agreement, and the words “Article,” “Section,” “Schedule” and “Exhibit” refer to Articles and Sections of and the Schedules and Exhibits to, this Agreement unless it otherwise specifies.
          (c) Whenever the context so requires, the singular number includes the plural and vice versa, and a reference to one gender includes the other gender and the neuter.
          (d) As used in this Agreement, the word “including” (and, with correlative meaning, the word “include”) means including, without limiting the generality of any description preceding that word; the words “shall” and “will” are used interchangeably and have the same meaning; and “or” is used in the inclusive sense of “and/or” unless the context requires otherwise.
          (e) As used in this Agreement, the term “business day” means any day other than a day on which commercial banks are authorized or required to close in Houston, Texas.
          (f) As used in this Agreement, all references to “dollars” or “$” mean United States dollars.
          Section 10.19 Definitions. For purposes of this Agreement, the term:
          AAA shall have the meaning set forth in Section 5.6(b).
          Accounting Firm shall have the meaning set forth in Section 1.5(d).
          Affiliate, with respect to any Person, means any Person that directly or indirectly controls, is controlled by or is under common control with such Persons. As used in this definition, control means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether though ownership of the capital stock of or other equity interests in that Person, by contract or otherwise).
          Agreement shall have the meaning set forth in the Preamble.
          Agreements shall have the meaning set forth in Section 3.9.
          Appraisal Firm shall have the meaning set forth in Section 5.18(c).
          Asphalt Business Limitation means that (a) the marine transportation of hydrocarbons and hydrocarbon-based products by Horizon Maritime is limited to the inland marine transportation or offshore marine transportation of asphalt, No. 6 oil or vacuum gas oil and (b) Horizon Maritime does not engage in the inland marine transportation or offshore marine transportation of waste water, sediment or drilling or disposal fluids resulting from the exploration or production of hydrocarbons.
          Asset Gain Amount, with respect to any calendar year, means the excess of (a) all gains recognized for federal income tax purposes by the Partnership during the calendar year that are (i) attributable to the disposition of a Towing Asset by Buyer or its Affiliates during the calendar year and (ii) allocated to Cenac Towing as a result of the application of Section 704(c) of the Code to the Contributions and adjusted in accordance with Treas. Reg. § 1.1374-4(i)(6) over (b) all losses recognized for federal income tax purposes by the Partnership during the calendar year that are (i) attributable to the disposition of a Towing Asset by Buyer or its Affiliates during the calendar year and (ii) allocated to Cenac Towing as a result of the application of Section 704(c) of the Code to the Contributions and adjusted in accordance with Treas. Reg. § 1.1374-4(i)(6).
          Assumed Equipment Leases shall have the meaning set forth in Section 1.1(d).
          Assumed Liabilities shall have the meaning set forth in Section 2.1.
          Audited Financial Statements shall have the meaning set forth in Section 3.12(a).
          Average Trading Price shall have the meaning set forth in Section 1.6(c).
          Brokers’ Transaction means a “brokers’ transaction” within the meaning of section 4(4) of the Securities Act in which the Person selling the securities does not (a) solicit or arrange for the solicitation of orders to buy the securities in anticipation of or in connection with such transaction or (b) make any payment in connection with the offer or sale of the securities to any Person other than the broker who executes the order to sell the securities.
          Built-In Gain Indemnity Amount, with respect to any calendar year, means (a) the product of (i) the highest rate specified in Section 11(b) of the Code and (ii) the Recognized Built-In Gain Amount for such year plus (b) an amount that when paid to Cenac Towing would cause Cenac Towing to have received the amount described in clause (a), after the payment of all federal, state and local income tax by Cenac Towing, by assuming that the payment of the amounts in clauses (a) and (b) is subject to a tax rate equal to the highest rate specified in

Section 11(b) of the Code.
          Buyer shall have the meaning set forth in the Preamble.
          Buyer Indemnified Party means Buyer and its Affiliates and each of their respective officers, directors (or persons performing equivalent functions), employees, agents and counsel; provided, for the avoidance of doubt, that the Stockholder and any other Person Affiliated with or related to the Stockholder that may otherwise be deemed to be a Buyer Indemnified Party as a result of the transactions contemplated hereby shall not be a Buyer Indemnified Party for purposes of this Agreement.
          Ceiling Amount means $150,000,000.
          Cenac Towing shall have the meaning set forth in the Preamble.
          Cenac Offshore shall have the meaning set forth in the Preamble.
          Closing shall have the meaning set forth in Section 1.4
          Closing Date shall have the meaning set forth in Section 1.4.
          Closing Limited Partner Units shall have the meaning set forth in Section 1.3(c).
          Code means the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder. A reference to a particular section of the Code shall include a reference to any subsequent amendments to the sections of the Code referred to in this Agreement.
          Commission means the United States Securities and Exchange Commission.
          Company Purchased Assets shall have the meaning set forth in Section 1.1.
          Confidential Information shall have the meaning set forth in Section 10.1(a).
          Contracts shall have the meaning set forth in Section 1.1(d).
          Contributions shall have the meaning set forth in Section 5.11(a).
          Deductible Amount means $1,000,000, without giving effect to any materiality or similar qualification contained in the applicable representation or warranty; provided, however, that, with respect to breaches of representations and warranties contained in Section 3.13(a) as applicable to Vessels, the term Deductible Amount means $1,000,000 per Vessel.
          Dispute shall have the meaning set forth in Section 10.2(a).
          Dispute Resolution Commencement Date shall have the meaning set forth in Section 10.2(a).
          Effective Time means 12:01 a.m. on the Closing Date.

          Environmental Laws means any federal, state, local, foreign or international Law regulating or protecting the public health and safety (including in the workplace) or regulating or protecting the environment and natural resources, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Sections 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Sections 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.), the Clean Water Act (33 U.S.C. Sections 1251 et seq.), the Clean Air Act (42 U.S.C. Sections 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Sections 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Sections 136 et seq.), OSHA, and the Oil Pollution Act of 1990 (33 U.S.C. Sections 2701 et seq.) and the regulations promulgated pursuant thereto.
          Environmental Permits shall have the meaning set forth in Section 3.17(b).
          ERISA means the Employee Retirement Income Security Act of 1974, as amended.
          ERISA Affiliate means each entity (whether or not incorporated) that, together with any Seller, is or has been considered to be under common control and treated as a single employer for purposes of Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) of ERISA.
          Excluded Assets shall have the meaning set forth in Section 1.2.
          Excluded Liabilities shall have the meaning set forth in Section 2.2.
          Final Adjustment Schedule shall have the meaning set forth in Section 1.5(d).
          Financial Statements shall have the meaning set forth in Section 3.12(b).
          First Permitted Transfer Date means the date immediately following the date that is six months after the Closing Date.
          Form 8-A/A means the Form 8-A/A (Amendment No. 1) filed by the Partnership with the Commission on March 30, 2007, as amended or supplemented.
          GAAP means generally accepted accounting principles for financial reporting in the United States.
          Governmental Body means any (a) national, state, provincial, county, municipal or other government, domestic or foreign, or any agency, board, branch, bureau, commission, court, department or other instrumentality or subdivision of such government or (b) any other body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.
          Hazardous Material means any substance, material or waste which is regulated pursuant to any Environmental Law, including (a) petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, asbestos or asbestos-containing materials, lead or lead-based paints or materials, toxic mold, and (b) any material or substance which is defined or regulated as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “pollutant,” “toxic waste,” or “toxic substance,” under any Environmental Law.
          Horizon Maritime means Horizon Maritime, L.L.C., a Louisiana limited liability company.
          HSR Act means the Hart-Scott-Rodino Antitrust Improvements Act.
          Identified Representations shall have the meaning set forth in Section 7.1.
          Indemnified Amounts shall have the meaning set forth in Section 7.1.
          Indemnified Party shall have the meaning set forth in Section 7.5(a).
          Indemnifying Party shall have the meaning set forth in Section 7.5(a).
          Indemnity Notice shall have the meaning set forth in Section 7.5(b).
          Intellectual Property Rights shall have the meaning set forth in Section 1.1(e).
          IT Contracts shall have the meaning set forth in Section 1.1(f).
          Laws means all statutes, treaties, codes, ordinances, decrees, rules, regulations, municipal bylaws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, injunctions, policies, certificates, codes, approvals, guidelines, voluntary restraints, inspection reports, any obligations included in any certificate, certification, franchise, permit, authorization or license issued by any Governmental Body or resulting from binding arbitration, or any provisions of any of the foregoing, including general principles of common law and equity and the requirements of all Governmental Bodies, binding or affecting the Person referred to in the context in which such word is used; and Law means any one of them.
          Lien means any lien, pledge, claim, charge, security interest, mortgage, charter, option, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, any matter capable of registration against title, option, right of pre-emption, privilege or other encumbrance, or any contract to create any of the foregoing or other rights of any third Person of any nature whatsoever, whether recorded, secret, state, maritime or otherwise.
          Limited Partner Units means units representing limited partner interests in the Partnership.
          Madeline Cenac means that certain marine vessel under construction identified in Schedule 1.1(a)(iii).
          Market Value means, with respect to the Limited Partner Units, the average closing price of the Limited Partner Units on the New York Stock Exchange for the 10-day

trading period ending on the third business day prior to the Closing Date.
          Material Adverse Change means any material adverse change in the Purchased Assets or their value or in the business, prospects, results of operations, assets or financial condition of any Seller or any event that could be expected to lead to or cause such a material adverse change, and shall include any reduction or limitation of the Stockholder’s participation in the day-to-day management and operation of the Operations on a full-time basis, for any reason.
          Non-Citizen shall have the meaning set forth in Section 5.16(a).
          Offer Price shall have the meaning set forth in Section 1.6(d).
          Operations shall have the meaning set forth in the Recitals.
          Option Period shall have the meaning set forth in Section 1.6(c).
          OSHA means the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.).
          Outside Date shall have the meaning set forth in Section 9.1(b).
          Partnership shall have the meaning set forth in the Preamble.
          Partnership Agreement means the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership dated December 8, 2006.
          Partnership Material Adverse Change means any material adverse change in the business, properties, financial condition or results of operations of the Partnership and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business; provided, however, that none of the following shall constitute a Partnership Material Adverse Change: (a) any event disclosed in the Partnership SEC Documents; (b) any change in the trading prices or trading volume of the Limited Partner Units or (c) any failure by the Partnership to meet estimates of revenues or earnings.
          Partnership SEC Documents shall have the meaning set forth in Section 4.7.
          Permitted Liens means Liens on any of the Vessels in effect on the Closing Date which secure indebtedness assumed by Buyer pursuant to Section 2.1(a) pursuant to the terms of the notes or other documents evidencing such indebtedness.
          Permitted Transferee shall have the meaning set forth in Section 5.16(b).
          Person means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.
          Preliminary Adjustment Schedule shall have the meaning set forth in Section 1.5(c).

          Purchase Price shall have the meaning set forth in Section 1.3.
          Purchased Assets shall have the meaning set forth in Section 1.1.
          Purchased Right shall have the meaning set forth in Section 5.14.
          reasonable efforts means a party’s efforts in accordance with reasonable commercial practice and without incurrence of unreasonable expense.
          Recognized Built-In Gain Amount means, with respect to any calendar year, the product of (a) the lesser of (i) the Asset Gain Amount for such year and (ii) the excess of (A) the Recognized Built-in Gain Limitation over (B) the sum of the Asset Gain Amounts determined for all prior years and (b) a fraction, the numerator of which is the number of Towing Limited Partner Units held by Cenac Towing as of the close of such year and the denominator of which is the total number of Towing Limited Partner Units issued at Closing (adjusting both numerator and denominator for any reclassification, recapitalization, unit split, split-up, combination, exchange of units or any other similar transactions with respect to the Limited Partner Units after the Closing).
          Recognized Built-In Gain Limitation means the amount of gain that would have been recognized by the Partnership for federal income tax purposes and allocated to Cenac Towing pursuant to Section 704(c) of the Code if Buyer or its Affiliates disposed of all of the Towing Assets allocable to the Contributions on the day following the Closing Date for an aggregate amount realized equal to the sum of (a) the product of (i) the closing price of Limited Partner Units on the New York Stock Exchange on the Closing Date and (ii) the number of Towing Limited Partner Units issued on the Closing Date and (b) the liabilities of the Partnership allocable to the Towing Limited Partner Units under Section 752 of the Code as of the day following the Closing Date that were treated as part of the Contributions pursuant to Section 5.11(a)(iii).
          Registered IP Rights shall have the meaning set forth in Section 3.10(a).
          Related Party Agreement means any contract or other agreement, whether written or oral, (a) by which any of the Purchased Assets or Assumed Liabilities is bound or may be subject and (b) (i) to which a Seller and the Stockholder or any of his Affiliates (other than the Sellers) or family members are parties, (ii) of which the Stockholder or any of his Affiliates (other than the Sellers) or family members are beneficiaries or (iii) as to which any transaction contemplated thereby properly would be characterized (without regard to the amount involved) as a related party transaction for purposes of applying the disclosure requirements of GAAP as if they were applicable to financial statements of the Purchased Assets and Assumed Liabilities.
          Release means any spill, effluent, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching, abandoning, adding, or migration into the indoor or outdoor environment, or into or out of any property, facility or vessel.

          Remedial Action means all actions, including any capital expenditures required by any Governmental Body or required under or taken pursuant to any Environmental Law or voluntarily taken to (a) clean up, remove, treat, contain, assess, monitor or evaluate, or in any other way, ameliorate or address any Release or threat of Release of any Hazardous Material; (b) minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the public or employee health or welfare or the indoor or outdoor environment; (c) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining to or relating to a Release or threatened Release of any Hazardous Material; or (d) bring any party, property, facility or vessel into compliance with any Environmental Law.
          Representatives shall have the meaning set forth in Section 10.1(a).
          Restricted Business means the business sold by the Seller Parties to the Buyer hereunder, including the inland marine transportation and offshore marine transportation of (a) hydrocarbons and hydrocarbon-based products, including kerosene, gasoline, feedstocks, lube oils, lube oil base stocks, refined petroleum products and heavy olefins and (b) waste water, sediment and drilling or disposal fluids resulting from the exploration or production of hydrocarbons.
          Restricted Territory means: (a) the commercially navigable inland waterways of the continental United States located east of the 105° meridian, including the Mississippi River System and connecting waterways, (b) the Gulf of Mexico, including the Gulf Intracoastal Waterway and (c) the jurisdictions set forth on Exhibit E.
          Right of First Refusal means the Partnership’s rights to repurchase Closing Limited Partner Units pursuant to Section 1.6(c) or 1.6(d).
          Rule 144 means rule 144 promulgated under the Securities Act, as such rule may be amended from time to time.
          Sale Price shall have the meaning set forth in Section 1.6(c).
          Securities Act means the Securities Act of 1933, as amended.
          Seller Indemnified Party means each Seller Party and its Affiliates and each of their respective officers, directors (or persons performing equivalent functions), employees, agents and counsel.
          Seller Parties shall have the meaning set forth in the Preamble.
          Sellers shall have the meaning set forth in the Preamble.
          Sellers’ Plans means each pension, profit sharing, retirement, life, health, unemployment, accident, disability, stock option, stock bonus, stock ownership, severance, employment, change-in-control, deferred compensation, fringe benefit, bonus or incentive compensation plan, agreement, program or policy (whether written or oral, formal or informal) that is currently or has previously been sponsored, maintained or contributed to by any Seller or any ERISA Affiliate for the benefit of any of their present or former directors, officers, employees, agents, consultants or other similar representatives, including any “employee benefit plan” as defined in section 3(3) of ERISA.
     Sold Units shall have the meaning set forth in Section 1.6(c).
     Stockholder shall have the meaning set forth in the Preamble.
     Stockholder Purchased Assets shall have the meaning set forth in Section 1.1.
     Subject Units shall have the meaning set forth in Section 1.6(c).
     Tax Returns means all returns, declarations, reports, statements and other documents of, relating to, or required to be filed in respect of, any and all Taxes.
     Taxable Sales shall have the meaning set forth in Section 5.11(a).
     Taxes means any and all federal, state, local, foreign and other taxes or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, profit share, license, lease, service, service use, value added, withholding, payroll, employment, excise, estimated severance, stamp, occupation, premium, property, windfall profits, or other taxes of any kind whatsoever, together with any interests, penalties, additions to tax, fines or other additional amounts imposed thereon or related thereto, and the term Tax means any one of the foregoing Taxes.
     Third-Party Claim shall have the meaning set forth in Section 7.5(a).
     to the knowledge of the Seller Parties and phrases with similar wording means the collective knowledge, after reasonable investigation, of each Person listed on Schedule 10.19.
     Towing Assets means the portion of the Purchased Assets transferred by Cenac Towing to Buyer pursuant to Section 1.1 of this Agreement.
     Towing Limited Partner Units shall have the meaning set forth in Section 1.3(b).
     Transaction Documents means this Agreement, the Transitional Operating Agreement and the other written agreements and instruments executed under or in connection with this Agreement.
     Transferor shall have the meaning set forth in Section 5.16(c).
     Transitional Operating Agreement means that certain Transitional Operating Agreement by and among Buyer and the Seller Parties in substantially the form attached hereto as Exhibit C.
     Unaudited Financial Statements shall have the meaning set forth in Section 3.12(b).
     Vessel Equipment means boilers, generators, machinery, boats, lifeboats, masts, towers, cranes, engines, instruments, anchors and anchor handling equipment, chains, cables,

apparel, accessories, tackle, rigging, electronic, radar, communication, radio installation and navigational equipment, and all other associated equipment, furnishings, appliances and consumables.
     Vessels shall have the meaning set forth in Section 1.1(a) .
     Window Period shall have the meaning set forth in Section 1.6(c).
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

TEPPCO MARINE SERVICES, LLC

By:	/s/ William G. Manias

William G. Manias
Vice President and Chief Financial Officer

TEPPCO PARTNERS, L.P.

By: Texas Eastern Products Pipeline Company, LLC,
its general partner

By:	/s/ William G. Manias

William G. Manias
Vice President and Chief Financial Officer

CENAC TOWING CO., INC.

By:	/s/ Arlen B. Cenac, Jr.

Arlen B. Cenac, Jr.
President

CENAC OFFSHORE, L.L.C.

By:	/s/ Arlen B. Cenac, Jr.

Arlen B. Cenac, Jr.
Managing Member

/s/ Arlen B. Cenac, Jr.

Arlen B. Cenac, Jr.
Signature page to TEPPCO-Cenac Asset Purchase Agreement

58

EXHIBIT A

Form of Legal Opinion to Buyer
     1. Cenac Towing is validly existing as a corporation in good standing under the laws of the State of Louisiana, with corporate power and authority to execute, deliver and perform its obligations pursuant to the Agreement and the Transitional Operating Agreement. The Stockholder owns beneficially and of record all of the issued and outstanding capital stock of Cenac Towing.
     2. Cenac Offshore is validly existing as a limited liability company in good standing under the laws of the State of Louisiana, with limited liability company power and authority to execute, deliver and perform its obligations pursuant to the Agreement and the Transitional Operating Agreement. The Stockholder owns beneficially and of record all of the limited liability company interests of Cenac Offshore.
     3. Each of the Agreement, the Transitional Operating Agreement, the Construction and Lease Agreement and each of the other Transaction Documents has been duly authorized, executed and delivered by Cenac Towing and/or Cenac Offshore, as the case may be. Each of The Agreement, the Transitional Operating Agreement and each of the other Transaction Documents to which the Stockholder is a party has been duly executed and delivered by the Stockholder.
     4. Neither the execution, delivery and performance of the Transaction Documents by the Seller Parties party thereto nor the consummation by the Seller Parties of the transactions contemplated thereby (a) constitutes or will constitute a violation of the certificate or articles of incorporation, bylaws or other organizational documents of any of the Seller Parties, (b) constitutes or will constitute a breach or violation of, or a default under (or an event that, with notice or the lapse of time or both, would constitute such a default) any of the Contracts, the Assumed Equipment Leases, the IP Contracts or any credit agreement, indenture, mortgage, note or other debt instrument binding on any of the Seller Parties or any of the Purchased Assets except to the extent specified in Schedule 3.3 or (c)  results or will result in the creation or imposition of any Lien (other than a Permitted Lien) upon any of the Purchased Assets pursuant to any of the documents or instruments referenced in clause (a) or (b).
     5. The instruments of conveyance, transfer and assignment to be delivered by the Seller Parties to Buyer are in a form legally sufficient to convey to Buyer all right, title and interest of the Seller Parties in and to the Purchased Assets. Such instruments are in a form sufficient for recordation or filing where such is necessary in order to effect such conveyance, transfer and assignment against third parties.
     In rendering such opinions, such counsel may, (A) with respect to the opinions expressed in paragraphs 1 and 2 above, state that they have relied solely upon certificates provided by the Secretary of State of the State of Louisiana and (B) state that their opinion is limited to the federal laws of the United States of America and the laws of the State of Louisiana.

EXHIBIT B
Form of U.S. Coast Guard Bills of Sale
THIS SECTION FOR COAST U.S. DEPARTMENT OF GUARD USE ONLY HOMELAND SECURITY RECORDED: U.S. COAST GUARD BOOK PAGE: CG-1340 (REV. 06/04) BILL OF SALE PORT (IF NOT FILING PORT) 1. VESSEL NAME 2. OFFICIAL NUMBER OR HULL ID NUMBER 3. NAME(S) AND ADDRESS(ES) OF SELLERS: 3A. TOTAL INTEREST OWNED (IF LESS THAN 100%) %. DOCUMENTATION OFFICER — 4. NAME(S) AND ADDRESS(ES) OF BUYER(S) AND INTEREST TRANSFERRED TO EACH: TEPPCO Marine Services, LLC 1100 Louisiana 16th Floor Houston, TX 77002 4A. TOTAL INTEREST TRANSFERRED (100% UNLESS OTHERWISE SPECIFIED) %. — 4B. MANNER OF OWNERSHIP, UNLESS OTHERWISE STATED HEREIN, THIS BILL OF SALE CREATES A TENANCY IN COMMON, WITH EACH TENANT OWNING AN EQUAL UNDIVIDED INTEREST. CHECK ONLY ONE OF THE FOLLOWING BLOCKS TO SHOW ANOTHER FORM OF OWNERSHIP. JOINT TENANCY WITH RIGHT OF SURVIVORSHIP TENANCY BY THE ENTIRETIES COMMUNITY PROPERTY OTHER (DESCRIBE) 5. CONSIDERATION RECEIVED: (ONE DOLLAR AND OTHER VALUABLE CONSIDERATION UNLESS OTHERWISE STATED)
6. I (WE) DO HEREBY SELL TO THE BUYER(S) NAMED ABOVE, THE RIGHT, TITLE AND INTEREST IDENTIFIED IN BLOCK 4 OF THIS BILL OF SALE, IN THE PROPORTION SPECIFIED HEREIN. VESSEL IS SOLD FREE AND CLEAR OF ALL LIENS, MORTGAGES, AND OTHER ENCUMBRANCES OF ANY KIND AND NATURE, EXCEPT AS STATED ON THE REVERSE HEREOF. VESSEL IS SOLD TOGETHER WITH AN EQUAL INTEREST IN THE MASTS, BOWSPRIT, SAILS, BOATS, ANCHORS, CABLES, TACKLE, FURNITURE, AND ALL OTHER NECESSARIES THERETO APPERTAINING AND BELONGING, EXCEPT AS STATED ON THE REVERSE HEREOF.
7. SIGNATURES OF SELLER(S) OR PERSON(S) SIGNING ON BEHALF OF SELLER(S). 8. DATE SIGNED
9. NAME(S) OF PERSON(S) SIGNING ABOVE, AND LEGAL CAPACITY IN WHICH SIGNED (E.G., OWNER, AGENT, TRUSTEE, EXECUTOR)
10. ACKNOWLEDGEMENT (TO BE COMPLETED BY NOTARY PUBLIC OR OTHER OFFICIAL AUTHORIZED BY A LAW OF A STATE OR THE UNITED STATES TO TAKE OATHS.)
ON ___THE PERSON(S) NAMED IN SECTION 9 STATE: (DATE) COUNTY: ABOVE ACKNOWLEDGED EXECUTION OF THE FOREGOING INSTRUMENT IN THEIR STATED CAPACITY(IES) FOR THE PURPOSE THEREIN CONTAINED.
NOTARY PUBLIC MY COMMISSION EXPIRES

(COMPLETE THIS SECTION ONLY IF VESSEL HAS NEVER BEEN DOCUMENTED AND DOES NOT HAVE A HULL IDENTIFICATION NUMBER.) VESSEL DATA A. BUILDER B. BUILDER’S HULL NUMBER C. FORMER NAME(S) D. FORMER MOTORBOAT NUMBERS E. FORMER ALIEN REGISTRATIONS — F. DIMENSIONS: L= B= D= G. PERSON FROM WHOM SELLER OBTAINED VESSEL — SIGNATURE OF SELLER —
WARRANTIES/APPURTENANCES/LIMITATIONS/EXCEPTIONS The warranties, appurtenances, limitations and exceptions as set forth in the Asset Purchase Agreement dated February 1, 2008 by and among Buyer, TEPPCO Partners, L.P., Cenac Towing Co., Inc., Cenac Offshore, L.L.C. and Mr. Arlen B. Cenac, Jr. —
INSTRUCTIONS 1. INDICATE CURRENT DOCUMENTED NAME. (IF VESSEL HAS NEVER BEEN DOCUMENTED SELLER MUST COMPLETE AND SIGN DATA SECTION ABOVE.) 2. INDICATE OFFICIAL NUMBER AWARDED TO VESSEL OR HULL IDENTIFICATION NUMBER ASSIGNED BY MANUFACTURER. (IF THE VESSEL HAS NO HULL IDENTIFICATION NUMBER AND HAS NEVER BEEN DOCUMENTED, SELLER MUST COMPLETE AND SIGN THE VESSEL DATA SECTION ABOVE.) 3. INSERT NAMES AND ADDRESSES OF ALL PERSONS SELLING VESSEL, ALONG WITH TOTAL INTEREST OWNED BY THOSE PERSONS. IF MORE ROOM IS NEEDED, AN ATTACHMENT MAY BE MADE SHOWING THE ADDRESSES OF THE SELLERS. 3A. SELF-EXPLANATORY. 4. INSERT NAMES AND ADDRESSES OF ALL BUYERS, ALONG WITH THE INTEREST TRANSFERRED TO EACH. IF THERE IS MORE THAN ONE BUYER AND NO DIVISION OF INTEREST IS SHOWN, THIS BILL OF SALE WILL RESULT IN EACH BUYER HOLDING AN EQUAL INTEREST. (IF MORE ROOM IS NEEDED, AN ATTACHMENT MAY BE MADE SHOWING THE ADDRESSES OF THE BUYERS.) 4A. SELF-EXPLANATORY. 4B. CHECK ONE OF THE BLOCKS TO CREATE A FORM OF OWNERSHIP OTHER THAN A TENANCY IN COMMON. IF “OTHER” IS CHECKED, THE FORM OF OWNERSHIP MUST BE DESCRIBED. 5. OPTIONAL. IF THE AMOUNT PAID FOR THE VESSEL IS INSERTED, IT WILL BE NOTED ON THE VESSEL’S GENERAL INDEX. 6. SELF-EXPLANATORY. USE “REMARKS” SECTION ABOVE IF VESSEL IS NOT SOLD FREE AND CLEAR, OR TO LIST VESSEL APPURTENANCES WHICH ARE NOT SOLD WITH THE VESSEL. 7. SELF-EXPLANATORY. 8. SHOW THE DATE ON WHICH THE INSTRUMENT IS SIGNED. 9. IN ADDITION TO THE PRINTED OR TYPED NAME OF THE SIGNER, SHOW WHETHER THAT PERSON WAS ACTING AS AN OWNER, AS AN AGENT FOR AN OWNER, AS TRUSTEE, AS THE PERSONAL REPRESENTATIVE OR EXECUTOR OF AN ESTATE, OR OTHER CAPACITY WHICH ENTITLED THAT PERSON TO SIGN THE BILL OF SALE. 10. ANY ACKNOWLEDGEMENT IN SUBSTANTIAL COMPLIANCE WITH THE LAW OF THE STATE WHERE TAKEN MAY BE ATTACHED TO THIS INSTRUMENT IN LIEU OF THE PREPRINTED ACKNOWLEDGEMENT. —
PRIVACY ACT STATEMENT IN ACCORDANCE WITH 5 USC 552(A), THE FOLLOWING INFORMATION IS PROVIDED TO YOU WHEN SUPPLYING PERSONAL INFORMATION TO THE U.S. COAST GUARD. 1. AUTHORITY, SOLICITATION OF THIS INFORMATION IS AUTHORIZED BY 46 USC, CHAPTER 313 AND 46 CFR, PART 67. — 2. THE PRINCIPAL PURPOSES FOR WHICH THIS INSTRUMENT IS TO BE USED ARE: — (A) TO PROVIDE A RECORD, AVAILABLE FOR PUBLIC INSPECTION AND COPYING, OF THE SALE OR OTHER CHANGE IN OWNERSHIP OF A VESSEL WHICH IS DOCUMENTED, WILL BE DOCUMENTED, OR HAS BEEN DOCUMENTED PURSUANT TO 46 USC, CHAPTER 121. (B) PLACEMENT OF THIS INSTRUMENT IN A BOOK FOR EXAMINATION BY GOVERNMENTAL AUTHORITIES AND MEMBERS OF THE GENERAL PUBLIC. 3. THE ROUTINE USE WHICH MAY BE MADE OF THIS INFORMATION INCLUDES DEVELOPMENT OF STATISTICAL DATA CONCERNING DOCUMENTED VESSELS. — 4. DISCLOSURE OF THE INFORMATION REQUESTED ON THIS FORM IS VOLUNTARY. HOWEVER, FAILURE TO PROVIDE THE INFORMATION COULD PRECLUDE FILING OF A BILL OF SALE AND DOCUMENTATION OF THE VESSEL NAMED HEREIN PURSUANT TO 46 USC, CHAPTER 121. MOREOVER, BILLS OF SALE WHICH ARE NOT FILED ARE NOT DEEMED TO BE VALID AGAINST ANY PERSON EXCEPT THE GRANTOR OR A PERSON HAVING ACTUAL KNOWLEDGE OF THE SALE. (46 USC 31321(A)). —
AN AGENCY MAY NOT CONDUCT OR SPONSOR, AND A PERSON IS NOT REQUIRED TO RESPOND TO A COLLECTION OF INFORMATION UNLESS IT DISPLAYS A VALID OMB CONTROL NUMBER. THE COAST GUARD ESTIMATES THAT THE AVERAGE BURDEN FOR THIS FORM IS 20 MINUTES. YOU MAY SUBMIT ANY COMMENTS CONCERNING THE ACCURACY OF THIS BURDEN ESTIMATE OR MAKE SUGGESTIONS FOR REDUCING THE BURDEN TO: U.S. COAST GUARD, NATIONAL VESSEL DOCUMENTATION CENTER, 792 T J JACKSON DRIVE, FALLING WATERS, WEST VIRGINIA 25419, OR OFFICE OF MANAGEMENT AND BUDGET, PAPERWORK REDUCTION PROJECT (1625-0027), WASHINGTON, DC 20503. —

Execution Version
EXHIBIT C
Form of Transitional Operating Agreement
TRANSITIONAL OPERATING AGREEMENT
          THIS TRANSITIONAL OPERATING AGREEMENT (this “Agreement”) is made and entered into as of February 1, 2008, by and between Cenac Towing Co., Inc., a Louisiana corporation (“Cenac Towing”), Cenac Offshore, L.L.C., a Louisiana limited liability company (“Cenac Offshore” and, together with Cenac Towing, the “Cenac Companies”), Mr. Arlen B. Cenac, Jr., a resident of Houma, Louisiana and the owner of all the stock and equity interests in the Cenac Companies (the “Stockholder” and, together with the Cenac Companies, the “Operators”), and TEPPCO Marine Services, LLC, a Delaware limited liability company (the “Owner”).
          WHEREAS, the Owner, TEPPCO Partners, L.P., a Delaware limited partnership (the “Partnership”), and the Operators have entered into that certain Asset Purchase Agreement dated as of the date hereof (the “Purchase Agreement”), pursuant to which the Operators have sold to the Owner certain marine assets and rights relating to the Operations, as specified and defined in the Purchase Agreement;
          WHEREAS, the Owner desires that the Operators provide it with certain services relating to the Purchased Operations, as defined herein; and
          WHEREAS, the Owner and the Operators desire to enter into this Agreement for the purpose of evidencing the terms and conditions upon which the Owner agrees to purchase and pay for, and the Operators agree to provide, such services;
          NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements stated herein, and upon the terms and subject to the conditions hereinafter set forth, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
          1.1 Definitions. Any capitalized terms used herein and not defined herein shall have the meaning defined in the Purchase Agreement. For purposes of this Agreement, the term:
          “AAA” has the meaning set forth in Section 4.2.
          “Accounting Procedures” shall mean the accounting procedures described in Exhibit B.
          “Agreement” has the meaning set forth in the Preamble.
          “Asphalt Business Limitation” means that (a) the marine transportation of hydrocarbons and hydrocarbon-based products by Horizon Maritime is limited to the inland marine transportation or offshore marine transportation of asphalt, No. 6 oil or vacuum gas oil and (b) Horizon Maritime does not engage in the inland marine transportation or offshore marine transportation of waste water, sediment or drilling or disposal fluids resulting from the exploration or production of hydrocarbons.

          “Cenac Companies” has the meaning set forth in the Preamble.
          “Cenac Company Plans” means each pension, profit sharing, retirement, life, health, unemployment, accident, disability, stock option, stock bonus, stock ownership, severance, employment, change-in-control, deferred compensation, fringe benefit, bonus or incentive compensation plan, agreement, program or policy (whether written or oral, formal or informal) that is currently or has previously been sponsored, maintained or contributed to by either of the Cenac Companies or any ERISA Affiliate for the benefit of any of their present or former directors, officers, employees, agents, consultants or other similar representatives, including any “employee benefit plan” as defined in Section 3(3) of ERISA.
          “Cenac Employer Policies” shall mean any workers’ compensation and employer’s liability insurance held by either of the Cenac Companies immediately prior to the Closing, including under policy nos. 25201 and CUL 15082.067.
          “Cenac Marine Policies” shall mean (a) the following insurance policies held by either of the Cenac Companies: (i) hull and machinery, marine liabilities, protection and indemnity and marine general liability, along with five layers of associated “bumbershoot” coverage (policy nos. CUL-15082.067 and 07L 1323-01 and associated fifth layer bumbershoot coverage carried by New York Marine and General Insurance Company and Houston Casualty Company), (ii) pollution insurance (policy no. 0236413), (iii) open cargo insurance (policy no. CUL-15082.067) and (iv) excess protection and indemnity, collision, towers and pollution insurance (policy nos. UM0001454EL07A, 3H099006006, MMO-18101ML507, GCM21005, MAR 2852863-10, OMH2171618-10, 00945, CUL NY 10513-67) and (b) any other insurance policies relating to the Purchase Operations held by either of the Cenac Companies immediately prior to the Closing.
          “Cenac Offshore” has the meaning set forth in the Preamble.
          “Cenac Towing” has the meaning set forth in the Preamble.
          “Direct Costs” has the meaning set forth in Exhibit B.
          “Dispute” has the meaning set forth in Section 10.1(a).
          “Dispute Resolution Commencement Date” has the meaning set forth in Section 10.1(a).
          “Employee” means each employee of either of the Cenac Companies; provided, however, that (i) in no event shall any Employee be considered to be an employee of the Owner and (ii) nothing in this Agreement shall be construed as an offer of or contract for employment with any such Employee.
          “Existing Cenac Policies” means the Cenac Employer Policies and the Cenac Marine Policies.
          “Horizon Maritime” means Horizon Maritime, L.L.C., a Louisiana limited liability company.

          “Indemnified Amounts” has the meaning set forth in Section 7.1.
          “Indemnified Party” means a an Owner Indemnified Party or an Operator Indemnified Party.
          “Indemnifying Party” means the Person obligated to indemnify under Article VII.
          “Insurance Cancellation Date” means the date on which an insurance policy provided for in Section 8.2(a)(iv) is to be canceled pursuant to 30 days (or more) advance notice from the applicable insurer in accordance with Section 8.2(c).
          “Interim Period” means the period beginning the date hereof and ending on June 30, 2008 or the date on which the Owner places the insurance provided for in Section 8.2(a), if earlier.
          “Notice” or “Notices” means all notices, communications or approvals that are required or may be given under this Agreement in accordance with Section 10.4.
          “Operator Indemnified Party” means the Operators, the Affiliates of either of the Cenac Companies and each of their respective officers, directors (or persons performing equivalent functions), employees, agents and counsel.
          “Operators” has the meaning set forth in the Preamble.
          “Overhead Costs” has the meaning set forth in Exhibit B.
          “Owner” has the meaning set forth in the Preamble.
          “Owner Indemnified Party” means the Owner and its Affiliates and each of their respective officers, directors (or persons performing equivalent functions), employees, agents and counsel.
          “Partnership” has the meaning set forth in the Recitals.
          “Price Protection Payment” means the payment to be made by the Partnership pursuant to the third sentence of Section 1.6(c) of the Purchase Agreement under the circumstances provided in such section.
          “Purchase Agreement” has the meaning set forth in the Recitals.
          “Purchased Operations” means the Purchased Assets, the Assumed Liabilities, any other marine vessels and related property, assets or rights acquired after the date hereof by the Owner from the Operators or their Affiliates and any property, assets or rights acquired by the Operators hereunder with Owner funds (or for which they were reimbursed by the Owner).
          “reasonable efforts” means a party’s efforts in accordance with reasonable commercial practice and without incurrence of unreasonable expense.

          “Restricted Business” means the business of the Owner, including the inland marine transportation and offshore marine transportation of (A) hydrocarbons and hydrocarbon-based products, including kerosene, gasoline, feedstocks, lube oils, lube oil base stocks, refined petroleum products and heavy olefins and (B) waste water, sediment and drilling or disposal fluids resulting from the exploration or production of hydrocarbons.
          Restricted Territory means: (a) the commercially navigable inland waterways of the continental United States located east of the 105° meridian, including the Mississippi River System and connecting waterways, (b) the Gulf of Mexico, including the Gulf Intracoastal Waterway and (c) the jurisdictions set forth on Exhibit C.
          “Service Fee” has the meaning set forth in Exhibit B.
          “Service Providers” means the Employees, consultants and professionals, service or other organizations whom a Cenac Company employs or with whom a Cenac Company contracts in order to provide Services under this Agreement.
          “Services” has the meaning set forth in Section 2.1(a).
          “Stockholder” has the meaning set forth in the Preamble.
          “Third Party” means any Person that is not a party to this Agreement.
          “WARN Act” has the meaning set forth in Section 2.2(e).
          1.2 Interpretation.
               (a) Except as this Agreement otherwise specifies, all references herein to any Law defined or referred to herein are references to that Law or any successor Law, as the same may have been amended or supplemented from time to time, and any rules or regulations promulgated thereunder.
               (b) This Agreement uses the words “herein,” “hereof” and “hereunder” and words of similar import to refer to this Agreement as a whole and not to any provision of this Agreement, and the words “Article,” “Section” and “Exhibit” refer to Articles and Sections of and the Exhibits to this Agreement unless it otherwise specifies.
               (c) Whenever the context so requires, the singular number includes the plural and vice versa, and a reference to one gender includes the other gender and the neuter.
               (d) As used in this Agreement, the word “including” (and, with correlative meaning, the word “include”) means including, without limiting the generality of any description preceding that word, and the words “shall” and “will” are used interchangeably and have the same meaning; and “or” is used in the inclusive sense of “and/or” unless the context requires otherwise.

               (e) As used in this Agreement, the term “business day” means any day other than a day on which commercial banks are authorized or required to close in Houston, Texas.
               (f) As used in this Agreement, all references to “dollars” or “$” mean United States dollars.
ARTICLE II
RESPONSIBILITIES OF THE OPERATORS
          2.1 Services to be Provided by the Operators.
               (a) During the term of this Agreement and subject to and in accordance with the terms hereof and the standards set forth herein, the Operators shall provide, at the Owner’s expense as provided herein, or cause to be provided, all services, utilities, materials, facilities and access necessary to operate the Purchased Operations, including the services described in more detail in Exhibit A (together with any other obligations of the Operators hereunder, the “Services”).
               (b) The Operators shall have day-to-day control over the operation and maintenance of the Purchased Operations, subject to the limitations and requirements of this Agreement. As such, the Operators shall, for the Owner’s account, in the Owner’s name and at the Owner’s expense, in each case subject to the terms of and in accordance with this Agreement, perform all Services hereunder (i) in accordance with applicable Laws, (ii) with at least the degree of care, skill and prudence that they exercised in operating the Operations during the 12 months immediately preceding the date of this Agreement, (iii) in accordance with the usual and customary practices in the industry in which the Operations operate, including the American Waterways Operators Responsible Carrier Program, (iv) keeping the Vessels, vehicles and equipment and other assets that are part of the Purchased Operations or necessary or useful to the provision of Services seaworthy and in good working condition and repair and (v) to the maximum extent reasonably possible, using those Service Providers who are most familiar with such Purchased Operations.
               (c) Notwithstanding any other provision of this Agreement to the contrary, the Operators shall not, without the prior written consent of the Owner:
                    (i) enter into, amend, terminate, waive any term of, or otherwise taken any action with respect to any customer contracts or agreements relating to the Purchased Operations (other than performing under the terms of such contracts or agreements), except in the ordinary course of business consistent with recent past practice and where the aggregate consideration or liability (including contingent liabilities) involved does not exceed $500,000;
                    (ii) enter into, amend or waive any term of any contract or agreement to which an Operator is a party or to which any of the Purchased Operations may be subject and to which any other Operator or any of its Affiliates or any family member of the Stockholder is also a party;

                    (iii) enter into any instruments or agreements relating to indebtedness or leases relating to the Purchased Operations;
                    (iv) enter into any collective bargaining agreement covering any Employee who is a Service Provider;
                    (v) make any capital expenditures or financial commitments related to the Purchased Operations in excess of $500,000 during any 12 month period;
                    (vi) incur any operating, maintenance or other cost or expense related to the Purchased Operations (excluding those described in Sections 4(a), (b) and (d) of Exhibit B) in excess of $500,000 individually;
                    (vii) sell, lease, assign, distribute, transfer, mortgage, pledge or subject to any Lien any owned or leased assets constituting Purchased Operations, except sales of inventory and obsolete or surplus equipment in the ordinary and usual course of business, except where the value of such asset does not exceed $250,000;
                    (viii) pay damages occurring as a result of, or settle claims made in connection with, the Purchased Operations, except as and to the extent permitted by Section 4 of Exhibit A; or
                    (ix) enter into any contract or commitment to do or cause to be done any of the foregoing.
               (d) If the Operators fail to provide any of the Services in accordance with the standards set forth in Section 2.1(b) in the Owner’s reasonable judgment, the Owner may elect to arrange for alternative providers of such Services and will provide the Operators with reasonable Notice of such election. Upon providing such Notice, the Owner may deduct any costs and expenses billed by the Cenac Companies in accordance with Section 3.2 for any Services that the Operators failed to provide in accordance with the standards set forth in Section 2.1(b) from any payment owed to the Operators under this Agreement.
               (e) Notwithstanding any other provision of this Agreement, in the event that an Operator becomes aware of an emergency, including a release of materials requiring reporting to a Governmental Body or requiring an immediate response in order to comply with applicable Laws or to protect human health or the environment, affecting the Purchased Operations or any of the Owner’s assets, properties or business associated therewith, the Operators shall first, in compliance with the Comprehensive Environmental Response, Compensation and Liability Act and other applicable Laws, provide any legally required notice to Governmental Bodies, including notice to the National Response Center of any reportable release from a vessel as soon as any person in charge of such vessel has knowledge of such release. The Operators shall perform all release response obligations required by Law, including compliance with the U.S. Coast Guard tank vessel response plan regulations for oil, 33 C.F.R. §§ 155.1050 and 155.1052, regarding equipment and response resource requirements (containment booms, oil recovery devices and storage capacity for recovery), within the response timeframes required by Law and to protect human health or the environment. As soon as reasonably possible, but in no event more than six (6) hours after the start of the emergency, the Operators shall notify the Owner of the emergency and all information related to the emergency, including any emergency response actions. Thereafter, the Operators shall provide periodic updates of information related to the emergency and all emergency response actions, on at least a daily basis. As soon as reasonably possible after receipt of the Operator’s Notice related to the emergency and from time to time thereafter, the Owner shall instruct the Operators as to any additional actions that the Owner desires the Operators to take in order to address the emergency. Within five (5) days of the start of the emergency, the Operators shall provide the Owner with a cost estimate of emergency response actions, and shall thereafter update monthly cost estimates to reflect any actual or expected emergency expenditures. Within five (5) days after receipt of such cost estimate, the Owner shall acknowledge receipt of such cost estimate from the Operators and, in such acknowledgement, shall approve or disapprove such cost estimate update. The Owner’s acknowledgement shall be effective when transmitted to the Operators in writing in the manner specified in Section 10.4. Until the Owner’s acknowledgement becomes effective, the Operators may incur any expenditure or take any other actions reasonably necessary under the circumstances to comply with Law or safeguard lives or property in connection with the response to emergencies affecting the Purchased Operations or the associated assets, properties or business of the Owner, the cost of which will be borne by the Owner.
               (f) The Operators shall meet with the Owner from time to time, at the Owner’s reasonable request, in order to review the operation and maintenance of the Purchased Operations.
          2.2 Personnel.
               (a) The Stockholder agrees to make himself available to provide personal services to the Owner as reasonably requested from time to time. In addition, each of the Cenac Companies shall employ, retain and have supervision over such Service Providers as such Cenac Company deems reasonably necessary and appropriate for its performance of Services in accordance with the standards set forth in Section 2.1(b). All such Service Providers shall have received such training as is required by applicable Laws. The Cenac Companies shall pay all expenses incurred in connection with the retention of any Service Providers to perform the Services, including compensation, consulting or other service fees, salaries, wages and overhead and administrative expenses charged to or incurred by the Cenac Companies and, if applicable, social security taxes, workers’ compensation insurance, retirement and insurance benefits, incentives, bonuses and other similar expenses. The Cenac Companies shall comply with all Laws relating to the employment or retention of Service Providers, including Laws relating to withholding of Taxes, employment discrimination, fair labor standards and the Cenac Company Plans. Each of the Cenac Companies represents and warrants that (i) no Employee is covered by the terms of a collective bargaining agreement with any union organization and (ii) each such Cenac Company has all necessary contractual rights to secure the services of the individuals and entities reasonably necessary to perform the Services.
               (b) The Cenac Companies shall provide as soon as reasonably practicable to the Owner a complete list, as of the date hereof, of all Service Providers, listing the individual’s status, title or position held, base salary, any commissions or other compensation paid or payable, all employee benefits received by such Service Provider and any other terms of any oral or written agreement (including a copy of any such written agreement) with either of the Cenac Companies or any of their respective Affiliates. Such list shall be updated from time to time as requested by the Owner on reasonable Notice. The Owner may direct that either of the Cenac Companies terminate its use of any Service Provider to provide any of the Services by providing the Operators with written Notice.
               (c) This Agreement does not and shall not be construed to establish an employment relationship between the Owner (or its Affiliates) and any Service Provider. Unless and until otherwise determined by the Owner, the Employees shall not transfer to or otherwise be employed by the Owner (or its Affiliates), but shall be retained in the employ of the applicable Cenac Company. No Service Provider is a party to this Agreement, nor shall any Operator or such Service Provider be entitled to assert that such Service Provider has become an employee of the Owner or its Affiliates through or in connection with the rendering of Services in accordance with this Agreement.
               (d) Notwithstanding the foregoing, the Owner, in its sole discretion, may hire any Person (including any Service Provider) to serve as an employee of the Owner or its Affiliates or, if applicable, an independent contractor of the Owner or its Affiliates. The Operators shall cooperate with the Owner and its Affiliates in providing access to Service Providers, on reasonable Notice, for purposes of interviewing and other pre-application screening as the Owner may reasonably request. Each of the Operators shall not, directly or indirectly, either for itself or any other Person, discourage any Service Provider from agreeing to a direct employment or engagement with the Owner or its Affiliates or otherwise interfere with any efforts by the Owner or its Affiliates to hire or engage any Service Provider directly.
               (e) Any notice required under the Federal Workers Adjustment and Retraining Notification Act (“WARN Act”) that is, has been or shall be required of the Cenac Companies to their Employees or former employees by reason of its obligations under the WARN Act resulting from the transactions contemplated by the Purchase Agreement (including this Agreement) or any subsequent mass layoff or plant closing during the term of this Agreement has been or shall be given by the Cenac Companies. The Cenac Companies shall be solely responsible for any severance or other costs associated with the termination of the employment or engagement of any Service Provider.
               (f) The Owner and the Operators agree that the Owner is a statutory employer of the Employees solely for purposes of La. Rev. Stat. 23:1061 and not for any other purpose whatsoever. Irrespective of the Owner’s status as a statutory employer or special employer (as defined in La. Rev. Stat. 23:1031(C)) of the Employees, the Cenac Companies shall remain primarily responsible for the payment of Louisiana Workers’ Compensation benefits to the Employees and shall not be entitled to seek contribution for any such payments from the Owner or any of its Affiliates. Further, the Cenac Companies agree to protect, defend, indemnify and hold harmless the Owner Indemnified Parties from any and all claims for compensation benefits by the Employees against any of the Owner Indemnified Parties and hereby waives any right of the Cenac Companies’ insurers to seek reimbursement of any compensation benefits owed or paid.

          2.3 Employee benefit plans.
               (a) Schedule 2.3 contains a complete list of each Cenac Company Plan.
               (b) The Cenac Companies have made available to the Owner a true and correct copy (or, with respect to any unwritten arrangement, an accurate written description) of each Cenac Company Plan and, to the extent applicable, copies of any related trusts, insurance policies, amendments, third-party administration contracts, the most recent summary plan description, summary of material modifications, favorable determination letters, actuarial reports, FAS-106 reports and the three most recently filed Form 5500 annual reports filed with the Internal Revenue Service and the United States Department of Labor.
               (c) Each Cenac Company Plan intended to be qualified under Section 401(a) of the Code is and has been so qualified. Each Cenac Company Plan is and has been operated and administered in material compliance with its terms and the provisions of all applicable laws, rules and regulations, including ERISA and the Code. There are no pending actions, suits or claims against any Cenac Company Plan other than routine claims for benefits, qualified domestic relations orders and medical child support orders. The Cenac Companies and each ERISA Affiliate have made any and all required contributions to the Cenac Company Plans and have satisfied any and all taxes or other obligations related to employees of the Cenac Companies and the Cenac Company Plans as of the date of this Agreement and the transactions contemplated by this Agreement will not, either alone or in combination with any other event, result in the Owner having any liability under or related to any Cenac Company Plan. There have been no “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any of the relevant Cenac Company Plans.
               (d) Each Cenac Company Plan or compensation arrangement that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in compliance with Section 409A of the Code from the period beginning January 1, 2005 to the date hereof.
               (e) Neither the execution nor the delivery of the Purchase Agreement or this Agreement nor the consummation of the transactions contemplated thereby or hereby will (either alone or in conjunction with any other event): (i) result in any payment (including severance, unemployment compensation, parachute payments or otherwise) becoming due to any employee of either of the Cenac Companies or any ERISA Affiliate; (ii) significantly increase any benefits otherwise payable under any Cenac Company Plan; or (iii) result in any acceleration of the time of payment, funding or vesting of any material benefit to the employees of either of the Cenac Companies or any ERISA Affiliate.
               (f) The Cenac Companies have provided for and will provide for the full and complete satisfaction of any and all liabilities of any kind whatsoever that the Cenac Companies may have or may hereafter incur with respect to any Service Provider, including all liabilities under any Cenac Company Plan.

          2.4 Property. All property (including intangible and intellectual property), equipment, material and technology acquired by an Operator hereunder with Owner funds shall be the property of the Owner; provided, however, that, during the term of this Agreement, the Operators shall have access to and right of use of such Owner-owned property in order to provide Services hereunder; and provided, further, that all evidences of title, books, records, manuals and other similar information respecting such property (including the Purchased Operations) shall be delivered to the Owner upon termination of this Agreement. Any property provided by the Operators or acquired with the Operators’ funds shall remain the property of the Operators.
          2.5 Citizenship. Each of the Cenac Companies is a citizen of the United States within the meaning of Section 50501 of Title 46 of the United States Code for the purpose of operating vessels in the coastwise trade of the United States and shall remain such a citizen during the term of this Agreement.
          2.6 Effective Date. The obligation of the Operators to provide the Services, and the obligation of the Owner to pay the Operators for the costs of providing the Services, shall commence on the Closing Date.
ARTICLE III
COMPENSATION
          3.1 Payment of Fees and Costs. The Cenac Companies shall be paid the Service Fee by the Owner and shall be reimbursed or paid by the Owner for all Direct Costs and Overhead Costs incurred by the Operators in connection with the performance of the Services at the rates and in the manner set forth in the Accounting Procedures. The Cenac Companies shall keep a full and complete account of all costs and expenses incurred in connection with the performance of the Services in the manner set forth in the Accounting Procedures. The Owner shall have no responsibility for, and shall not reimburse or pay: (i) any Direct Costs or Overhead Costs related to services performed by a Service Provider for any period prior to the Closing Date, including bonuses paid to Service Providers during the term of this Agreement that relate all or in part to services provided prior to the Closing Date; or (ii) any costs, expenses, liabilities, obligations, expenditures or other amounts incurred or made in violation of this Agreement or for which any Operator is liable or responsible pursuant to this Agreement or the Purchase Agreement.
          3.2 Billing and Payment. The Cenac Companies shall submit monthly invoices to the Owner including itemized statements setting forth, in reasonable detail, the Service Fee and the Direct Costs and related Overhead Costs incurred or paid by the Operators in providing the Services for the preceding calendar month. The Cenac Companies shall provide to the Owner, at the Owner’s reasonable request, appropriate documentation supporting the incurrence of Direct Costs and related Overhead Costs, including receipts, time sheets and similar documentation. The Owner agrees to pay the Cenac Companies such Service Fee, Direct Costs and Overhead Costs within ten (10) days of its receipt of each such monthly invoice. The Cenac Companies and the Owner may arrange on mutually acceptable terms for the payment by the Owner of Direct Costs on an “as incurred” basis, and the invoice for any month in which such payments have been made need not include such payments (or, if included, shall reflect such payments as credits to the Direct Costs otherwise due). In no event shall the Owner directly pay or be deemed to have directly paid any Direct Costs provided for in Section 4(a), 4(b) or 4(d) of Exhibit B, it being agreed and acknowledged that the Owner’s sole responsibility hereunder with respect to any such costs is to reimburse the Cenac Companies for such costs incurred by them, to the extent provided herein.
          3.3 Billing Disputes. Should there be a dispute as to the propriety or accuracy of any invoiced amounts, the Owner shall pay all undisputed amounts shown on each invoice, but shall be entitled to withhold payment of any amount in dispute and shall promptly notify the Operators of such disputed amount. The Operators shall provide the Owner with records relating to the disputed amounts so as to enable the parties to resolve the dispute.
ARTICLE IV
COVENANT AGAINST COMPETITION
          4.1 As an essential consideration for the obligations of the Owner under this Agreement, each of the Operators hereby agrees and covenants that, for a period commencing on the date of this Agreement and ending on the second anniversary of the respective dates of the last work performed hereunder:
               (a) within the Restricted Territory, each of the Operators shall not, directly or indirectly, whether as principal, agent, employee, shareholder or other equity holder (other than a holding of shares listed on a United States stock exchange or automated quotation system that does not exceed five percent of the outstanding shares so listed), owner, investor, partner or otherwise, individually or in association with any other Person: (A) carry on or engage in any manner in the Restricted Business, (B) solicit customers of the Restricted Business, (C) become the employee of, or otherwise render services on behalf of, any Person that carries on or engages in a business similar to the Restricted Business or (D) induce or attempt to induce any customer, supplier, licensee or business relation of the Owner or any of its Affiliates to cease doing business with the Owner or any of its Affiliates, or in any way interfere with the relationship between any customer, supplier, licensee or business relation of the Owner or any of its Affiliates with the Owner or any of its Affiliates, provided that this Section 4.1(a) shall not prohibit Stockholder’s equity ownership in Horizon Maritime for so long as the Asphalt Business Limitation is satisfied; and
               (b) each of the Operators shall not, directly or indirectly, either for himself or any other Person, (A) solicit or induce or attempt to solicit or induce any employee of or independent contractor providing services to the Owner or any of its Affiliates to leave the employ of or to cease providing services to the Owner or any of its Affiliates, (B) in any way interfere with the relationship between the Owner or any of its Affiliates and any employee of or independent contractor providing services to the Owner or any of its Affiliates or (C) employ, or otherwise engage as an employee, independent contractor or otherwise, any employee of the Owner or any of its Affiliates or any independent contractor of Owner or any of its Affiliates who had been an employee of any Operator or its Affiliates.
          4.2 Any dispute, controversy or claim arising out of or in connection with this Article IV, including the alleged breach of Section 4.1 or a challenge to its validity or enforceability, shall be settled exclusively by final and binding arbitration in Tarrant County, Texas, administered by the American Arbitration Association (“AAA”) in accordance with the Commercial Arbitration Rules of the AAA; provided, however, that nothing herein is or shall be deemed to preclude Buyer’s resort to the interim relief prescribed in Section 4.3, below. The arbitrator(s) shall be selected by mutual agreement of the parties, if possible. If the parties fail to reach agreement upon appointment of arbitrator(s) within thirty days following receipt by one party of the other party’s Notice of desire to arbitrate, the arbitrator(s) shall be selected from a panel or panels of persons submitted by the AAA. The selection process shall be that which is set forth in the AAA Commercial Arbitration Rules then prevailing, except that, if the parties fail to select arbitrator(s) from one or more panels, AAA shall not have the power to make appointment(s) but shall continue to submit additional panels until arbitrator(s) have been selected. The jurisdiction of the arbitrator(s) and the arbitrability of any claim, defense, issue or objection raised by any party shall be decided by the arbitrator(s) in the first instance. Judgment on the award entered by the arbitrator(s) may be entered by any court having jurisdiction thereof. All aspects of the arbitration and matters subject thereto shall remain confidential. The parties will each bear their own attorneys’ fees and costs in connection with any dispute or controversy, except as provided in Section 4.3, below.
          4.3 In the event of a breach or threatened breach by any of the Operators of any of the provisions of this Article IV, the Owner shall have the right to seek interim relief from AAA pursuant to the Optional Rules for Emergency Measures of Protection contained in the Commercial Arbitration Rules of the AAA (including the arbitrator selection procedures provided for in such Optional Rules for Emergency Measures of Protection, which shall govern the selection of arbitrator(s) for purposes of this Section 4.3) or from a court of competent jurisdiction. The Operators acknowledge that the Owner will suffer irreparable damage or injury not fully compensable by money damages, or the exact amount of which may be impossible to ascertain, and therefore will not have an adequate legal remedy. Accordingly, the Owner will be entitled to obtain any interim relief necessary or appropriate to prevent or curtail any such breach, threatened or actual, without the necessity of posting security or showing any actual damages or irreparable injury. Such interim relief may include, but is not limited to, (i) temporary or permanent injunctive relief for the enforcement of this Article IV, (ii) a decree for the specific performance of this Article IV or (iii) the Owner’s reasonable attorneys’ fees, costs and expenses related to such interim relief; provided, however, that the Owner agrees to pay for any Operator’s reasonable attorneys’ fees, costs and expenses related to interim relief sought by the Owner in the event that the Operators prevail and no such interim relief is granted. Such interim relief is in addition to any other rights the Owner may have, including the right to seek damages.
          4.4 The Owner and each of the Operators hereby agree that this Article IV is a material and substantial part of the transactions contemplated by this Agreement. Each of the Operators further agrees and acknowledges that the covenants in Section 4.1 are reasonable with respect to their duration, scope and geographical area.
          4.5 The covenants in this Article IV are severable and separate, including within provisions, subparts or portions thereof, and the unenforceability of any specific covenant, provision or subpart thereof in this Article IV is not intended by any party hereto to, and shall not, affect the provisions of any other covenant in this Article IV. If any arbitrator or panel of arbitrators, or any court pursuant to Section 4.3 above, determines that the terms, scope, time or territorial restrictions set forth in Section 4.1 are unreasonable as applied to an Operator, the parties hereto acknowledge their mutual intention and agreement that the offending provisions, subparts or portions thereof be severed and the remaining provisions and restrictions be enforced to the fullest extent permitted by law as the arbitrator(s) or court (pursuant to Section 4.3 above) deems reasonable, and thereby shall be reformed to that extent. All the covenants, provisions and subparts thereof in this Article IV are intended by each party hereto to, and shall, be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any of the Operators against the Owner, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Owner of any covenant, provision or subpart in this Article IV. The covenants contained in this Article IV shall not be affected by any breach of any other provision hereof by any party hereto and shall not prevent any Operator from rendering the Services to the Owner in accordance with this Agreement.
ARTICLE V
AUDITS
          On not less than thirty (30) days’ advance written Notice to the Operators, the Owner or its authorized representative(s) shall have the right during regular business hours to audit all books and records of the Operators relating to the performance by the Operators of the obligations hereunder. The Operators acknowledge and agree to cooperate with the Owner’s audit of such books and records for any reason relating to any Operator’s performance under this Agreement, including the Owner’s investigation of the accuracy of amounts billed, demanded or paid hereunder for Services and the Operator’s compliance with all Environmental Laws, other applicable Laws, safety policies and practices. All audits shall be completed in a reasonable time frame not to exceed ninety (90) days per audit. The Owner shall have two (2) years after the termination of this Agreement during which to conduct an audit of the Operators’ books and records relating to the performance by the Operators of the obligations hereunder, and any claim arising out of or based in whole or in part on the information produced or obtained by the performance of any such audit must be made, if at all, within such two-year period. The audit rights set forth herein shall survive termination of this Agreement. In addition, the Operators shall promptly provide information from or access to its books and records that the Owner or any of its Affiliates request in connection with the preparation, audit or performance of any procedures with respect to the financial statements of the Owner or its Affiliates and shall cooperate with the Owner in the implementation of internal controls, recordkeeping and other systems, practices or policies required by Law (including the Sarbanes-Oxley Act of 2002) and GAAP with respect to the Purchased Operations.
ARTICLE VI
RELATIONSHIP OF THE PARTIES
          6.1 General Principles Regarding Relationship of the Parties.
               (a) The Owner shall have the right (but shall not have any obligation hereunder) to monitor, consult with and make suggestions to the Operators in connection with the performance of their obligations under this Agreement, provided that in no event shall the

Owner direct or control the Operators or the Service Providers in connection therewith. The parties agree that the Operators shall be independent contractors with respect to their relationship to the Owner under this Agreement. By virtue of entering into this Agreement and/or performing the Services (including performance by use of Service Providers), the Operators shall not be deemed to be, nor shall the Operators or the Service Providers represent or hold themselves out as, agents or attorneys-in-fact of the Owner or any of its Affiliates except as expressly provided for in this Agreement. This Agreement does not create a partnership or joint venture between any of the parties hereto.
               (b) Neither this Agreement nor the performance by any of the parties of their respective obligations hereunder shall operate to convey, license or otherwise transfer from one party to another any (i) trade secrets or, (ii) except as expressly provided otherwise, patent, know-how or other intellectual property rights.
ARTICLE VII
INDEMNIFICATION
          7.1 Indemnity by the Cenac Companies. Each of the Cenac Companies, jointly and severally, agrees to indemnify each Owner Indemnified Party against, and hold each Owner Indemnified Party harmless from and against, any and all claims, actions, causes of action, proceedings, arbitrations, losses, damages, liabilities, judgments, fines, amounts, penalties, assessments and expenses (including reasonable attorneys’ fees and costs of investigation and defense) (the “Indemnified Amounts”) asserted by a Third Party or sustained or incurred by such Owner Indemnified Party with respect to a Third Party that arise from, are based on or relate or otherwise are attributable to (i) the gross negligence or willful misconduct of any Operator (or any Service Provider, agent of any Operator or other Person performing obligations of an Operator hereunder) in the performance or nonperformance of the Services or (ii) any alleged violation or violation by any Operator (or any Service Provider, agent of an Operator or other Person performing obligations of an Operator hereunder) of (A) any Laws related to the employment of labor, including Laws relating to withholding of Taxes, employee benefits, employment discrimination, harassment and retaliation or wages, hours or other fair labor standards or (B) the terms of the Cenac Company Plans; provided that the Cenac Companies shall not be obligated to indemnify the Owner Indemnified Parties to the extent that such Indemnified Amounts relate to a breach by Owner of this Agreement.
          7.2 Indemnity by the Owner. The Owner shall indemnify each Operator Indemnified Party against, and hold each Operator Indemnified Party harmless from and against, any and all Indemnified Amounts asserted by a Third Party or sustained or incurred by such Operator Indemnified Party with respect to a Third Party that arise from, are based on or relate or otherwise are attributable to the performance or nonperformance of the Services, in each case except to the extent such Indemnified Amount relates to (i) a matter for which indemnification would be provided under Section 7.1 or (ii) a breach by any Operator of this Agreement.
          7.3 General Provisions.

               (a) All claims for indemnification hereunder shall be asserted and resolved subject to and in accordance with the provisions of Section 7.5 of the Purchase Agreement.
               (b) In no event shall the Owner or any Operator be liable under this Article VII or otherwise in respect of this Agreement for exemplary, special, punitive, indirect, remote, speculative or consequential damages except to the extent an Owner Indemnified Party (in the case of liabilities of an Operator hereunder) or an Operator Indemnified Party (in the case of liabilities of the Owner hereunder) suffer such damages to a Third Party. The indemnification provisions in this Article VII shall be enforceable regardless of whether any Person (including the Person from whom indemnification is sought) alleges or proves the sole, concurrent, contributory or comparative negligence of the Person seeking indemnification or the sole or concurrent strict liability imposed upon the Person seeking indemnification.
               (c) Any indemnification payment hereunder shall be net of any third party insurance proceeds received by the Indemnified Party and the amount of indemnification payable under this Agreement shall not include the amount of any third party insurance proceeds actually recovered by the Indemnified Party with respect to a liability. If the amount to be netted hereunder from any payment by the Indemnifying Party is determined after the Indemnifying Party has already paid any amount required to be paid pursuant to this Agreement, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Agreement had such determination been made at the time of such payment.
               (d) Nothing in this Agreement shall be construed to supersede or limit the indemnification rights and obligations in the Purchase Agreement.
ARTICLE VIII
INSURANCE
          8.1 Interim Insurance. Each Cenac Company represents, warrants and agrees that (i) no insurance policy relating to the Purchased Operations or any Service Provider has, within the past six months, terminated or otherwise experienced any lapse in coverage, (ii) the Owner and its Affiliates are, as of the date hereof, named insureds under the Cenac Marine Policies, (iii) the Cenac Employer Policies include, as of the date hereof, “Alternate Employer” and “Borrowed Servant” endorsements in favor of the Owner and its Affiliates and (iv) that the Cenac Companies have and will waive and require the insurers under the Existing Cenac Policies to waive any right of subrogation or recovery against the Owner and its Affiliates. The Cenac Companies agree to carry or maintain or cause to be carried or maintained the Existing Cenac Policies (naming Owner and its Affiliates as insureds or alternate employer(s) or borrowed servant(s) and waiving subrogation as provided in the preceding sentence) until the expiration of the Interim Period. Material changes or cancellations of any Existing Cenac Policies during the Interim Period will be effective only after notice is received by the Cenac Companies from the applicable insurance company at least thirty (30) days in advance of any such change or cancellation, and the Cenac Companies agree to notify the Owner of any such change or cancellation within three (3) business days of the Cenac Companies’ receipt of notice from the applicable insurer. The insurance provided for in this Section 8.1 shall be primary insurance, and any other insurance maintained or caused to be maintained by the Owner or its Affiliates shall be excess and not contributory with such insurance. This Section 8.1 shall not be construed as a limitation on Owner’s ability to carry or maintain or cause to be carried or maintained during the Interim Period automobile liability or other insurance covering liabilities arising out of its ownership of the Purchased Operations or the Services performed by the Operators for the Owner under this Agreement.
          8.2 The Owner’s Insurance Requirements.
               (a) From the expiration of and after the Interim Period, throughout the remainder of the term of this Agreement, the Owner will carry or maintain or cause to be carried or maintained, at a minimum, the following insurance coverages:
                    (i) general liability insurance with limits of $1,000,000 combined single limit per occurrence covering liabilities arising out of the Services performed by the Operators for the Owner under this Agreement;
                    (ii) automobile liability insurance with limits of $1,000,000 combined single limit per accident/occurrence for bodily/personal injury and property damage, including coverage for all owned, hired and non-owned vehicles or automotive equipment covering liabilities arising out of the Services performed by the Operators for the Owner under this Agreement;
                    (iii) excess liability limits in the amount of $10,000,000 per occurrence in excess of the primary liability limits above;
                    (iv) protection and indemnity insurance (Form SP 23 or equivalent) on the Vessels and general liability insurance for the Purchased Operations with an overall limit of $200,000,000 per occurrence, including coverage for marine crew, pollution liability, removal of wreck, collision and tower’s liability, cargo legal liability, third-party bodily injury and property damage liability, including contractual liability coverage; and
                    (v) hull and machinery insurance (Form American Institute Hull Clauses or American Institute Tug Form where applicable or equivalent) on the Vessels for values and amounts as deemed prudent by the Owner.
The insurance provided for in this Section 8.2(a) shall be primary insurance and any other insurance maintained or caused to be maintained by the Operators or their respective Affiliates shall be excess and not contributory with such insurance. All such insurance policies shall be placed with insurers maintaining a minimum rating of A– by the A.M. Best Company or equivalent. The Owner may elect any level of retention, co-insurance or self-insurance deemed prudent and reasonable by the Owner.
               (b) With respect to each of the policies described in Section 8.2(a) above, the Owner shall waive and require its insurers to waive any right of subrogation or recovery against each Operator. With respect to each of the policies described (x) in Sections 8.2(a)(i), (ii) and (iii) above, each Operator shall be named as an additional insured in respect of the Services and the other rights and obligations provided for hereunder and (y) in Sections 8.2(a)(iv) and (v) above, each Operator shall be named as an insured in respect of the Services and the other rights and obligations provided for hereunder.
               (c) Non-renewal, material change or cancellation of policies described in Section 8.2(a) above will be effective only after written notice is received by the Owner from the applicable insurance company at least thirty (30) days in advance of any such non-renewal, change or cancellation, and the Owner shall notify Cenac Towing of any such non-renewal, change or cancellation within three (3) business days of the Owner’s receipt of such notice from the applicable insurer.
               (d) The Owner will deliver to the Operators certificates of insurance upon request.
          8.3 The Cenac Companies’ Insurance Requirements.
               (a) From the expiration of and after the Interim Period, throughout the remainder of the term of this Agreement, the Cenac Companies will carry or maintain or cause to be carried or maintained, at a minimum, workers’ compensation insurance with statutory limits in accordance with all applicable state and federal Laws, and employer’s liability insurance of $1,000,000 per accident/occurrence, including Maritime Employer’s Liability on non-marine crew personnel, including U.S. Longshoremen’s and Harbor Worker’s Compensation Act Liability (including the Outer Continental Shelf Lands Act) for statutory limits, and including “Alternate Employer” and “Borrowed Servant” endorsements in favor of the Owner and its Affiliates, covering all employees of the Cenac Companies and their respective Affiliates performing work in connection with the Services for the Owner under this Agreement. The insurance provided for in this Section 8.3(a) shall be primary insurance, and any other insurance maintained or caused to be maintained by the Owner or its Affiliates shall be excess and not contributory with such insurance. All such insurance policies shall be placed with insurers maintaining a minimum rating of A– by the A.M. Best Company or equivalent.
               (b) With respect to each of the policies described in Section 8.3(a) above, the Cenac Companies shall waive and require their insurers to waive any right of subrogation or recovery against the Owner and its Affiliates.
               (c) Non-renewal, material change or cancellation of policies described in Section 8.3(a) above will be effective only after written notice is received by the Cenac Companies from the applicable insurance company thirty (30) days in advance of any such non-renewal, change or cancellation, and the Cenac Companies shall notify the Owner of any such non-renewal, change or cancellation within three (3) business days of the Cenac Companies’ receipt of such notice from the applicable insurer.
               (d) The Cenac Companies will deliver to the Owner certificates of insurance upon request.

          8.4 Contractors. The Cenac Companies shall use reasonable efforts to require reasonable indemnification and insurance protection from contractors performing Services for the Owner to protect the Owner and its Affiliates and the Cenac Companies. All policies of insurance carried or maintained by any contractor or subcontractor performing Services shall name the Owner and its Affiliates and the Cenac Companies as additional insureds and such policies shall be required to be primary to and non-contributory with any other insurance carried or maintained by the Owner or its Affiliates or the Cenac Companies.
          8.5 Liability. The limits set forth in Sections 8.2(a) and 8.3(a) shall not be construed to limit the Owner’s or the Cenac Companies’ liability, respectively. The Operators acknowledge that the Excluded Liabilities include any liability or obligation arising out of or relating to the Existing Cenac Policies prior to the Closing.
          8.6 Costs and Reimbursement; Handling of Claims. All of the Owner’s costs with respect to insurance required by Section 8.2, including deductible amounts and premiums, will be borne by the Owner. The Cenac Companies’ costs with respect to insurance required by Sections 8.1 and 8.3, including deductible amounts and premiums, shall be reimbursed or paid by the Owner in accordance with and to the extent provided in the Accounting Procedures. The Operators and the Owner agree promptly to perform all necessary functions to assert claims pursuant to the respective policies provided for in this Article VIII, including providing all necessary documentation to the applicable insurers during the claims process and informing the other party of the status of any claims involving such other party upon the reasonable request of such other party.
ARTICLE IX
TERM AND TERMINATION
          9.1 Term. This Agreement shall be in effect from the Closing Date and shall thereafter continue until termination as of the second anniversary of the Closing Date unless sooner terminated in accordance with Section 9.2 or Section 9.3 below.
          9.2 Termination or Reduction of Services by the Owner.
               (a) The Owner shall have the right to terminate this Agreement in its entirety upon the delivery of not less than ninety (90) days prior Notice to the Operators, which Notice may be given for any reason.
               (b) Notwithstanding the termination set forth in Section 9.2(a) above, the Owner shall have the right to notify the Operators at any time, and from time to time, of its desire to discontinue some (but less than all) of the Services (including Services respecting particular Purchased Operations) and, in such event, the parties shall take those steps necessary to effect such discontinuance at the earliest practicable date consistent with the standard set forth in Section 2.1(b) hereof, it being further agreed that the right of the Cenac Companies to any Direct Costs relating to the provision of such Services shall terminate effective on the date that the Operators cease to be required to perform such Services.
          9.3 Termination by the Operators. The Operators shall have the right to terminate this Agreement (i) should the Owner fail to pay any amounts owing to the Operators hereunder (unless such amounts are the subject of a Notice of dispute in accordance with Section 3.3, pending which no such failure shall be deemed to have occurred for purposes of this Section 9.3) or otherwise materially fail to fulfill its obligations hereunder, in either case if the Owner has not cured such failure within 90 days after Notice from the Operators thereof, (ii) should the Partnership fail to make the Price Protection Payment to the extent required by Section 1.6 of the Purchase Agreement (unless such payment is the subject of a good faith dispute by the Partnership, pending which no such failure shall be deemed to have occurred for purposes of this Section 9.3), if such failure has not been cured within 30 days after Notice from the Operators thereof or (iii) on or after the applicable Insurance Cancellation Date, if (A) the Owner has failed to provide the insurance coverage required by Section 8.2(a)(iv), (B) such failure has not been cured (either by reinstatement of comparable insurance or placement of a bond or other similar form of assurance for loss) prior to the Insurance Cancellation Date and (C) such failure did not result from the action or inaction of any Operator or Service Provider.
          9.4 Effect of Termination. The termination of this Agreement shall not relieve any party of its indemnity obligations under Article VII or its obligations to pay any amounts of money due and accrued hereunder prior to such termination. Upon termination, the Operators shall promptly deliver to the Owner possession and control of the Purchased Operations (including books and records) and any assets of the Owner related thereto or to the Owner’s businesses that are in the possession or under the control of the Operators in such manner and at such locations as the Owner may reasonably specify. In connection with the termination of this Agreement or any Services hereunder, the Operators shall use reasonable efforts to obtain any approvals or consents from or assist in any filings with Governmental Bodies or other Persons that may be required by Law or necessary or appropriate in the reasonable discretion of the Owner for the operation of the Purchased Operation by the Owner.
ARTICLE X
MISCELLANEOUS
          10.1 Dispute Resolution.
               (a) If a dispute, controversy or claim arises between the parties relating to the interpretation or performance of this Agreement or the grounds for the termination hereof (“Dispute”), appropriate senior executives of the Owner and the Operators who shall have the authority to resolve the matter shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies. The initial meeting between the appropriate senior executives, which shall be held within 10 business days of Notice to the other party of the Dispute in Houston, Texas or such other place as the parties may mutually agree, shall be referred to herein as the “Dispute Resolution Commencement Date.” Discussions and correspondence relating to attempted resolution of such Dispute shall be treated as confidential information developed for the purpose of settlement and shall be exempt from discovery or production and shall not be admissible. If the senior executives are unable to resolve the Dispute within 30 days from the Dispute Resolution Commencement Date, and any of the parties wishes to pursue such Dispute, then the Dispute shall be mediated by a mutually acceptable mediator within 30 days after written notice by one party to the other demanding non-binding mediation. No party may unreasonably withhold consent to the selection of a mediator. The mediation shall be held in Houston, Texas or at such other place as the parties may mutually agree. The Owner, on one hand, and the Operators, on the other hand, shall share the costs of the mediation equally, except that each party shall bear its own costs and expenses, including attorney’s fees, witness fees, travel expenses, and preparation costs.
               (b) A party may seek relief from a court of competent jurisdiction with respect to a Dispute if the parties are unable to resolve such Dispute pursuant to the provisions of Section 10.1(a) above, provided that any Dispute regarding any claim where interim relief from a court of competent jurisdiction is sought to prevent serious and irreparable injury to one of the parties or to others is not required to be negotiated or mediated prior to seeking relief from such a court, and provided further that Disputes arising out of or in connection with Article IV are not subject to this Section 10.1 and shall be resolved pursuant to the provisions of Article IV.
          10.2 Entire Agreement. This Agreement, including all schedules and exhibits hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof. This Agreement may not be modified, amended or terminated except by a written instrument specifically referring to this Agreement signed by all the parties hereto.
          10.3 Waivers and Consents. All waivers and consents given hereunder shall be in writing. No waiver by any party hereto of any breach or anticipated breach of any provision hereof by any other party shall be deemed a waiver of any other contemporaneous, preceding or succeeding breach or anticipated breach, whether or not similar. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any provisions of this Agreement.
          10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been received only if and when (a) personally delivered, (b) on the third day after mailing, by United States mail, first class, postage prepaid or by certified mail return receipt requested, addressed in each case as follows (or to such other address as may be specified by like notice) or (c) received by facsimile at the facsimile number listed below:
          If to the Owner, to:
TEPPCO Marine Services, LLC
1100 Louisiana Street, 16th Floor
Houston, Texas 77002
Attn: President
Fax:  (713) 381-3957
with a copy to:

TEPPCO Partners, L.P.
1100 Louisiana Street, 16th Floor
Houston, Texas 77002
Attn: General Counsel
Fax:  (713) 381-3957

          If to any of the Operators, to:
Cenac Towing Co., Inc.
141 Bayou Dularge Road
Houma, LA 70363
           -or-
P.O. Box 2617
Houma, LA 70361
Attn: Arlen B. Cenac, Jr.
Fax:  (985) 223-1350
with a copy to:
Duval, Funderburk, Sundbery, Lovell & Watkins P.C.
101 Wilson Avenue
Houma, LA 70364-3137
Attn: C. Berwick Duval, II
Fax:  (985) 851-1490
          10.5 Assignments, Successors and No Third-Party Rights. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that the Owner may assign any of its rights and delegate any of its obligations under this Agreement to another subsidiary of the Partnership. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the heirs, executors, administrators, successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 10.5.
          10.6 Limitation of Liability. Nothing in this Agreement shall be construed to deprive any of the Operators, the Owner or any other entity that satisfies the requirements of 46 U.S.C. Chapter 305 from claiming the right to limitation of liability against third parties provided by any applicable Law.
          10.7 Choice of Law. This Agreement shall be governed by the general maritime laws of the United States, to the extent applicable, and otherwise by the internal laws of the State of Texas (without regard to the choice of law provisions thereof).
          10.8 Jurisdiction and Venue. Without limiting the provisions of Section 7.5 of the Purchase Agreement, and subject to the provisions of Article IV and Section 10.1, the parties hereby consent to personal jurisdiction in any action brought with respect to this Agreement and the transactions contemplated hereunder in any federal or state court in Tarrant County, Texas, and the parties agree that service of process may be accomplished pursuant to Section 10.4 above. Each party hereto hereby waives its right to trial by jury in connection with any suit, action or proceeding relating to this Agreement.

          10.9 Construction; Section Headings; Table of Contents. The language used in this Agreement shall be deemed to be the language the parties hereto have chosen to express their mutual intent, and no rule of strict construction will be applied against any party hereto. The Section headings and any table of contents contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
          10.10 Severability. Any term or provision (or subpart or portion thereof) of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision (or subpart or portion thereof) of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
          10.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.
          10.12 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
          10.13 Specific Performance. The Operators acknowledge that money damages alone shall not adequately compensate the Owner in the event of a breach of this Agreement. Therefore, the Operators agree that, in addition to all remedies available at law, in equity or under this Agreement, the Owner shall be entitled to injunctive relief for the enforcement of this Agreement.
          10.14 Force Majeure.
               (a) Neither party shall be liable to the other party for its failure or delay in performing its obligations hereunder (other than its obligation to pay money) due to any contingency beyond such party’s control including acts of God, fires, floods, wars, acts of war, sabotage, terrorism, accidents, good faith compliance with applicable Laws or any other similar contingency.
               (b) The party affected by force majeure will give prompt written Notice to the other party of the nature and probable duration of the force majeure situation as well as of the termination of such force majeure situation. The party affected by force majeure will diligently use all reasonable efforts to remove the force majeure event as promptly as possible. A force majeure affecting the performance hereunder by either party shall not relieve such party of liability in the event of its concurring negligence or in the event that it fails to comply with the immediately preceding sentence to remove such event.
* * * Remainder of page intentionally left blank * * *

          IN WITNESS WHEREOF, this Agreement has been duly executed effective as of the date first written above.

TEPPCO MARINE SERVICES, LLC
By:
William G. Manias
Vice President and Chief Financial Officer

CENAC TOWING CO., INC.
By:
Arlen B. Cenac, Jr.
President

CENAC OFFSHORE, L.L.C.
By:
Arlen B. Cenac, Jr.
Managing Member

Arlen B. Cenac, Jr.

Signature page to TEPPCO-Cenac Transitional Operating Agreement

Exhibit A
Attached to and made part of
that certain Transitional Operating Agreement
dated February 1, 2008,
by and between the Owner and the Operators.
Services
          1. Operating Services
               (a) Supervising and conducting the day-to-day operation, maintenance (including preventative maintenance), safety and general efficiency of the Purchased Operations to ensure the seaworthiness and maintenance condition of the Purchased Operations in accordance with sound maritime and operating practices and applicable Law.
               (b) Arranging for, supervising and paying for general and routine repairs, alterations and maintenance of the Purchased Operations, and periodically providing the Owner with a description of such repairs, alterations and maintenance.
               (c) Preparing and retaining appropriate records and logs associated with operations and maintenance of the Purchased Operations as required by applicable Law or prudent operating practices, which records and logs shall be made available to the Owner upon reasonable request.
               (d) Purchasing the necessary stores, spares, lubricating oil, supplies and equipment, and periodically providing the Owner with a description of such stores, spares, lubricating oil, supplies and equipment.
               (e) Appointing such surveyors, supervisors, technical consultants and other support for the Purchased Operations as may be necessary from time to time.
               (f) Providing technical and shoreside support for the Purchased Operations and attending to all other technical matters necessary for the operation of the Purchased Operations.
               (g) Handling of the Purchased Operations while in ports or transiting canals either directly or by use of vessel agents.
               (h) Procuring and arranging for port entrance and clearance, pilots, vessel agents, consular approvals, and other services necessary or desirable for the management and safe operation of the Purchased Operations.
               (i) Performing all usual and customary duties concerned with the loading and discharging of cargoes at all ports.

               (j) Arranging for the prompt dispatch of each of the Vessels from loading and discharging ports and for transit through canals.
               (k) Paying all ordinary charges incurred in connection with the management of the Purchased Operations, including all canal tolls, port charges, any amounts due to any Governmental Body with respect to the crew and all duties and taxes in respect of cargo or freight (whether levied against a Vessel or the Owner).
               (l) Assisting in maintaining contacts with Governmental Bodies and communities and their representatives associated with the Purchased Operations on behalf of the Owner.
               (m) In such form and on such terms as may be requested by the Owner, promptly reporting to the Owner each Vessel’s movement, position, arrival and departure dates, material casualties and damages received or caused by each Vessel.
               (n) If the Owner requests, providing the Owner with a copy of any vessel inspection reports, valuations, surveys, insurance claims and other similar reports prepared by ship brokers, valuators, surveyors, classification societies and insurers.
               (o) Arranging and paying for any licenses, permits, franchises, registrations and similar authorizations of any Governmental Body which are necessary or used in the operation of the Purchased Operations.
               (p) Maintaining registration of the Purchased Operations under the relevant flag and in accordance with applicable Laws and registration of the Purchased Operations with the relevant classification society and other authorities as may be required for obtaining trading, canal, and other marine certificates.
               (q) Supervising and managing all operations centers relating to the Purchased Operations.
               (r) Ensuring that the applicable Laws of the flag of the Vessels and all places where any Vessels trade are satisfied in respect of manning levels, rank, qualification and certification of the crew.
               (s) Ensuring that all members of the crew are physically and otherwise capable and fit for the duties for which they are engaged.
               (t) Arranging for all transportation (including repatriation), board and lodging for the crew as and when required at rates and types of accommodations as customary in the industry.
               (u) Keeping and maintaining all administrative and financial records relating to the crew as required by applicable Law and rendering to the Owner any and all reports when, as and in such form as requested by the Owner.

               (v) Providing technical services for purposes of trouble-shooting operational problems, improving facilities and equipment performance, upgrading or repairing equipment and/or or meeting applicable regulatory or safety requirements.
          2. Environmental and other Compliance
               (a) Maintaining compliance with all Environmental Laws, all other applicable Laws, and prudent operating practices in respect of the Purchased Operations, including conducting environmental investigations and remediation activities applicable to the Purchased Operations and their operation.
               (b) Implementing safety, health, environmental, training, emergency response, spill response and other programs in connection with the operation, maintenance and repair of the Purchased Operations, in each case as may be required by prudent operating practices or under applicable Law.
               (c) Maintaining cleaning operations for the Purchased Operations, and undertaking of lawful disposal of wastes generated by such cleanup.
               (d) Making the required incident reports and notifications, performing release response actions and otherwise maintaining compliance with the Oil Pollution Act, the Comprehensive Environmental Response, Compensation and Liability Act and other relevant Environmental Laws.
               (e) Maintaining Vessel Spill Response Plans pursuant to Section 1321(j) of the Clean Water Act.
               (f) Maintaining the requisite level of financial responsibility required under one of the mechanisms established in 33 C.F.R. § 138.80, filing any and all required forms, financial statements and affidavits and performing any and all audits or certifications that may be required by such regulations.
               (g) Not taking any action that would cause the financial responsibility mechanism referred to in 2.(f) to fail or otherwise become invalid until such time that responsibility for handling the certificates of financial responsibility for all of the Purchased Operations has been transferred to the Owner.
               (h) Transferring required environmental and other Permits from the Operators to the Owner and vice versa in connection with the provision or termination of Services.
          3. Administrative Services
               (a) Providing day-to-day supervision, administrative and related services required in connection with the business and affairs of the Owner in respect of the Purchased Operations.

               (b) Maintaining all pertinent books and records relating to the business and affairs of the Owner in respect of the Purchased Operations.
               (c) Processing accounts incurred by the Owner in connection with the provision of services using the Purchased Operations.
          4. Third Party Claims
          Subject to Article VII of this Agreement, handling claims and paying damages up to $10,000 per occurrence occurring as a result of, or settling claims made in connection with, the Purchased Operations. The Operators shall promptly notify the Owner in writing whenever it reasonably believes that a claim may involve payment of more than $10,000 per occurrence, in which event, the handling of such claims shall remain the responsibility of the Operators, unless otherwise notified by the Owner; provided, however, that (i) the Operators shall not settle any such claims or pay any damages in connection therewith without the prior written consent of the Owner and (ii) in no event shall the Owner have any responsibility for the resolution of any claims made under any of the Cenac Company Plans.
          5. Marketing Services
               (a) Engaging in such marketing and promotional activities for the benefit of the Owner with respect to the Purchased Operations for the purpose of maintaining and expanding the utilization of the Purchased Operations by existing and potential customers.
               (b) Maintaining for marketing-related purposes for the benefit of the Owner such ongoing communications with current and potential customers using the Purchased Operations, including holding periodic meetings with customers.
          6. Financial Reporting and General Accounting
               (a) Assisting the Owner with year-end financial audits and quarterly financial reviews performed by the Owner’s independent accountants with respect to the Purchased Operations.
               (b) In coordination with the Owner, closing the books relating to the Services monthly, including without limitation preparing manual and automatic journal entries, inputting journal entries and/or vouchers, preparing, adjusting and reclassifying journal entries, reviewing and reconciling account balances and maintaining accounting internal controls in accordance with GAAP and the Owner’s policies.
               (c) In coordination with the Owner, managing the accounting policy and procedures documentation process, recommending and implementing accounting process improvements and assisting the Owner with changes that affect accounting and financial reporting.

               (d) Maintaining and validating inventory costs, reconciling physical inventory to book inventory monthly, processing inventory-related adjustments and updating posting of additions and uses of inventory.
               (e) Processing employee payroll (including tax filing and payments, reconciling payroll register to general ledger monthly, and check distribution) and benefits transactions and expense reports in coordination with the monthly close process.
               (f) Preparing and delivering the following financial reports and information relating to the Purchased Operations by the tenth (10th) business day of the following month along with other information reasonably requested by the Owner:
(i)	balance sheet;

(ii)	income statement;

(iii)	trial balances in electronic format to be agreed upon with the Owner;

(iv)	accounts receivable aging report;

(v)	accounts payable detail;

(vi)	capital expenditure detail in format to be agreed upon with the Owner; and

(vii)	revenue by customer.
               Beginning 90 days after the date hereof, the Operators will prepare reasonable estimates of the above-referenced financial information by the seventh (7th) business day of the following month along with other information reasonably requested by the Owner.
          7. Accounts Receivable and Billing
               (a) Maintaining appropriate records for all customers, performing billing processes (preparing sales invoices and monthly customer statements as appropriate), reporting related tax information, processing and reconciling payments to billings, reconciling accounts to the general ledger monthly and, in coordination with the Owner, responding to customer account inquiries.
               (b) In cooperation with the Owner, establishing valuation reserves for bad debts and conducting accounts receivable collection efforts and credit checks.
          8. IT Services
          Providing the use, support, maintenance (including general hardware/software troubleshooting, training, license/copyright compliance and preventative system maintenance), system backup and recoveries, database management, security administration (including systems procedures and controls documentation) for any technical systems and services related to the operation of the Purchased Operations.

          9. Audits
          Making available all information required for any federal, state or local regulatory agency audits relating to the Purchased Operations and cooperating with the Owner in responding to any such audits.
          10. Transition Services
          Providing such services relating to legal, accounting, human resources, treasury, tax, audit, information technology, finance and financial reporting, accounts receivable and billing and other services as directed by the Owner, from time to time, to facilitate and support the transition of the operation and maintenance of the Purchased Operations from the Operators to the Owner and the Owner’s designee(s).

Exhibit B
Attached to and made part of
that certain Transitional Operating Agreement
dated February 1, 2008,
by and between the Owner and the Operators.
Accounting Procedures
          This Exhibit shall govern the accounting procedures with regard to the billing costs incurred in connection with the performance by the Operators of the Services pursuant to this Agreement. These Accounting Procedures shall be effective throughout the term of this Agreement.
          1. General Provisions
               (a) Adjustments: Except as otherwise provided in this Agreement, the Owner’s payment of any invoices submitted by the Cenac Companies shall not prejudice the right of the Owner to protest or question the correctness or appropriateness thereof; provided, however, all invoices and statements rendered to the Owner under the Agreement shall conclusively be presumed to be true and correct after twenty (24) months following termination of the Agreement, unless prior to the end of said twenty-four month period the Owner takes written exception thereto and makes a claim against the Cenac Companies for adjustment.
               (b) Financial Records: The Cenac Companies shall maintain accurate books and records in accordance with this Agreement, GAAP and the prescribed accounting requirements or system of accounts mandated by any Governmental Body having jurisdiction over either of the Cenac Companies, the Owner or their respective businesses.
               (c) Accounts Receivable: The Owner or its Affiliate shall designate one or more bank or other financial institution accounts as operating accounts for the receipt of payment of accounts and other receivables payable to the Owner in respect of the Purchased Operations. The Owner or its Affiliates shall own and control such accounts. The Operators shall cooperate with the Owner in order to provide customers and other payees with payment instructions in connection with payments of accounts and other receivables.
               (d) Accounts Payable: The Owner or its Affiliate shall designate one or more bank or other financial institution accounts as operating accounts for the payment of certain Direct Costs. The Owner or its Affiliates shall own such accounts and shall provide the Operators with authority to issue checks and otherwise make payments therefrom in respect of Direct Costs properly invoiced or documented for payment or reimbursement, as the case may be.
          2. Determination of Costs, Expenses and Expenditures. Subject to the limitations and determinations hereinafter prescribed and the provisions of this

Agreement, the Cenac Companies shall be paid by the Owner a monthly fee for services provided and reimbursement for or payment of costs, expenses and expenditures incurred by or on behalf of the Cenac Companies in connection with the provision of the Services. Such payment shall include the Service Fee described below in Section 3, any necessary Direct Costs as described below in Section 4 and any Overhead Costs as described below in Section 5. It is the intent of the parties that services provided by Service Providers shall be billed by the Cenac Companies on a Direct Cost basis pursuant to Section 4 of this Exhibit B to the extent that it is feasible to measure and account for the services directly provided by such Service Providers to the Owner, by means of the accounting and internal control systems of the Owner and its Affiliates or by other methods approved by the Owner; and that Services not feasible to measure and account for on a Direct Cost basis shall be billed by the Cenac Companies as part of the Overhead Costs.
          3. Service Fee. The Owner shall pay the Cenac Companies a monthly fee for services performed pursuant to this Agreement of $41,666.67, prorated for partial months (the “Service Fee”).
          4. Direct Costs. The Owner shall reimburse or pay, as applicable, the following costs and expenses to the extent incurred by the Operators in providing the Services (“Direct Costs”):
               (a) Salaries, Wages and Other Labor Costs: The salaries, wages and other labor costs (as specified below) of Employees (other than Stockholder) and other Service Providers directly engaged in and attributable to the provision of Services on a full-time basis (including any amounts paid as salaries, wages and labor costs of others temporarily employed in connection therewith). For purposes of the preceding sentence, “labor costs” shall include the cost to the Cenac Companies of fringe benefits, including group life insurance, hospitalization, disability, savings and contributions to retirement and other benefit plans and the cost of holiday, vacation, sickness and jury service benefits and other customary allowances for time not worked, for persons whose salaries and wages are chargeable under this clause (a), but not including severance, pension or early retirement benefits. Notwithstanding the foregoing, in no event shall the Owner be responsible for or have any obligation to reimburse either of the Cenac Companies (i) for any costs or liabilities incurred as a result of any violation of applicable Law or any error by either of the Cenac Companies in the course of operating or maintaining its employee compensation benefit plans and arrangements, including any excise taxes, penalties or similar liabilities incurred as a result of a violation of the Code, ERISA or the FLSA or (ii) for any increases in such costs or liabilities materially in excess of the increases experienced or implemented by similar companies in the marine transportation business.
               (b) Payroll Taxes: Expenditures or contributions made by the Cenac Companies pursuant to assessments imposed by applicable Law, such as FICA taxes and federal or state unemployment taxes, which are applicable to salaries and wages chargeable under clause (a) above; provided, however, that in no event shall the Owner or any of its Affiliates be responsible for additional Taxes, interest or penalties of any kind resulting from any failure of either of the Cenac Companies or any of their respective

Affiliates to (i) properly classify a Service Provider for purposes of any Law, (ii) timely pay any applicable Taxes or (iii) otherwise comply with applicable Laws.
               (c) Materials, Supplies, Tools and Miscellaneous Equipment: Any materials, supplies, tools and miscellaneous equipment purchased or furnished by the Cenac Companies for the benefit of the Owner shall be priced at cost. For equipment or materials that are transported to a location by the Cenac Companies for the benefit of the Owner, any costs or expenses incurred by the Cenac Companies in connection therewith shall be priced at cost.
               (d) Reimbursable Expenses of Employees: The Cenac Companies shall bill the Owner for reasonable out-of-pocket personal expenses of its (or its Affiliates’) employees in the performance of the Services on behalf of the Owner and which are reimbursable under the terms of either of the Cenac Companies’ official policy governing reimbursable employee expenses.
               (e) Outside Services: The cost of outside services and expertise, including legal, accounting and engineering fees, and fees from consultants, to the extent that the outside services rendered were for the benefit of the Owner in connection with providing the Services.
               (f) Damages and Losses: To the extent not covered by insurance, all costs or expenses necessary for the repair or replacement of any Purchased Operations made necessary because of damages or losses incurred by fire, flood, earthquake, storm, theft, oil spills, accident, or other cause. The Cenac Companies shall furnish the Owner Notice of damages or losses incurred as soon as practicable after a report thereof has been received by the Owner.
               (g) Insurance: Subject to Section 8.5, all costs and expenses, including deductibles and premiums, incurred by the Cenac Companies in connection with maintaining the Cenac Marine Policies during the Interim Period. With respect to the Cenac Employer Policies (during the Interim Period) and the policies provided for in Section 8.3, and subject in each case to Section 8.5, the costs and expenses incurred in connection with maintaining such policies with respect to Service Providers in their capacities as such, determined by pro rating such costs and expenses in the same proportion as the number of Service Providers then providing Services bears to the total number of persons to which such policies relate.
          5. Overhead Costs: Overhead costs consist of costs and expenses incurred by the Operators in providing the Services other than Direct Costs described in Section 4 above, including the salaries, wages and other labor costs of Employees (other than Stockholder) and other Service Providers engaged in and attributable to the provision of Services on less than a full-time basis, mailing and stationary, computer and data processing, office administration and maintenance and the use of office equipment. Such overhead costs will be charged as a lump sum, fixed monthly fee of 5% of the Direct Costs described in Sections 4(a), (b), (c) and (d) of this Exhibit B for such month, excluding any capital expenditures (the “Overhead Costs”) and shall be paid in monthly installments by the Owner in accordance with the billing and payment provisions of Article III of the Agreement.

Exhibit C
Attached to and made part of
that certain Transitional Operating Agreement
dated February 1, 2008,
by and between the Owner and the Operators.
Alabama, Arkansas, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Minnesota, Mississippi, Missouri, Nebraska, North Carolina, Ohio, Oklahoma, Pennsylvania, South Carolina, South Dakota, Tennessee, Texas, Virginia, West Virginia, Wisconsin and the following parishes in the State of Louisiana:

Acadia	Iberia	St. Charles
Allen	Iberville	St. Helena
Ascension	Jackson	St. James
Assumption	Jefferson	St. John the Baptist
Avoyelles	Jefferson Davis	St. Landry
Beauregard	La Salle	St. Martin
Bienville	Lafayette	St. Mary
Bossier	Lafourche	St. Tammany
Caddo	Lincoln	Tangipahoa
Calcasieu	Livingston	Tensas
Caldwell	Madison	Terrebonne
Cameron	Morehouse	Union
Catahoula	Natchitoches	Vermilion
Claiborne	Orleans	Vernon
Concordia	Ouachita	Washington
De Soto	Plaquemines	Webster
East Baton Rouge	Pointe Coupee	West Baton Rouge
East Carroll	Rapides	West Carroll
East Feliciana	Red River	West Feliciana
Evangeline	Richland	Winn
Franklin	Sabine
Grant	St. Bernard

C-1

EXHIBIT D
Form of Legal Opinion to the Seller Parties
          1. Buyer is validly existing as a limited liability company in good standing under the Delaware Limited Liability Company Act (the “Delaware LLC Act”), with limited liability company power and authority to execute, deliver and perform its obligations pursuant to the Agreement and the Transitional Operating Agreement.
          2. The Partnership is validly existing as a limited partnership in good standing under the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), with limited partnership power and authority to execute, deliver and perform its obligations pursuant to the Agreement and to issue and deliver the Closing Limited Partner Units as contemplated by the Agreement.
          3. The Agreement has been duly authorized, executed and delivered by the Partnership and the Buyer, and the Transitional Operating Agreement has been duly authorized, executed and delivered by Buyer.
          4. The Closing Limited Partner Units and the limited partner interests represented thereby have been duly authorized by the Partnership and, when issued and delivered to the Seller Parties against receipt of the consideration therefor in accordance with the terms of the Agreement, will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303 and 17-607 of the Delaware LP Act and otherwise by matters described in the Form 8-A/A under the caption “Our Partnership Agreement— Limited Liability”).
          5. None of (a) the execution, delivery and performance of the Agreement by the Partnership or the consummation by the Partnership of the transactions contemplated thereby or (b) the execution, delivery and performance of the Agreement or the Transitional Operating Agreement by Buyer or the consummation by Buyer of the transactions contemplated thereby constitutes or will constitute a violation of the certificate of limited partnership or agreement of limited partnership of the Partnership or the certificate of formation or limited liability company agreement of Buyer, as the case may be.
          In rendering such opinions, such counsel may, (A) with respect to the opinions expressed in paragraphs 1 and 2 above, state that they have relied solely upon certificates provided by the Secretary of State of the State of Delaware, (B) with respect to the opinions expressed in paragraph 4 above, state that they have assumed that certificates for the Closing Limited Partner Units have been duly countersigned by a transfer agent and duly registered by a registrar of the Closing Limited Partner Units and (C) state that their opinion is limited to the Delaware LLC Act and the Delaware LP Act.

EXHIBIT E
States and Parishes in the Restricted Territory
Alabama, Arkansas, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Minnesota, Mississippi, Missouri, Nebraska, North Carolina, Ohio, Oklahoma, Pennsylvania, South Carolina, South Dakota, Tennessee, Texas, Virginia, West Virginia, Wisconsin and the following parishes in the State of Louisiana:

Acadia	Iberia	St. Charles
Allen	Iberville	St. Helena
Ascension	Jackson	St. James
Assumption	Jefferson	St. John the Baptist
Avoyelles	Jefferson Davis	St. Landry
Beauregard	La Salle	St. Martin
Bienville	Lafayette	St. Mary
Bossier	Lafourche	St. Tammany
Caddo	Lincoln	Tangipahoa
Calcasieu	Livingston	Tensas
Caldwell	Madison	Terrebonne
Cameron	Morehouse	Union
Catahoula	Natchitoches	Vermilion
Claiborne	Orleans	Vernon
Concordia	Ouachita	Washington
De Soto	Plaquemines	Webster
East Baton Rouge	Pointe Coupee	West Baton Rouge
East Carroll	Rapides	West Carroll
East Feliciana	Red River	West Feliciana
Evangeline	Richland	Winn
Franklin	Sabine
Grant	St. Bernard

EXHIBIT F
Example Built-In Gain Indemnity Calculation
     Assumptions:
     (1) Cenac Towing makes an S election, effective on or before July 1, 2008;
     (2) Buyer purchases the Towing Assets from Cenac Towing on February 1, 2008 in exchange for cash, the Towing Limited Partner Units and the assumption of certain liabilities of Cenac Towing;
     (3) Pursuant to Section 5.11 of the Agreement, each Towing Asset acquired from Cenac Towing is treated for federal income tax purposes as in part sold to the Partnership in a Taxable Sale and in part contributed to the Partnership in a Contribution; the portions of the Towing Assets treated as part of a Taxable Sale are referred to as the “Purchased Towing Assets” and the portions of the Towing Assets treated as part of a Contribution are referred to as the “Contributed Towing Assets;”
     (4) On the Closing Date, the aggregate fair market value of the portions of the Contributed Towing Assets exceeds the aggregate tax basis of the Contributed Towing Assets by $100 million;
     (5) In 2010, Cenac Towing sells 20% of the Towing Limited Partner Units;
     (6) In 2013, the Partnership sells 100% of the Towing Assets; the portion of the Partnership’s gain on that sale that is attributable to the Contributed Towing Assets exceeds $100 million; and
     (7) In 2013, the maximum federal income tax rate on corporations is 35%.
Built-In Gain Indemnity calculation with respect to the Taxable Sale and Contribution in 2008: $0.
Built-In Gain Indemnity calculation with respect to the sale of Towing Limited Partner Units in 2010: $0.
Built-In Gain Indemnity calculation with respect to the sale of Contributed Towing Assets in 2013: ($100,000,000 Asset Gain Amount x 80% retained Towing Limited Partner Units x 35% maximum corporate tax rate)/(100% — 35% maximum corporate tax rate) = $43,076,923
The foregoing example is solely for illustrative purposes and is not intended to take into account all factors that may be relevant to the calculation of the indemnity in a particular situation. As of the date of the Agreement, no determination has been made of the allocation of liabilities assumed, or other consideration paid, between Taxable Sales and Contributions under Section 5.11 of the Agreement or of the amount of any gain that might be realized by Cenac Towing under any circumstances. In the event of any inconsistency between this Exhibit and the Agreement or any provision thereof, the Agreement shall control.